As filed with the Securities and Exchange Commission on November 17, 2020

Registration No. 333-249890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TATTOOED CHEF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38615	82-5457906
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6305 Alondra Blvd.

Paramount, California 90723

(562) 602-0822

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Salvatore Galletti

Chief Executive Officer

Tattooed Chef, Inc.

6305 Alondra Blvd.

Paramount, California 90723

(562) 602-0822

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ellis Wasson, Esq.

Gregg Amber, Esq.

Rutan & Tucker, LLP

18575 Jamboree Road, Suite 900

Irvine, CA 92612

Phone (714) 662-4619

Fax (714) 546-9035

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(4)
Common stock, $0.0001 par value per share	46,605,329	(5)	$17.21	(2)	$802,077,712.09	(2)	$87,506.68
Warrants to purchase common stock	655,000	(6)	$—		—	(3)	—	(3)
Common stock, $0.0001 par value per share, underlying the Public Warrants	20,000,000	(7)	$17.21	(2)	$344,200,000.00	(2)	$37,552.22
Total					$1,146,277,712.09		$125,058.90

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on October 30, 2020 (this date being the date for which the initial filing fee was calculated and which was within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission), as reported on the Nasdaq Capital Market.
(3)	No separate fee due in accordance with Rule 457(i).
(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)	46,605,329 shares of common stock registered for sale by the Selling Securityholders named in this registration statement, which includes (i) up to 39,470,329 shares of common stock that are held by the Ittella Parent Stockholders (as defined below), (ii) up to 5,000,000 Founders Shares, (iii) up to 825,000 shares issuable to principals of our financial advisor pursuant to a contract entered into by us and those principals, (iv) up to 655,000 shares of common stock that were a constituent part of the units (as defined below), and (v) up to 655,000 shares of common stock issuable upon the exercise of Private Placement Warrants (as defined below).
(6)	Represents the resale of 655,000 Private Placement Warrants.
(7)	20,000,000 shares of common stock issuable upon the exercise of the Public Warrants (as defined below), based on the number of Public Warrants outstanding on as of October 30, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 17, 2020

TATTOOED CHEF, INC.

66,605,329 Shares of Common Stock
655,000 Warrants to Purchase Common Stock

The selling securityholders named in this prospectus may offer and sell from time to time up to 46,605,329 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 655,000 shares of common stock, consisting of:

●	up to 5,000,000 Founders Shares (as defined below) issued in a private placement to the Sponsor (as defined below) and subsequently distributed to the Sponsor’s members;

●	up to 555,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●	up to 100,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the IPO underwriters;

●	up to 655,000 shares of common stock issuable upon exercise of the Private Placement Warrants;

●	up to 39,570,329 shares of common stock held by the Ittella Parent Stockholders and the IPO underwriters;

●	up to 825,000 shares of common stock issuable to principals of the Company’s financial advisor pursuant to a contract entered into by the Company and those principals; and

●	up to 655,000 shares of common stock that were a constituent part of the units (as defined below).

In addition, this prospectus relates to the offer and sale of up to 20,000,000 shares of common stock that are issuable by us upon the exercise of the Public Warrants (as defined below), which were previously registered.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or warrants. See “Plan of Distribution” beginning on page 61 of this prospectus.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “TTCF” and “TTCFW”, respectively. On October 30, 2020, the last reported sales price of our common stock was $17.15 per share and the last reported sales price of our warrants was $6.25 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2020.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	our ability to maintain the listing of our common stock on Nasdaq;
●	our ability to raise financing in the future;
●	our ability to successfully acquire and integrate new operations;
●	market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel;
●	our ability to obtain raw materials on a timely basis or in quantities sufficient to meet the demand for its products;
●	our ability to grow and our customer base;
●	our ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;
●	our expectations regarding future expenditures;

●	our ability to attract and retain qualified employees and key personnel;

●	our ability to retain relationship with third party suppliers;

●	our ability to compete effectively in the competitive packaged food industry;

●	our ability to protect and enhance our corporate reputation and brand;

●	the impact of future regulatory, judicial, and legislative changes in our industry;

●	our ability to address other factors detailed herein under the section entitled “Risk Factors”.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe the information forms a reasonable basis for such statements, the information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

ii

SELECTED DEFINITIONS

In this document:

“Adjustment Shares” means shares of common stock held in the Adjustment Escrow Account (as defined in the Merger Agreement) and released, if applicable, pursuant to the Merger Agreement.

“Business Combination” means the business combination between Ittella Parent and Forum, consummated on October 15, 2020

“Closing” means the closing of the Business Combination.

“Forum” means Forum Merger II Corporation, which was our name prior to the Business Combination.

“Forum IPO” or “IPO” means Forum’s initial public offering.

“Founders Shares” means 5,000,000 Class B common stock of Forum owned by Sponsor which, upon the closing of the Business Combination, converted on a one-for-one basis into common stock. The Founders Shares were distributed to the members of the Sponsor.

“IPO underwriters” means Jefferies LLC and EarlyBirdCapital, Inc.

“Ittella Parent” means Myjojo, Inc., a Delaware corporation.

“Ittella Parent Stockholder” means a holder of Ittella Parent’s common stock, par value $0.001 per share, or Class A or Class B special stock prior to the Business Combination.

“Merger Agreement” means the Merger Agreement, dated as of June 11, 2020, by and among Forum, Sprout Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Forum (“Merger Sub”), Ittella Parent and Salvatore Galletti, in his capacity as the holder representative, as amended by the First Amendment dated August 10, 2020. Copies of the Merger Agreement and First Amendment are available at https://www.sec.gov/Archives/edgar/data/1741231/000121390020014888/ea122974ex2-1_forummerger2.htm and https://www.sec.gov/Archives/edgar/data/1741231/000121390020021451/ea125339ex2-1_forummer2.htm.

“Public Warrants” means the warrants included in the units issued in the Forum IPO, each of which is exercisable for one share of Class A common stock, in accordance with its terms, and which shares of Class A common have been converted on a one-for-one basis into common stock.

“Private Placement Shares” means the shares of common stock included in the private placement units.

“Private Placement Units” means the 655,000 units issued in the concurrent private placement at the time of the Forum IPO to the Sponsor and the IPO underwriters, of which 555,000 are held by the Sponsor and 100,000 are held by the IPO underwriters, with each unit comprising one Private Placement Share and one Private Placement Warrant.

“Private Placement Warrants” means the warrants included in the private placement units issued in the concurrent private placement at the time of the IPO, with each warrant entitling its holder to purchase one share of common stock at a price of $11.50 per share, in accordance with its terms.

“Public Warrants” means the warrants included in the units issued in Forum’s IPO, each of which is exercisable for one share of common stock, in accordance with its terms.

“Selling Securityholders” means the selling securityholders named in this prospectus.

“Sponsor” means Forum Investors II, LLC.

“Warrant Agreement” means the Warrant Agreement, dated August 2, 2018, by and between Forum and Continental Stock Transfer & Trust Company, in its capacity as warrant agent for Forum.

“warrants” means the “Private Placement Warrants” and the “Public Warrants.”

“units” means the units of Forum, each consisting of one share of common stock and one public warrant of Forum, whereby each public warrant entitles the holder thereof to purchase share of common stock at an exercise price of $11.50 per share of common stock, sold in the Forum IPO. Prior to the Closing, each unit of Forum consisted of one share of Class A common stock and one warrant of the Company, whereby each warrant entitled the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share. Upon the Closing, each unit was split into one warrant and one share of common stock.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision. The “Company,” “Tattooed Chef,” “we,” “our,” “us” or similar terms mean Tattooed Chef, Inc. and our consolidated subsidiaries. All references to “Forum” refer to the Company before the Closing.

General

We are a rapidly-growing plant-based food company offering a broad portfolio of innovative frozen foods. We supply plant-based products to leading retailers in the United States, with signature products such as ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower crust pizza. Our products are available both in private label and our “Tattooed Chef™” brand in the frozen food section of retail food stores. According to National Frozen & Refrigerated Foods Association, in the 52 weeks ended June 29, 2019, sales of frozen food products in North America totaled approximately $55 billion, an increase of approximately $918 million compared to the comparable period for 2018.

We believe our innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. Various industry studies indicate that consumers want healthier and more convenient food options. As of September 30, 2020, our products were sold in approximately 7,200 retail outlets in the United States. Our brand strategy is to introduce the attributes of a plant-based lifestyle to build a connection with a broad array of consumers that are seeking delicious, sustainably sourced, plant-based foods. Our diverse offering of plant-based meals includes certified organic, GMO-free, certified Kosher, gluten-free, as well as plant protein elements that we believe provide health conscious consumers an affordable, great tasting, clean label food option.

To capture this significant market opportunity, we focus on manufacturing, product innovation and distinctive flavor profiles that appeal to a broad range of consumers. We create and develop new products to address emerging market demands and food trends for healthy, plant-based foods. We also seek to create what we believe are unique meals and snacks by taking regular or “plain” versions of our products and integrating spices and flavors. We believe that our track record of delivering innovative food concepts in both branded and private label has strengthened and expanded relationships with our existing customers and as well as attracting new customers. As of September 30, 2020, we have approximately 100 plant-based food concepts and recipes that are under development.

We are led by our President and CEO, Salvatore “Sam” Galletti, who has over 35 years of experience in the food industry as both a manager and an investor, and Sarah Galletti, our Creative Director and the creator of the Tattooed Chef brand, who was instrumental in changing our focus to plant-based food products in 2017.

We continue to experience strong revenue growth over prior periods. Revenue increased to $84.9 million in twelve month period ended December 31, 2019 (“Fiscal 2019”) as compared to $47.3 million in the twelve month period ended December 31, 2018 (“Fiscal 2018”), representing a year over year growth rate of 79.5%, and increased to $108.9 million in the nine month period ended September 30, 2020 as compared to $58.1 million in the nine month period ended September 30, 2019, representing a period over period growth rate of 87.4%. We generated Adjusted EBITDA of $7.0 million in Fiscal 2019 as compared to $0.3 million in Fiscal 2018, and $10.6 million in the nine month period ended September 30, 2020 as compared to $4.7 million in the nine month period ended September 30, 2019. We generated net income of $5.6 million in Fiscal 2019 as compared to a loss of $0.3 million in Fiscal 2018, and $3.9 million in the nine month period ended September 30, 2020 as compared to $3.4 million in the nine month period ended September 30, 2019. See “Ittella Parent Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion on Adjusted EBITDA as a non-GAAP measure and a reconciliation to net income, the most closely comparable GAAP measure.

Corporate Information

Forum was incorporated in Delaware in May 2018 as a blank check company under the name Forum Merger II Corporation. Our principal executive offices are located at 6305 Alondra Blvd., Paramount, California 90723, and our telephone number is (562) 602-0822. Our corporate website address is www.tattooedchef.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

On October 15, 2020, Forum and Ittella Parent consummated the transactions contemplated by the Merger Agreement, following the approval at the special meeting of the stockholders of Forum held on October 15, 2020, with Ittella Parent continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. In connection with the closing of the Business Combination, we changed our name from Forum Merger II Corporation to Tattooed Chef, Inc.

The Offering

Securities offered by the Selling Securityholders

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 46,605,329 shares of common stock and warrants to purchase 655,000 shares of common stock, which includes:

●     up to 5,000,000 Founders Shares issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●   up to 555,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●   up to 100,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the IPO underwriters;

●    up to 39,570,329 shares of common stock held by the Ittella Parent Stockholders and the IPO underwriters, including the Adjustment Shares;

●     up to 825,000 shares of common stock issuable to principals of the Company’s financial advisor pursuant to a contract entered into by the Company and those principals; and

●     up to 655,000 shares of common stock that were a constituent part of the units (as defined below).

In addition, we are registering 20,000,000 shares of common stock issuable upon exercise of the Public Warrants that were previously registered.

TERMS OF THE OFFERING	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.

Shares outstanding prior to the offering	As of November 12, 2020, we had 65,118,913 shares of common stock issued and outstanding(1).

Shares outstanding after the offering	85,773,913 shares of common stock (assuming the exercise for cash of warrants to purchase 20,655,000 shares of common stock).

Use of proceeds	We will not receive any of the proceeds from the sale of the warrants or shares of common stock by the Selling Securityholders except with respect to amounts received by us due to the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

Nasdaq ticker symbol	Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “TTCF” and “TTCFW,” respectively.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 61.

(1) Includes 100,000 Adjustment Shares held in escrow, which may be released pursuant to the merger consideration adjustment provisions in the Merger Agreement. The determination of whether any Adjustment Shares are to be released has not been made as of the date of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, before deciding whether to purchase any of our securities. If any of these risks actually occur, it could harm our business, financial condition, results of operations and cash flows and our prospects. In that event, the price of our securities could decline and you could lose part or all of your investment.

Risk Factors Related Our Business and Industry

Failure to retain our senior management may adversely affect operations.

Our success is substantially dependent on the continued service of certain members of senior management, including Salvatore “Sam” Galletti, our founder, President and Chief Executive Officer, Stephanie Dieckmann, our Chief Operating Officer, Sarah Galletti, the “Tattooed Chef” and our Creative Director. These executives have been primarily responsible for determining the strategic direction of our business and for executing our growth strategy and are integral to our brand, culture, product development and the reputation we enjoy with suppliers, co-manufacturers, distributors, customers and consumers. In particular, Ms. Galletti is responsible for leading our branding initiatives, creative strategy, and product development, and there is no other current employee who can lead these functions if Ms. Galletti is unable to provide these services to us. In addition, Mr. Galletti and Ms. Galletti have historically been the primary sales and marketing contacts for our customers. The loss of the services of any of these executives could adversely affect our business, relationship with key customers and suppliers, branding, creative strategies, and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause the price of any of our publicly traded securities to decline. We do not currently carry key-person life insurance for any of our management team.

Food safety and food-borne illness incidents or advertising or product mislabeling may adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing operating costs and reducing demand for product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Our internal processes, training and quality control and food safety procedures and compliance may not be effective in preventing contamination of food products that could lead to food-borne illness incidents (such as e. coli, salmonella or listeria). Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell or manufacture, or involving our suppliers, could result in the discontinuance of sales of these products or our relationships with our suppliers, increased operating costs, regulatory enforcement actions or harm to our reputation. If consumers lose confidence in the safety and quality of our products or plant-based products generally, even in the absence of a recall or a product liability case, our business, financial condition and results of operations could be materially and adversely affected. Shipment of adulterated or mislabeled products, even if inadvertent, can result in criminal or civil liability. These incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of food-borne illnesses or other food safety incidents, whether real or perceived, could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by us, could compel us, our suppliers and our customers, depending on the circumstances, to conduct a recall in accordance with U.S. Food and Drug Administration (“FDA”) or Italian Ministry of Health (the “MOH”) regulations, comparable state and locality laws, or international laws. If we are found to be out of compliance with respect to food safety regulations, an enforcement authority could issue a warning letter and/or institute enforcement actions that could result in additional costs, substantial delays in production or even a temporary shutdown in manufacturing and product sales while the non-conformances are rectified. Also, we may have to recall the product or otherwise remove the product from the market, and temporarily cease our manufacturing and distribution process, which would increase our costs and reduce our revenues. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time, potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers due to negative consumer experiences or because of an adverse impact on our brand and reputation. The costs of a recall could exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any product liability claims resulting from the failure to comply with applicable laws and regulations would be expensive to defend and could result in substantial damage awards against us or harm our reputation. Any of these events would negatively impact our revenues and costs of operations.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. Recently issued FDA regulations require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering (i.e., intentional adulteration) designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of intentional adulteration, we could face possible seizure or recall of its products and the imposition of civil or criminal sanctions, which could adversely affect our business, financial condition and operating results.

Further, if we are forced, or voluntarily elect, to recall certain products, the public perception of the quality of our food products may be diminished. We may also be adversely affected by news reports or other negative publicity, regardless of their accuracy, regarding other aspects of our business, such as public health concerns, illness, safety, security breaches of confidential consumer or employee information, employee related claims relating to alleged employment discrimination, health care and benefit issues or government or industry findings concerning our retailers, distributors, suppliers or others across the food industry supply chain.

We are subject to substantial customer concentration. If we fail to retain existing customers, derive revenue from existing customers consistent with historical performance or acquire new customers cost-effectively, our business could be adversely affected.

We are subject to substantial customer concentration risk, with five customers accounting for approximately 95% of our revenue for the year ended December 31, 2019. The five customers individually accounted for approximately 35%, 29%, 11%, 10% and 10% of our 2019 total revenues, respectively. In addition, three customers accounted for 81% of our accounts receivable for the year ended December 31, 2019. These three customers individually accounted for approximately 57%, 13%, and 11% of our 2019 total accounts receivables. Accordingly, any factor adversely affecting sales generally in these customers (such as competitive pressures, declining sales, or store closings, among others), or any reduction or elimination by these customers of carrying our products, could adversely affect our business, financial condition and the result of our operations.

Our success, and our ability to increase revenues and operate profitably, depends in part on our ability to retain and keep existing customers, particularly those noted above, engaged so that they continue to purchase products from us, and to acquire new customers cost-effectively. We intend to continue to expand our number of retail customers as part of our growth strategy. If we fail to retain existing customers and to attract and retain new customers, our business, financial condition and results of operations could be adversely affected.

Further, if customers do not perceive our product offerings to be of sufficient value, quality, or innovation, or if we fail to offer innovative and relevant product offerings, we may not be able to attract or retain customers or engage existing customers so that they continue to purchase products from us or increase the amount of products purchased from us. We may lose current customers to competitors if the competitors offer products superior to ours or if we are unable to satisfy our customers’ orders in a timely manner. The loss of any large customer or the reduction of purchasing levels or the cancellation of business from such customers could adversely impact our business. Furthermore, as retailers consolidate, they may reduce the number of branded products they offer in order to accommodate private label products and generate more competitive terms from branded suppliers competing for limited retailer shelf space. While we produce private label products and might benefit from a shift towards private label products, our long-term strategy is to grow sales of branded products. Consequently, financial results may fluctuate significantly from period to period based on the actions of one or more significant retailers. A retailer may take actions that affect us for reasons that we cannot always anticipate or control, such as the retailer’s financial condition, changes in its business strategy or operations, the introduction of competing products or the perceived quality of our products.

Our products are primarily manufactured in our Paramount, California and Prossedi, Italy facilities and any damage or disruption at these facilities may harm our business.

A significant portion of our operations are located in our Paramount, California and Prossedi, Italy facilities. A natural disaster, fire, power interruption, work stoppage, outbreaks of pandemics or contagious diseases (such as the recent coronavirus (COVID-19) pandemic) or other calamity at one or both of these facilities would significantly disrupt our ability to deliver products and operate our business. If any material amount of machinery or inventory were damaged, we may be unable to meet our contractual obligations and to predict when, if at all, we could replace or repair such machinery, which could adversely affect our business, financial condition and operating results.

In addition, we have not developed any contingency plans to address disruptions such as natural disaster, fire, power interruption, work stoppage, outbreaks of pandemics or contagious diseases, such as the current COVID-19 pandemic, or other calamity in our operations. Please see “The COVID-19 pandemic could adversely impact our business, results of operations and financial condition” for a discussion of our current response to COVID-19. If such a disruption occurs, our operations and results of operations could be harmed.

Our corporate offices, research and development functions, and certain manufacturing and processing functions are located in Paramount, California, in Southern California, and another manufacturing facility is located in Prossedi, Italy. The impact of a major natural disaster in these areas on our facilities and overall operations is difficult to predict, but a natural disaster could disrupt our business. Our insurance may not adequately cover losses and expenses in the event of such a natural disaster. As a result, natural disasters could lead to substantial losses.

Failure to introduce new products or successfully improve existing products may adversely affect our ability to continue to grow.

A key element of our growth strategy depends on our ability to develop and market new products and improvements to our existing products that meet our standards for quality and appeal to continuously changing consumer preferences. The success of our innovation and product development efforts is affected by our ability to anticipate changes in consumer preferences, accurately predict taste preferences and purchasing habits of consumers in new geographic markets, the technical capability of our innovation staff in developing and testing product prototypes (including complying with applicable governmental regulations), and the success of our management and sales and marketing teams in introducing and marketing new products. Failure to develop and market new products that appeal to consumers may lead to a decrease in growth, sales and profitability. Furthermore, if we are unsuccessful in meeting our objectives with respect to new or improved products, our business could be harmed.

Consumer preferences for our products are difficult to predict and may change, and, if we are unable to respond quickly to new trends, our business may be adversely affected.

Our business is focused on the development, manufacturing, marketing, and distribution of a portfolio of plant-based products. Consumer demand could change based on a number of possible factors, including dietary habits and nutritional values, concerns regarding the health effects of ingredients, and shifts in preference for various product attributes. If consumer demand for our products decreased, our business and financial condition would suffer. In addition, sales of plant-based products are subject to evolving consumer preferences to which we may not be able to accurately predict or respond. Consumer trends that we believe favor sales of our products could change based on a number of possible factors, including economic factors and social trends. Views towards healthy eating and plant-based products are trendy in nature, with constantly changing consumer perceptions.

Our success depends, in part, on our ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer products that appeal to their needs and preferences on a timely and affordable basis. A change in consumer discretionary spending, due to economic downturn or other reasons, may also adversely affect our sales and our business, financial condition and results of operations. A significant shift in consumer demand away from our products could reduce sales or market share and the perception of the Tattooed Chef brand, which would harm our business and financial condition.

Our revenue growth rate may not be indicative of future performance and may slow over time.

Although we have grown rapidly over the last several years, our revenue growth rate may slow over time for a number of reasons, including increasing competition, market saturation, slowing demand for our offerings, increasing regulatory costs (including costs to comply with the California Transparency in Supply Chains Act (the “Supply Chain Act”)) and challenges, the impact of COVID-19, and failure to capitalize on growth opportunities.

We currently utilize third-party suppliers for select products, including our cauliflower pizza crust. Loss of these suppliers could harm our business and impede growth.

The crust component of one of our signature products, cauliflower crust cheese pizza, is supplied by third parties. The termination of a supplier relationship may leave us with periods during which we have limited or no ability to manufacture certain products. An interruption in, or the loss of operations at, any of these manufacturing facilities, which may be caused by work stoppages, production disruptions, product quality issues, disease outbreaks or pandemics (such as the recent coronavirus (COVID-19) pandemic), acts of war, terrorism, fire, earthquakes, weather, flooding or other natural disasters, could delay, postpone or reduce production of some of our products, which could adversely affect our business, results of operations and financial condition until the interruption is resolved or an alternate source of production is secured.

We believe there are a limited number of competent, high-quality suppliers in the industry that meet our quality and control standards, and as we seek to obtain additional or alternative supply arrangements in the future, or alternatives to bring this manufacturing capability in-house, there can be no assurance that we would be able to do so on satisfactory terms, in a timely manner, or at all. Therefore, the loss of one or more suppliers, any disruption or delay at a supplier or any failure to identify and engage a supplier for products could delay, postpone or reduce production of products, which could adversely affect our business, results of operations and financial condition.

If we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business.

Our success depends in part on our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and can represent our brand effectively and establish credibility with our business partners and customers. We believe a critical component of our success has been our company culture and long-standing core values. We have invested substantial time and resources in building our team. Furthermore, as sales grow and customers are acquired, we will need to add employees to serve in the production, finance and accounting, and sales and marketing functions, as we cannot rely on Mr. Galletti and Ms. Galletti to continue to be the primary sales and marketing contacts for our customers or on Ms. Dieckmann to continue to oversee our operations without assistance. If we are unable to hire and retain employees capable of meeting our business needs and expectations, or if we fail to preserve our company culture among a larger number of employees dispersed in various geographic regions as we continue to grow and develop the infrastructure associated with being a public company, our business and brand image may be impaired. Any failure to meet staffing needs or any material increase in turnover rates of employees may adversely affect our business, results of operations and financial condition.

In order to meet demand, we rely on temporary employees procured through staffing agencies. In the future, we may be unable to attract and retain employees with the required skills, whether or not through staffing agencies, which could impact our ability to expand operations or meet customer demand.

We may be unable to sustain our revenue growth rate and, as our costs increase, generate sufficient revenue to sustain profitability over the long term.

From 2018 to 2019, our revenue grew from $47.3 million to $84.9 million, which represents a year over year growth rate of 79.5%, and from the nine months ended September 30, 2019 to the nine months ended September 30, 2020, our revenue grew from $58.1 million to $108.9 million, which represents a year over year growth rate of 87.4%. We expect that, in the future, our revenue growth rate will decline, and we may not be able to generate sufficient revenue to sustain profitability. We also anticipate that our operating expenses and capital expenditures will increase substantially in the foreseeable future as we invest to increase our customer base, expand our marketing channels, invest in distribution and manufacturing facilities, pursue expansion, hire additional employees, and enhance our technology and production capabilities. In addition, we will incur additional costs as a public company. These expansion efforts may prove more expensive than anticipated, and may not succeed in increasing revenues and margins sufficiently to offset the anticipated higher expenses. We incur significant expenses in developing our innovative products, securing an adequate supply of raw materials, obtaining and storing ingredients and other products and marketing the products we offer. In addition, many expenses, including some of the costs associated with existing and any future manufacturing facilities, are fixed. Accordingly, we may not be able to sustain profitability, and may incur significant losses in the foreseeable future.

If we fail to expand manufacturing and production capacity effectively, forecast demand for products accurately, or respond to forecast changes quickly, our business and operating results and our brand reputation could be harmed.

As demand increases, we will need to expand our operations, supply, and manufacturing capabilities. However, there is a risk that we will be unable to scale production processes effectively and manage our supply chain requirements effectively. We must accurately forecast demand for products and inventory needs in order to ensure we have adequate available manufacturing capacity and to ensure we are effectively managing inventory.

Our forecasts are based on multiple assumptions that may cause estimates to be inaccurate and affect our ability to obtain adequate manufacturing capacity and adequate inventory supply in order to meet the demand for products, which could prevent us from meeting increased customer demand and harm our brand and business.

In addition, if we overestimate demand and overbuild our capacity, we may have significantly underutilized assets and will experience reduced gross margins, and will have excess inventory that we may be required to write-down. If we do not accurately align our manufacturing capabilities and inventory supply with demand, if we experience disruptions or delays in our supply chain, or if we cannot obtain raw materials of sufficient quantity and quality at prices that are consistent with our current pricing and in a timely manner, our business, financial condition and results of operations may be adversely affected.

We may not be able to protect our intellectual property adequately, which may harm the value of our brand.

We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. Our trademarks, including “Tattooed Chef” and “People Who Give a Crop”, are valuable assets that reinforce our brand and consumers’ favorable perception of our products. We also rely on unpatented proprietary expertise, recipes and formulations and trade secret protection to develop and maintain our competitive position. Our continued success depends, to a significant degree, upon our ability to protect and preserve our intellectual property, including our trademarks, trade dress, and trade secrets. We rely on confidentiality agreements and trademark and trade secret law to protect our intellectual property rights. As of the date of this prospectus, we do not have any issued patents and have forgone pursuing any patent applications. As a result, we cannot rely on any protection provided under applicable patent laws.

Our confidentiality agreements with our suppliers who use our formulations to manufacture some products generally require that all information made known to them be kept strictly confidential. Nevertheless, trade secrets are difficult to protect. Although we attempt to protect our trade secrets, our confidentiality agreements may not effectively prevent disclosure of proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of our proprietary information or any reverse engineering. In addition, we cannot guarantee that we have entered into confidentiality agreements with all suppliers addressing each of our recipes. From time to time, we share product concepts with customers who are not under confidentiality obligations. In addition, others may independently discover our trade secrets, in which case we would not be able to assert trade secret rights against these parties.

We cannot provide assurances that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future, that third parties will not infringe upon or misappropriate any such rights, or that we own the rights to all improvements or modifications of recipes we have provided to suppliers. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of our brand and products. In addition, if we do not keep our trade secrets confidential, others may produce products with our recipes or formulations. Sophisticated suppliers and food companies can replicate or reverse engineer our recipes fairly easily. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether or not we are successful. These proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may adversely affect our business, results of operations and financial condition.

We may not be able to obtain raw materials on a timely basis or in quantities sufficient to meet the demand for our products.

Our financial performance depends in large part on our ability to purchase raw materials in sufficient quantities and of acceptable quality at competitive prices. There can be no assurance on the availability of continued supply or stable pricing of raw materials. Any of our suppliers could discontinue or seek to alter their relationship with us. While we do have commitments with many of our suppliers of raw materials, these commitments do not extend past the growing season and do not insulate our committed crops from inclement weather, insects, disease, or other harvesting problems.

Events that adversely affect our suppliers could impair our ability to obtain raw material inventory in the quantities or of a quality we desire. We currently source most of our raw materials from Italy. Though we are not dependent on any single Italian grower for our supply of a certain crop, events generally affecting these growers could adversely affect our business. Such events include problems with our suppliers’ businesses, finances, labor relations, ability to import raw materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics (such as the recent coronavirus (COVID-19) pandemic), acts of war, insect infestations, terrorism, natural disasters, fires, earthquakes, weather, flooding or other catastrophic occurrences. We continuously seek alternative sources of raw materials, but we may not be successful in diversifying the suppliers of raw materials we use in our products.

If we need to replace an existing supplier, there can be no assurance that supplies of raw materials will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to us in order for us to meet requirements, fill orders in a timely manner or meet quality standards. If we are unable to manage our supply chain effectively and ensure that our products are available to meet consumer demand, costs of goods sold could increase and sales and profit margins could decrease.

The COVID-19 pandemic could adversely impact our business, results of operations and financial condition.

The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and finally characterized it as a “pandemic” on March 11, 2020. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans, intended to control the spread of the virus.

The COVID-19 outbreak has already caused severe global disruptions. In response to the virus, Italy (where the majority of our vegetables are sourced) implemented a lockdown, which lasted from March 9, 2020 to May 18, 2020. Spain and France also implemented lockdown measures, and other countries and local governments have enacted similar policies. European Union (“EU”) nations have begun admitting residents from certain countries but, as of the date of this prospectus, residents of the United States are not allowed to enter EU nations. As a result, our U.S. management team has not travelled to Italy in 2020, as they would have done in the absence of COVID-19.

In addition, the United States has temporarily restricted travel by foreign nationals into the country from a number of places, including China, Europe, and Brazil. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, which could adversely affect the supply of, as well as the demand for, our products. Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows.

We operate production space in Paramount, California and Prossedi, Italy. As of October 31, 2020, we are aware of one employee who has tested positive for COVID-19. This employee did not exhibit serious symptoms and we do not believe that this employee contracted COVID-19 at one of our facilities. This employee, along with nine other production employees who worked in the same production room and three quality assurance employees who spent a significant amount of time in the same production room, were asked to self-quarantine for two weeks. These employees have since returned to work, as there was no significant impact to operations as a result of the situation.

While we are taking steps to comply with applicable COVID-19 guidelines (such as requiring all employees to wear masks and practice additional disinfecting measures while in our facilities), some aspects of our operations make strict compliance impossible. For example, it is not always feasible to require employees to stay at least six feet apart at all times in our facilities. As a result, there may be additional positive cases of COVID-19 among our employees. If we are forced to scale back hours of production or close these facilities in response to the pandemic, our business, financial condition and results of operations would be adversely affected.

On or around October 28, 2020, we received a letter from the State of California Department of Industrial Relations, Division of Occupational Safety and Health, which, among other things, informed us that the division received a complaint alleging that we have not strictly followed guidance from the U.S. Centers for Disease Control regarding social distancing. The division indicated in its letter to us that the division has not determined whether or not the allegation is true and that it does not intend to conduct an investigation. The letter is not a citation nor a notification of any proposed penalty. We provided a written response to this letter on November 3, 2020.

Furthermore, COVID-19 may impact customer and consumer demand. Governmental organizations, such as the U.S. Centers for Disease Control and Prevention and state and local governments, have recommended and/or imposed increased community-based interventions, including event cancellations, social distancing measures, and restrictions on gatherings of more than ten people. In the future, government authorities may impose additional restrictions on people’s movement, public gatherings and businesses. These measures could result in fewer people making trips to grocery and club stores, which could negatively affect operating results.

The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could adversely affect our business, results of operations, financial condition and cash flows.

We do not have contracts with customers that require the purchase of a minimum amount of our products.

None of our customers provide us with firm, long-term or short-term volume purchase commitments. As a result, we could have periods during which we have no or limited orders for our products, but will continue to have fixed costs. We may not be able to find new customers in a timely manner if we experience no or limited purchase orders. Periods of no or limited purchase orders for our products, particularly from one or more of our five largest customers, could adversely affect our business, financial condition and results of operations.

We may not be able to implement our growth strategy successfully.

Our future success depends on our ability to implement our growth strategy of expanding supply and distribution, improving placement of our products, attracting new consumers to our brand and introducing new products and product extensions, and expanding into new geographic markets. Our ability to implement this growth strategy depends, among other things, on our ability to:

●	manage relationships with various suppliers, brokers, customers and other third parties, and expend time and effort to integrate new suppliers, distributors and customers into our fulfillment operations;

●	continue to compete in the retail channel;

●	increase the brand recognition of Tattooed Chef;

●	expand and maintain brand loyalty;

●	develop new product lines and extensions; and

●	expand into new geographic markets.

We may not be able to do any of the foregoing successfully. Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

We may require additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product manufacturing and development, and other operations.

We plan to continue to expend substantial resources for the foreseeable future as we expand into additional markets we may choose to pursue. These expenditures are expected to include costs associated with research and development, the acquisition or expansion of manufacturing and supply capabilities, as well as marketing and selling existing and new products. In addition, other unanticipated costs may arise.

Our operating plan may change because of factors currently unknown to us, and we may need to seek additional funds sooner than planned, including through public equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we has sufficient funds for our current or future operating plans.

Our future capital requirements depend on many factors, including:

●	the number and characteristics of any additional products or manufacturing processes we develop or acquire to serve new or existing markets;

●	the expenses associated with our marketing initiatives;

●	investment in manufacturing to expand manufacturing and production capacity;

●	the costs required to fund domestic and international growth, including acquisitions;

●	the scope, progress, results and costs of researching and developing future products or improvements to existing products or manufacturing processes;

●	any lawsuits related to our products or commenced against us;

●	the expenses needed to attract and retain skilled personnel;

●	the costs associated with being a public company; and

●	the timing, receipt and amount of sales of future products.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to:

●	delay, limit, reduce or terminate our manufacturing, research and development activities or growth and expansion plans; and

●	delay, limit, reduce or terminate the expansion of sales and marketing capabilities or other activities that may be necessary to generate revenue and increase profitability.

The “Tattooed Chef” brand has limited awareness among the general public.

We have not conducted a dedicated and significant marketing campaign to educate consumers on the Tattooed Chef brand and we still have limited awareness among the general public. In addition, Tattooed Chef products are available in a limited number of retail stores in the United States.

We will need to dedicate significant resources in order to effectively plan, coordinate, and execute a marketing campaign and to add additional sales and marketing staff. Substantial advertising and promotional expenditures may be required to improve our brand’s market position or to introduce new products to the market. An increase in our marketing and advertising efforts may not maintain our current reputation, or lead to an increase in brand awareness.

Further, we compete against other large, well-capitalized food companies who have significantly more resources than we do. Therefore, we may have limited success, or none at all, in increasing brand awareness and favorability around the Tattooed Chef brand.

Maintaining, promoting and positioning this brand and our reputation will depend on, among other factors, the success of our plant-based product offerings, food safety, quality assurance, marketing and merchandising efforts, and our ability to provide a consistent, high-quality customer experience. Any negative publicity, regardless of its accuracy, could adversely affect our business. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of customers or suppliers, including adverse publicity, product recall or a governmental investigation or litigation, could significantly reduce the value of the Tattooed Chef brand and significantly damage our business, financial condition and results of operations.

If we fail to manage our future growth effectively, our business could be adversely affected.

We have grown rapidly and anticipate further growth. For example, our revenues increased from $47.3 million in 2019 to $84.9 million in 2019 and from $58.1 million in the nine months ended September 30, 2019 to $108.9 million in the nine months ended September 30, 2020. Our full-time employee count at September 30, 2020 (including employees hired through staffing agencies) is approximately 400, compared to approximately 100 at December 31, 2017. This growth has placed significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business and our product offerings will continue to place significant demands on our management and operations teams and require significant additional resources to meet our needs, which may not be available in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm our business, brand, results of operations and financial condition.

Ingredient and packaging costs are volatile and may rise significantly, which may negatively impact the profitability of our business.

We purchase large quantities of raw materials outside of the United States, including from Italy and Brazil. In addition, we purchase and use significant quantities of cardboard, film, and plastic to package our products.

Costs of ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, weather conditions, consumer demand and changes in governmental trade and agricultural programs. Volatility in the prices of raw materials and other supplies we purchase could increase our cost of sales and reduce our profitability. Moreover, we may not be able to implement price increases for our products to cover any increased costs, and any price increases we do implement may result in lower sales volumes. If we are not successful in managing our ingredient and packaging costs, if we are unable to increase our prices to cover increased costs or if these price increases reduce sales volumes, then these increases in costs could adversely affect our business, results of operations and financial condition.

Our operations in Italy may expose us to the risk of fluctuation in currency exchange rates and rates of foreign inflation, which could adversely affect our results of operations.

We currently incur some costs and expenses in Euros and expect in the future to incur additional expenses in this currency. As a result, our revenues and results of operations are subject to foreign exchange fluctuations, which we may not be able to manage successfully. There can be no assurance that the Euro will not significantly appreciate or depreciate against the U.S. dollar in the future. We bear the risk that the rate of inflation in the foreign countries where we incur costs and expenses or the decline in value of the U.S. dollar compared to these foreign currencies will increase our costs as expressed in U.S. dollars. Future measures by foreign governments to control inflation, including interest rate adjustments, intervention in the foreign exchange market and changes to the fixed value of their currencies, may trigger increases in inflation. We may not be able to adjust the prices of our products to offset the effects of inflation on our cost structure, which could increase our costs and reduce our net operating margins. While we attempt to mitigate these risks through hedging or other mechanisms, if we do not successfully manage these risks our revenues and results of operations could be adversely affected.

Our revenues and earnings may fluctuate as a result of promotional activities.

We offer sales discounts and promotions through various programs to customers which may occasionally result in reduced revenues or margins. These programs include in-store demonstrations, product discounts, temporary on shelf price reductions, off-invoice discounts, sales samples, retailer promotions, product coupons, and other trade activities we may implement in the future, depending on the customer. We anticipate needing to offer more trade and promotion discounting in order to grow the Tattooed Chef brand, primarily within the conventional retail channel. We anticipate that, at times, these promotional activities may adversely affect our revenues and results of operations.

Fluctuations in results of operations for third and fourth quarters may impact, and may have a disproportionate effect on, overall financial condition and results of operations.

Our business is subject to seasonal fluctuations that may have a disproportionate effect on our results of operations. We have historically experienced moderate revenue seasonality, with the third and fourth fiscal quarters generating higher sale amounts due to product demonstration schedules, new stock keeping unit (“SKU”) promotions and retailers allotting additional freezer space for holiday items. Any factors that harm our third and fourth quarter operating results, including disruptions in our supply chain, adverse weather or unfavorable economic conditions, may have a disproportionate effect on our results of operations for the entire year.

Litigation or legal proceedings could expose us to significant liabilities and negatively impact our reputation or business.

From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

An indirect subsidiary of ours, Ittella Italy, is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The case was brought by five relatives of the deceased worker. The five plaintiffs are seeking collectively 1,869,000 Euros from the defendants. In addition to Ittella Italy, the pest control company for which the deceased was working at the time of the accident is a co-defendant. Furthermore, under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Procedurally, the case remains in a very early stage of the litigation. Ultimately, a trial will be required to determine if the defendants are liable, and if they are liable, a second separate proceeding will be required to establish the amount of damages owed by each of the co-defendants. Both co-defendants have insurance policies that may be at issue in the case. Ittella Italy believes any required payment could be covered by its insurance policy; however it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Based on information received from its Italian lawyers, Ittella Italy believes that the litigation may continue for a number of years before it is finally resolved.

Generally, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to self-insured retentions, various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

Legal claims, government investigations or other regulatory enforcement actions could subject us to civil and criminal penalties.

We operate in a highly regulated environment with constantly evolving legal and regulatory frameworks. Consequently, we are subject to heightened risk of legal claims, government investigations or other regulatory enforcement actions. Although we have implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that our employees, temporary workers, contractors or agents will not violate our policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations or regulatory enforcement actions arising out of failure or alleged failure to comply with applicable laws and regulations could subject us to civil and criminal penalties that could adversely affect our product sales, reputation, financial condition and operating results. In addition, the costs and other effects of defending potential and pending litigation and administrative actions against us may be difficult to determine and could adversely affect our financial condition and operating results.

Failure by our transportation providers to deliver products on time, or at all, could result in lost sales.

We currently rely upon numerous third-party transportation providers for all product shipments. Our utilization of delivery services for shipments is subject to risks, including increases in fuel prices, which would increase shipping costs, employee strikes, disease outbreaks or pandemics (such as the recent COVID-19 pandemic), and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet our shipping needs, if at all. If we need to source alternative transportation methods, we may not be able to obtain terms as favorable as those we receive from the third-party transportation providers that we currently use, which in turn would increase costs and thereby adversely affect operating results.

We rely on independent certification for a number of our products.

We rely on independent third-party certifications, such as certifications of our products as “USDA organic,” “BRC,” “gluten free,” “Non-GMO” or “kosher,” to differentiate our products from others. We must comply with the requirements of independent organizations or certification authorities in order to label our products with these certifications, and there can be no assurance that we will continue to meet these requirements. The loss of any independent certifications could adversely affect our business.

We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to operate our business effectively.

We are dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the operation of its business. A failure of our information technology systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and loss of sales, causing our business to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could adversely affect our business.

Our geographic focus makes us particularly vulnerable to economic and other events and trends in the United States.

We operate mainly in the United States and sell our products primarily in the United States and, therefore, are particularly susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, and other adverse events in the United States. The concentration of our businesses in the United States could present challenges and may increase the likelihood that an adverse event in the United States would adversely affect our product sales, financial condition and operating results.

Our business could be negatively impacted by changes in the U.S. political environment.

This year will see presidential and congressional elections in the United States and there is uncertainty with respect to, among other things, legislation, regulation and government policy at the federal, state and local levels. Any of these changes could significantly impact our business as well as the markets in which we compete. Specific legislative and regulatory proposals discussed during this election year that might adversely impact us include, but are not limited to, changes to existing trade agreements, import and export regulations, tariffs, travel restrictions, customs duties, income tax regulations and the federal tax code, public company reporting requirements, environmental regulation, antitrust enforcement and regulation related to the COVID-19 pandemic.

For instance, in October 2019, the United States won a $7.5 billion arbitration award from the World Trade Organization (“WTO”), resulting from nearly 15 years of litigation related to EU subsidies to Airbus that broke WTO rules. As a result, the U.S. imposed additional tariffs of 25% on more than 150 products imported from EU countries, effective October 18, 2019, even though the Office of the United States Trade Representative (the “USTR”) had the authority to apply a 100% tariff on affected products. In June 2020, the USTR announced that it would be conducting a review of this action and will be considering modifying the list of products subject to additional duties. An increase in these tariffs (resulting in tariffs of up to potentially 100%) may impact us and our competitors similarly but if we are forced to increase our prices in order to mitigate the impact of the tariff increase, our products may become less desirable to consumers. If we do not increase our prices in response to an increase in tariffs, this could result in lower profitability.

To the extent changes in the political environment have a negative impact on us or on our markets, our business, financial condition and results of operations could be adversely affected.

If we experience the loss of one or more of our food brokers that cannot be replaced in a timely manner, results of operations may be adversely affected.

We utilize food brokers to assist in establishing and maintaining relationships with certain key customers, which represent the bulk of our revenue. We have written agreements with several different brokers, each of whom facilitates our relationship with a different key customer. Pursuant to these agreements, our brokers are entitled to a commission based on the revenue it facilitates between us and our key customer. Commissions range from 1.5% to 3.0% of sales. The loss of any one of these food brokers could negatively impact the customer relationship resulting in our business, results of operation and financial condition being adversely affected.

Identifying new brokers can be time-consuming and any resulting delay may be disruptive and costly to our business. While we believe we may be able to continue to supply these key customers without broker relationships, we believe that doing so could consume a significant amount of management’s time and attention. There is no assurance that we will be able to establish and maintain successful relationships with new brokers. We may have to incur significant expenses to attract and maintain brokers.

We rely on a single supplier for liquid nitrogen.

We rely on a sole supplier, Messer LLC, for liquid nitrogen, which is used in production to freeze products during the manufacturing process. The agreement with this supplier provides for up to 120% of our monthly requirements of liquid nitrogen and does not expire until 2025. We also believe we can obtain liquid nitrogen from an alternate supplier on commercially reasonable terms. Nonetheless, there is no guarantee that our supply of liquid nitrogen will not be disrupted due to various risks, including increases in fuel prices, employee strikes and inclement weather, or disruptions in the supplier’s operations.

Changes in existing laws or regulations, or the adoption of new laws or regulations may increase costs and otherwise adversely affect our business, results of operations and financial condition.

The manufacture and marketing of food products is highly regulated. We and our suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacture, composition and ingredients, packaging, labeling, distribution, advertising, sale, quality and safety of products, as well as the health and safety of employees and the protection of the environment.

In the United States, we are subject to regulation by various government agencies, including the FDA, Federal Trade Commission, Occupational Safety and Health Administration, laws related to product labeling and advertising and marketing, and the Environmental Protection Agency, as well as the requirements of various state and local agencies, including, the Los Angeles County Department of Public Health and California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”). We are also regulated outside the United States by various international regulatory bodies. In addition, we are subject to certain third-party private standards, including Global Food Safety Initiative (“GFSI”) related certifications such as British Retail Consortium standards. We could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements.

The regulatory environment in which we operate could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for our products may lead to an increase in costs or interruptions in production, either of which could adversely affect our operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect our business, results of operations and financial condition.

Failure by suppliers to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of our products, may disrupt our supply of products and adversely affect our business.

If our suppliers fail to comply with food safety, environmental or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. Additionally, our suppliers are required to maintain the quality of our products and to comply with our product specifications, and these suppliers must supply ingredients that meet quality standards. In the event of actual or alleged non-compliance, our supply of raw materials or finished inventory could be disrupted or our costs could increase, which would adversely affect our business, results of operations and financial condition. The failure of any supplier to produce products that conform to our standards could adversely affect our reputation in the marketplace and result in product recalls, product liability claims and economic loss. Additionally, actions we may take to mitigate the impact of any disruption or potential disruption in the supply of raw materials or finished inventory, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect our business, results of operations and financial condition.

Good manufacturing practice standards and food safety compliance metrics are complex, highly subjective and selectively enforced.

The federal regulatory scheme governing food products establishes guideposts and objectives for complying with legal requirements rather than providing clear direction on when particular standards apply or how they must be met. For example, FDA regulations referred to as Hazard Analysis and Risk Based Preventive Controls for Human Food require that we evaluate food safety hazards inherent to our specific products and operations. We must then implement “preventive controls” in cases where we determine that qualified food safety personnel would recommend that we do so. Determining what constitutes a food safety hazard, or what a qualified food safety expert might recommend to prevent such a hazard, requires evaluating a variety of situational factors. This analysis is necessarily subjective, and a government regulator may find our analysis or conclusions inadequate. Similarly, the standard of “good manufacturing practice” to which we are held in our food production operations relies on a hypothesis regarding what individuals and organizations qualified in food manufacturing and food safety would find to be appropriate practices in the context of our operations. Government regulators may disagree with our analyses and decisions regarding the good manufacturing practices appropriate for our operations.

Decisions made or processes adopted by us in producing our products are subject to after the fact review by government authorities, sometimes years after the fact. Similarly, governmental agencies and personnel within those agencies may alter, clarify or even reverse previous interpretations of compliance requirements and the circumstances under which they will institute formal enforcement activity. It is not always possible to accurately predict regulators’ responses to actual or alleged food production deficiencies due to the large degree of discretion afforded regulators. We may be vulnerable to civil or criminal enforcement action by government regulators if they disagree with our analyses, conclusions, actions or practices. This could adversely affect our business, financial condition and operating results.

We have identified material weaknesses in our internal controls over financial reporting and may not be able to establish appropriate internal controls in a timely manner. Failure to achieve and maintain effective internal controls over financial reporting could lead to misstatements in our financial reporting and adversely affect our business.

As a private company, we were not required to document and test our internal controls over financial reporting nor was our management required to certify the effectiveness of internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort. The rapid growth of our operations has created a need for additional resources within the accounting and finance functions due to the increasing need to produce timely financial information and to ensure the level of segregation of duties customary for a U.S. public company. We have identified a number of material weaknesses in our internal financial and accounting controls and procedures, including an insufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements and the need to implement an enterprise resource planning information management system to provide for greater depth and breadth of functionality and effectively manage our business data, communications, supply chain, order entry and fulfillment, inventory and warehouse management and other business processes.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement in our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, there were several material weaknesses identified in its internal control over financial reporting. The material weaknesses identified were as follows: (i) it did not design or maintain an effective control environment commensurate with financial reporting requirements due to lack of a sufficient number of accounting professionals with the appropriate level of experience and training; (ii) it did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, and monitoring controls maintained at the corporate level were not at a sufficient level of precision to provide for the appropriate level of oversight of activities related to our internal control over financial reporting; (iii) it did not implement and maintain appropriate information technology general controls, including controls over data center and network operations, system software acquisition, change and maintenance, program changes, access security and application system acquisition, development, and maintenance; (iv) it did not design and maintain effective controls over segregation of duties with respect to the preparation and review of account reconciliations as well as creating and posting manual journal entries; and (v) it did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions.

Even after establishing internal controls, our management does not expect that our internal controls ever will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. No evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the business will have been detected.

We need to implement an Enterprise Resource Planning (“ERP”) system. Significant additional costs, cost overruns and delays in connection with the implementation of an ERP system may adversely affect results of operations.

We do not have a current ERP system and are in the process of implementing a company-wide ERP system. This is a lengthy and expensive process that will result in a diversion of resources from other operations. Any disruptions, delays or deficiencies in the design and/or implementation of the new ERP system, particularly any disruptions, delays or deficiencies that impact operations, could adversely affect our ability to run and manage our business effectively.

The implementation of an ERP system has and will continue to involve substantial expenditures on system hardware and software, as well as design, development and implementation activities. There can be no assurance that other cost overruns relating to the ERP system will not occur. Our business and results of operations may be adversely affected if we experience operating problems, additional costs, or cost overruns during the ERP implementation process.

Risk Factors Relating to Ownership of Our Securities

We are a “controlled company” under The Nasdaq Stock Market listing rules and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

Following the completion of the Business Combination, Mr. Galletti and Project Lily LLC, which is controlled by Mr. Galletti, control a majority of our outstanding common stock, including Holdback Shares and Adjustments Shares. We are a “controlled company” under The Nasdaq Stock Market listing rules. Under those rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements for: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. We intend to abide by these standards notwithstanding the exemption, but are not required to, and could cease doing so at any time that we are a “controlled company”.

Mr. Galletti has significant influence or control over us and his interests may conflict with those of other stockholders.

Following the completion of the Business Combination, Mr. Galletti and Project Lily LLC, which is controlled by Mr. Galletti, own approximately 50.3% of our outstanding common stock, including Holdback Shares and Adjustment Shares. As such, Mr. Galletti has significant influence, including control over the election of the members of our Board thereby may significantly influence our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, the incurrence or modification of debt, amendments to our certificate of incorporation and bylaws, and the entering into of extraordinary transactions, and Mr. Galletti’s interests may not in all cases be aligned with those of other stockholders.

We have adopted policies and procedures, specifically a Code of Ethics and a Related Party Transactions Policy, to identify, review, consider and approve such conflicts of interest. In general, if an affiliate of a director, executive officer or significant stockholder, including Mr. Galletti, intends to engage in a transaction involving us, that director, executive officer or significant stockholder must report the transaction for consideration and approval by our audit committee. However, there are no assurances that the our efforts and policies to eliminate the potential impacts of conflicts of interest will be effective.

Anti-takeover provisions contained in our charter and proposed bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our charter contains provisions that may hinder unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any election to opt out is irrevocable. We have elected not to opt out of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Ittella Parent was not managed as a public company, and our current resources may not be sufficient to fulfill our public company obligations.

We are subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. Our current management team has limited experience in managing a public company. We have not historically had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations, and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. Our business could be adversely affected if our internal infrastructure is inadequate, if we are unable to engage outside consultants or if we are otherwise unable to fulfill public company obligations.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on the Board or as officers. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.

Sales of shares by existing stockholders (including the Selling Securityholders) could cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time, including by sales of the Selling Securityholders relating to the resale of 46,605,329 shares of our common stock, par value $0.0001 per share, Private Placement Warrants to purchase up to 655,000 shares of common stock, and up to 20,000,000 shares of common stock underlying the Public Warrants. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock.

General Risk Factors

We may not be able to compete successfully in its highly competitive market.

We compete with conventional frozen food companies such as Nestle, Conagra Brands, B&G Foods and Amy’s Kitchen who may have substantially greater financial and other resources than we do. They may also have lower operational costs, and as a result may be able to offer products at lower costs than our plant-based products. This could cause us to lower prices, resulting in lower profitability or, in the alternative, cause us to lose market share if we fail to lower prices. Views towards plant-based products may also change, which may result in lower consumption of these products. If other foods or other plant-based products become more popular, we may be unable to compete effectively. Generally, the food industry is dominated by multinational corporations with substantially greater resources and operations than ours. We cannot be certain that we will successfully compete with larger competitors that have greater financial, sales, and technical resources. Conventional food companies may acquire competitors or launch their own plant-based products, and they may be able to use their resources and scale to respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices, or increasing promotional activities, among other things. Retailers also may market competitive products under their own private labels, which are generally sold at lower prices and may compete with some of our products. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability.

Our growth may be limited if we are unable to expand our distribution channels and secure additional retail space for our products.

Our results will depend on our ability to drive revenue growth, in part, by expanding the distribution channels for our products and the number of products carried by each retailer. Our ability to do so, however, may be limited by an inability to secure additional retail space for our products. Retail space for frozen products is limited and is subject to competitive and other pressures, and there can be no assurance that retail stores will provide sufficient space to enable us to meet our growth objectives.

Historical results are not indicative of future results.

Historical quarter-to-quarter and period-over-period comparisons of our sales and operating results are not necessarily indicative of future quarter-to-quarter and period-over-period results. You should not rely on the results of a single quarter or period as an indication of our annual results or our future performance.

A cybersecurity incident, other technology disruptions or failure to comply with laws and regulations relating to privacy and the protection of data relating to individuals could negatively impact our business, reputation and relationships with customers.

We use computers in substantially all aspects of business operations, including using mobile devices, social networking and other online activities to connect with our employees, suppliers, distributors, customers and consumers. This use, as is present with nearly all companies, gives rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ and suppliers’ information, private information about employees and financial and strategic information about us and our business partners. Further, as we pursue new initiatives that improve our operations and cost structure, potentially including acquisitions, we may also expand our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. If we fail to assess and identify cybersecurity risks associated with new initiatives or acquisitions, we may become increasingly vulnerable to such risks. Additionally, while we have implemented measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability, and competitive disadvantage, all of which could adversely affect our business, financial condition or results of operations.

In addition, we are subject to laws, rules and regulations in North America and the European Union relating to the collection, use and security of personal information and data. These data privacy laws, regulations and other obligations may require us to change our business practices and may negatively impact its ability to expand its business and pursue business opportunities. We may incur significant expenses to comply with the laws, regulations and other obligations that apply to us. Additionally, the privacy and data protection related laws, rules and regulations applicable to us are subject to significant change. Several jurisdictions have passed new laws and regulations in this area, and other jurisdictions are considering imposing additional restrictions. For example, our operations are subject to the European Union’s General Data Protection Regulation, which imposes data privacy and security requirements on companies doing business in the European Union, including substantial penalties for non-compliance. In addition, the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020, imposes similar requirements on companies handling data of California residents and creates a new and potentially severe statutory damages framework for violations of the CCPA and businesses that fail to implement reasonable security procedures and practices to prevent data breaches. Privacy and data protection related laws and regulations also may be interpreted and enforced inconsistently over time and from jurisdiction to jurisdiction. Any actual or perceived inability to comply with applicable privacy or data protection laws, regulations, or other obligations could result in significant cost and liability, litigation or governmental investigations, damage our reputation, and adversely affect our business.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.

The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where our products are sold, man-made or natural disasters, actual or threatened war, terrorist activity, political unrest, civil strife and other geopolitical uncertainty. In addition, Italian operations could be affected by criminal violence, primarily due to the activities of organized crime that Italy has experienced and may continue to experience. These adverse and uncertain economic conditions may impact distributor, retailer, foodservice and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, distributors, customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and international trade disputes. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on food prepared away from home. Distributors and customers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing customers, our ability to attract new consumers, the financial condition of consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact financial results. Prolonged unfavorable economic conditions or uncertainty may adversely affect our sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis.

Future acquisitions or investments could disrupt our business and harm our financial condition.

In the future, we may pursue acquisitions of companies or of production capacity or make investments that we believe will help us achieve our strategic objectives. We have not completed an acquisition prior to the date of the business combination and the Company’s management team lacks significant experience negotiating acquisitions of other companies and integrating acquired companies. We may not be able to find suitable acquisition candidates, and even if we do, we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately achieve our goals or realize anticipated benefits. Pursuing acquisitions and any integration process related to acquisitions will require significant time and resources and could divert management time and focus from operation of our then-existing business, and we may not be able to manage the process successfully. Any acquisitions we complete could be viewed negatively by customers or consumers. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting ongoing operations and subjecting us to additional liabilities, increasing expenses, and adversely impacting our business, financial condition and operating results. Moreover, we may be exposed to unknown liabilities related to the acquired company or product, and the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, we fail to successfully integrate an acquisition into our business. To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or value. If we incur more debt it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, financial condition and results of operations.

Climate change may negatively affect our business and operations.

There is concern that carbon dioxide and other greenhouse gases in the atmosphere may adversely impact global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. If climate change negatively affects agricultural productivity, we may be subject to decreased availability or less favorable pricing for certain commodities that are necessary for our products, such as cauliflower, zucchini, and carrots, among others. Due to climate change, we may also be subjected to decreased availability of water, deteriorated quality of water or less favorable pricing for water, which could adversely impact manufacturing operations.

The United Kingdom’s withdrawal from the European Union may negatively affect global economic conditions, financial markets and our business.

Following a national referendum and enactment of legislation by the government of the United Kingdom, the United Kingdom formally withdrew from the European Union on January 31, 2020, and entered into a transition period during which it will continue its ongoing and complex negotiations with the European Union relating to the future trading relationship between the parties. Significant political and economic uncertainty remains about whether the terms of the relationship will differ materially from the terms before withdrawal, as well as about the possibility that a so-called “no deal” separation will occur if negotiations are not completed by the end of the transition period.

These developments, or the perception that any of them could occur, have had and may continue to adversely affect global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity, restrict the ability of key market participants to operate in certain financial markets, restrict our access to capital, or negatively impact the financial conditions in Italy, where a significant amount of our raw materials are sourced. Any of these factors could adversely affect our business, financial condition and results of operations.

Our operations are subject to FDA governmental regulation, the Federal Trade Commission (the “FTC”) and other foreign, federal, state and local regulation, and there is no assurance that we will be in compliance with all regulations.

Our operations are subject to extensive regulation by the FDA, and other foreign, federal, state and local authorities. Specifically, for products manufactured or sold in the United States, we are subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food. Under this program, the FDA requires that facilities that manufacture food products comply with a range of requirements, including hazard analysis and preventive controls regulations, current good manufacturing practices, or cGMPs, and supplier verification requirements. Our processing facilities, as well as those of our suppliers, are subject to periodic inspection by foreign, federal, state and local authorities. We do not control the manufacturing processes of, and rely upon, suppliers for compliance with cGMPs for the manufacturing of some products by our suppliers. If we or our suppliers cannot successfully manufacture products that conform to our specifications and the strict regulatory requirements of the FDA or other regulators, we or our suppliers may be subject to adverse inspectional findings or enforcement actions, which could impact our ability to market our products, could result in our suppliers’ inability to continue manufacturing for us, or could result in a recall of our product that has already been distributed. In addition, we rely upon our suppliers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable state, local or foreign regulatory authority determines that we or our suppliers have not complied with the applicable regulatory requirements, our business may be impacted. The FTC and other authorities regulate how we market and advertise our products, and we could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our operating results to be adversely affected.

In Italy, food safety is regulated by specific legislation and compliance by the MOH, with administrative authority further delegated to ASLs. The MOH is organized into 12 directorates-general and the directorate-general and monitors, among others, the health and safety of food production and marketing, nutrition labeling, and food additives. While the ASLs administer compliance of the food safety laws through, among other things, inspections, the MOH may also conduct inspections under the purview of the relevant directorate-general. If products manufactured in Italy do not conform to local requirements, production in our Italy facility could be suspended until this facility is brought into compliance.

In addition, we anticipate that we will soon be subject to the Supply Chain Act, which requires every retail seller and manufacturer doing business in California and having annual worldwide gross receipts that exceed $100,000,000 to disclose its efforts to eradicate slavery and human trafficking from its direct supply chain for tangible goods offered for sale.

Failure by us or our suppliers to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to us or our suppliers’ operations could subject us to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in an adverse effect on our operating results and business.

We are subject to international regulations that could adversely affect our business and results of operations.

We are subject to extensive regulations internationally where we manufacture, distribute and/or sell products. A significant portion of our products are manufactured in our facility in Italy. Our products are subject to numerous food safety and other laws and regulations relating to the sourcing, manufacturing, composition and ingredients, storing, labeling, marketing, advertising and distribution of these products. In addition, enforcement of existing laws and regulations, changes in legal requirements and/or evolving interpretations of existing regulatory requirements may result in increased compliance costs and create other obligations, financial or otherwise, that could adversely affect our business, financial condition or operating results. In addition, with expanding international operations, we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, or FCPA, and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials or other third parties for the purpose of obtaining or retaining business. While our policies mandate compliance with these anti-bribery laws, our internal control policies and procedures may not protect us from reckless or criminal acts committed by our employees, contractors or agents. Violations of these laws, or allegations of such violations, could disrupt our business and adversely affect our operations, cash flows and financial condition.

Our stock price may be volatile and may decline regardless of our operating performance.

Our stock price is likely to be volatile. The trading prices of the securities of companies in our industry have been highly volatile. As a result of this volatility, investors may not be able to sell their common stock at or above their purchase price. The market price of our common stock and warrants may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results, including as a result of the addition or loss of any number of clients;

●	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of us, changes in ratings and financial estimates and the publication of other news by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	changes in operating performance and stock market valuations of our competitors or companies in similar industries;

●	the size of our public float;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business or industry, including data privacy and data security;

●	price and volume fluctuations in the trading of our common stock and warrants and in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us for claims relating to intellectual property, employment issues, or otherwise;

●	changes in our board of directors (our “Board”) or management;

●	short sales, hedging, and other derivative transactions involving our common stock;

●	sales of large blocks of our common stock including sales by our executive officers, directors, and significant stockholders; and

●	other events or factors, including changes in general economic, industry and market conditions, and trends, as well as any natural disasters that may affect our operations.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. Stock prices of such companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.

In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management, and harm our business.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $230,000,000 from the exercise of the Public Warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

MARKET PRICE OF OUR SECURITIES

Forum’s Class A common stock, warrants, and units were previously listed on the Nasdaq Capital Market under the symbols “FMCI”, “FMCIW”, and “FMCIV”, respectively. Forum’s Class A common stock, warrants, and units each commenced separate public trading on August 7, 2018. Forum’s units automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security, and the Company’s common stock and warrants began trading on The Nasdaq Stock Market (“Nasdaq”) under the symbols “TTCF” and “TTCFW,” respectively. Prior the Closing, each unit of Forum consisted of one share of Class A common stock and one public warrant of Forum, whereby each public warrant entitled the holder to purchase share of Class A common stock at an exercise price of $11.50 per share of Class A common stock. Upon the closing of the Business Combination, Forum’s amended and restated certificate of incorporation, dated August 2, 2018, was replaced with the amended and restated certificate of incorporation of Tattooed Chef, which, among other things reclassified all shares of Class A common stock as common stock.

The following table includes the high and low bid prices for our common stock and warrants for the periods presented.

	Common Stock		Warrants
Period	High	Low	High	Low
2020:
First Quarter	$10.40	$10.05	$0.70	$0.20
Second Quarter	$18.64	$10.32	$5.44	$0.18
Third Quarter	$28.00	$13.12	$10.01	$3.11
2019:
Fourth Quarter	$10.23	$10.11	$0.60	$0.46
Third Quarter	$10.13	$10.04	$0.64	$0.57
Second Quarter	$10.07	$9.92	$0.65	$0.40
First Quarter	$9.92	$9.65	$0.46	$0.39

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize our consolidated financial and other data. We have derived the consolidated statements of operations data for the years ended December 31, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2019 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period. The statements of operations data for the nine months ended September 30, 2020 and 2019, and the balance sheet data as of September 30, 2020 are derived from our unaudited interim condensed consolidated financial statements. The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual audited financial statements included elsewhere in this registration statement. Results from interim periods are not necessarily indicative of results that may be expected for the entire year.

You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months ended September 30, (unaudited)		Year ended December 31,
(dollars in thousands, except per share data)	2020	2019	2019	2018
Statement of Operations Data:
Total revenue	$108,896	$58,117	$84,919	$47,295
Net income (loss)	3,894	3,423	5,608	(336)
Net income (loss) per unit – basic and diluted	327.22	351.30	549.93	(14.68)

Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$(1,820)	$(2,577)	$(931)	$(5,008)
Net cash (used in) investing activities	(5,921)	$(2,162)	(3,678)	(1,940)
Net cash provided by financing activities	3,303	8,123	8,799	6,239

	As of September 30, 2020	As of December 31,
(in thousands)	(unaudited)	2019	2018
Balance Sheet Data:
Total cash	$3,182	$4,537	$336
Total assets	66,718	43,896	25,901
Total liabilities	58,824	33,820	25,141
Redeemable noncontrolling interest	43,900	6,930	—
Total stockholders’ equity (deficit)	(36,006)	3,146	760

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this prospectus.

Prior to October 15, 2020, we were known as Forum Merger II Corporation. On October 15, 2020, Forum completed the Business Combination with Myjojo, Inc., a private company. For accounting purposes, Forum Merger II Corporation was deemed to be the acquired entity in the Business Combination.

Overview

We are a rapidly-growing plant-based food company with operations in the United States and Italy, offering a broad portfolio of frozen, plant-based food products in private label and under the “Tattooed Chef” brand. We provide plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza to leading club store and food retailers in the United States.

Our revenue in the twelve month period ended December 31, 2019 (“Fiscal 2019”) was approximately $84.9 million, which represents a 79.5% increase from the twelve month period ended December 31, 2018 (“Fiscal 2018”) revenue of $47.3 million and for the nine months ended September 30, 2020 was approximately $108.9 million, which represents a 87.4% increase from revenue for the nine months ended September 30, 2019 of $58.1 million. As of September 30, 2020, our products were sold in approximately 7,200 club and grocery outlets in the United States. Our innovative plant-based products offer consumers a diverse portfolio of wholesome, clean label items that are convenient, without sacrificing on quality, nutritional value or freshness and that are great tasting.

During Fiscal 2019, we sold a substantial portion of our products to five customers, which accounted for approximately 95% of Fiscal 2019 revenue. Three of those customers accounted for approximately 87% of revenue for the nine months ended September 30, 2020. Management believes our relationships with these customers are strong, and none have indicated any intent to cease or reduce the volume of business they do with us. As we grow “Tattooed Chef,” we expect to expand our sales and marketing team by adding more dedicated personnel to service additional retail customers. We are also contemplating adding outside sales representatives and/or brokers to extend our sales efforts. These efforts to add retail customers could partially mitigate customer concentration risk.

Segment Information

We have one operating segment and one reportable segment, as our chief decision maker, our Chief Executive Officer, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Trends and Other Factors Affecting Our Operating Performance

Our management team monitors the following trends and factors that could impact our operating performance.

●	Revenue Strategy — Historical growth has been predominately driven by sales of private label products. However, our current strategy is to grow sales of “Tattooed Chef” branded products, which have increased from approximately 4% of revenue in Fiscal 2018 to approximately 22% of revenue in Fiscal 2019 to approximately 55% of revenue in the nine months ended September 30, 2020. We expect growth of “Tattooed Chef” sales to continue to outpace that of private label, which will require us to plan, develop and execute a detailed marketing strategy.

●	Long-Term Consumer Trends, and Demand — We participate in the large $55 billion North American frozen food category. We believe our innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. We expect consumer trends towards these healthier lifestyles to continue.

●	Competition — We compete with companies that operate in the highly competitive plant-based and frozen food segments, many of which have greater financial resources. We believe that principal competitive factors in this category include, among others, taste, nutritional profile, ingredients, cost and convenience.

●	Operating Costs — Our operating costs include raw materials, direct labor and other wages and related benefits, manufacturing overhead, selling, distribution, and other general and administrative expenses. We manage the impact of these operating costs on our business through select raw material contracts with growers and cooperatives in Italy that allow us to better control ingredient costs. We anticipate operating expenses to increase as a result of operating as a public company.

●	Sales and Marketing Costs — As we grow our “Tattooed Chef” product portfolio, we expect to expand our sales and marketing team by adding more dedicated personnel to service additional retail customers. We are also contemplating adding outside sales representatives and/or brokers to extend our sales efforts. Marketing expenditures are expected to be primarily on product demonstration allowances, slotting fees (as we expand to retail grocery stores) and other similar in-store marketing costs. Some of these expenses will be categorized as net deductions to revenue under GAAP as opposed to marketing expense. As we expand and grow revenue, we will consider building out a brand management team (to support Ms. Galletti, who currently oversees all “Tattooed Chef” marketing efforts) to focus on digital marketing, social media and other marketing functions.

●	Commodity Trends — Our profitability depends, among other things, on our ability to anticipate and react to raw material and food costs. We source our vegetables from a number of growing regions within Italy, and North and South America. The prices of vegetables are subject to many factors beyond our control, such as the number and size of growers that produce crops, the vagaries of these farming businesses (including poor harvests due to adverse weather conditions, natural disasters and pestilence), changes in national or world economic conditions, political events, tariffs, trade wars or other conditions in Italy, North America, or South America.

●	Debt Obligations — We regularly evaluate our debt obligations, which primarily consist of a line of credit used to finance working capital requirements. As of September 30, 2020 the outstanding balance on the line of credit was $19.7 million as compared to outstanding balances as of December 31, 2019 and December 31, 2018 of $10.0 million and $7.0 million, respectively. The borrowing base is $25.0 million.

●	Currency Hedging — We currently incur some costs and expenses in Euros and expects in the future to incur additional costs and expenses in that currency. As a result, revenues and results of operations are subject to foreign exchange fluctuations. Effective as of the second quarter of 2020, we utilize currency hedging (or purchases forward currency contracts) to mitigate currency exchange rate fluctuations.

●	Acquisitions — We are primarily focused on organic business growth rather than growth through acquisitions; however, we will consider any opportunities that are strategically aligned with our mission and needs.

●

COVID-19 — The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and finally characterized it as a “pandemic” on March 11, 2020. This corresponds closely with the beginning of COVID-19’s impact on the consumption, distribution and production of our products. We are taking necessary preventive actions and implementing additional measures to protect our employees who are working on and off site, including implementing a series of physical distancing and hygienic practices to further support the health and safety of our employees in compliance with suggested Personal Protective Equipment guidelines per United States Centers for Disease Control and World Health Organization, including mandatory face coverings, increased hand washing and significantly increased sanitation of hard surfaces. Generally, producers of food products have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. Our management team continues to meet regularly and monitor customer and consumer demands, in addition to guidance from local, national, and international health agencies, and will adapt our plans as needed to continue to meet these demands. While the ultimate health and economic impact of the COVID-19 pandemic are highly uncertain, we believe that our business operations and results of operations, including revenue, earnings and cash flows, will not be adversely impacted for the balance of 2020.

To mitigate any potential impact of COVID-19 on our business operations and results thereof, we have diversified our suppliers of raw materials and keep close contact with them to anticipate any problems with keeping up with the demand for our products. We have expanded our supplier base so that we no longer rely on a sole source supplier for any of our raw materials. In this way, we are able to ensure we are getting competitive prices and reduce the risk of supply interruptions. To date, there has been no impact on our liquidity, and we have not had the need to raise capital, reduce our capital expenditures, or modify any terms or contractual arrangements in response to COVID-19. Any changes in our operations have been due to the growth of our business, which was planned prior to the pandemic.

Use of Adjusted EBITDA

We seek to achieve profitable, long term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. Our management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of our primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. Our management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business. Reconciliations between GAAP and non-GAAP financial measures are provided in “Non-GAAP Financial Measures,” which appears later in this section.

Results of Operations

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of revenue for the period represented:

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

	Nine Months Ended
	Sept. 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
	(in ,000 USD, except %s)
Revenue	100.0%	100.0%	$108,896	$58,117
Cost of goods sold	84.6%	83.0%	$92,126	$48,263
Gross profit	15.4%	17.0%	$16,770	$9,854
Operating expenses	10.7%	9.6%	$11,645	$5,592
Income from operations	4.7%	7.3%	$5,125	$4,262
Interest expense	0.5%	0.8%	$569	$493
Other income	1.0%	—%	$1,113	$—
Income before provision for income taxes	5.1%	6.5%	$5,669	$3,769
Provision for income taxes	1.6%	0.6%	$1,775	$346
Net income	3.6%	5.9%	$3,894	$3,423
Other comprehensive loss, net	0.2%	0.4%	$(201)	$(212)
Adjusted EBITDA	9.7%	8.2%	$10,588	$4,739

Revenue

Total revenue increased by $50.8 million, or 87.4%, to $108.9 million for the nine months ended September 30, 2020 as compared to $58.1 million for the nine months ended September 30, 2019. The revenue increase was primarily driven by a $51.1 million increase in sales of “Tattooed Chef” branded products and a small ($1.4 million) increase in sales of private label products. The increase in Tattooed Chef branded products resulted from expansion in the number of U.S. distribution points, as well as increased volume at existing retail customers of our existing portfolio of products and new product introductions including Acai Bowls, Spring Vegetable Blends, Buffalo Cauliflower, and other value-add rice cauliflower meals. This increase was partially offset by a $1.8 million decline in legacy, fish and commodity vegetable products for select private label retailers.

Cost of Goods Sold

Cost of goods sold increased $43.9 million, or 90.9%, to $92.1 million for the nine months ended September 30, 2020, as compared to $48.3 million for the nine months ended September 30, 2019, due primarily to the increase in volume of products manufactured, stored and shipped, resulting in increased costs of raw materials (in absolute dollars), direct labor and additional freight and storage costs.

Gross Profit and Gross Margin

Gross profit increased $6.9 million, or 70.2%, to $16.8 million for the nine months ended September 30, 2020 as compared to $9.9 million for the nine months ended September 30, 2019. Gross margin in the nine months ended September 30, 2020 was 15.4% compared with 17.0% in the nine months ended September 30, 2019. The decline in gross margin was primarily due to the promotional program with the key club customer that did not occur in the prior year period and to increased shipping and storage costs in the current year versus the prior year.

Operating Expenses

Operating expenses increased $6.1 million, or 108.2%, to $11.6 million for the nine months ended September 30, 2020 as compared to $5.6 million for the nine months ended September 30, 2019, primarily due to $4.8 million in nonrecurring expenses related to the Business Combination, as well as a $2.1 million increase in sales and marketing expenses resulting from a shift in focus to building the Tattooed Chef brand and initiatives to accelerate sales to retail grocery store outlets. As a percentage of revenue, total operating expenses was 10.7% for the nine-months ended September 30, 2020 as compared to 9.6% for the prior comparative period. Excluding the $4.8 million of transaction expenses, operating expenses for the nine months ended September 30, 2020 would have been $6.9 million or 6.3% of sales. We anticipate operating expenses, excluding transaction expenses, to increase as we expand our customer base, increase travel and selling schedule, and build infrastructure to support operation as a public company after the Closing. See “Risk Factors—We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.”

Interest Expense

Interest expense for the nine months ended September 30, 2020 increased slightly, to $0.6 million from $0.5 million for the nine months ended September 30, 2019, due to our increased average debt balances, which was partially offset by a lower average interest rates compared to the prior period.

Other Income

Other income consisted of gains from derivative contracts purchased as a hedge against currency fluctuation. We had no such derivative contracts during the nine-months ended September 30, 2019.

Provision for Income Taxes

Prior to the completion of the Business Combination, we elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, our taxable income for federal and certain state purposes is attributed to, and reported by, our stockholders. We are subject to state franchise tax.

Our Italian operations are subject to foreign taxes applicable to its income derived in Italy. These taxes include income tax.

The increase in the provision for income taxes for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 is attributable to a significant improvement in net income in Ittella Italy. The effective income tax rate increased from 9.2% for the nine months ended September 30, 2019 to 31.3% for the nine months ended September 30, 2020. The income tax rate for the nine months ended September 30, 2019 reflect our utilization of tax benefits.

As a result of the Business Combination, we will transition from our S corporation status to a C corporation, which we anticipate will significantly increase our income tax expenses for subsequent periods.

Net Income

Net income of $3.9 million for the nine months ended September 30, 2020 was reduced by the significant transaction expenses described in “Operating Expenses” above, but still increased $0.5 million compared with $3.4 million for the nine months ended September 30, 2019.

Other Comprehensive Income (Loss), Net

Other comprehensive income (loss), net, represents the unrealized gain or loss of the Euro currency translation resulting from income statement accounts that are translated to U.S. dollars based on an average monthly exchange rate. Balance sheet accounts are translated to U.S. dollars at the balance sheet date.

Adjusted EBITDA

Adjusted EBITDA increased by $5.8 million, or 123.4%, to $10.6 million for the nine months ended September 30, 2020 as compared to $4.7 million for the nine months ended September 30, 2019. The improvement in Adjusted EBITDA was primarily the result of the increase in revenues, gross profit and operating expense leverage compared to the prior comparative period. For a reconciliation of Adjusted EBITDA to net income, see “— Non-GAAP Financial Measures — Adjusted EBITDA”.

Fiscal Year Ended December 31, 2019 Compared to Fiscal Year Ended December 31, 2018

	Fiscal Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(dollars in thousands)
Revenues	100.0%	100.0%	$84,919	$47,295
Cost of goods sold	83.9%	93.3%	$71,209	$44,108
Gross profit	16.1%	6.7%	$13,710	$3,187
Operating expenses	8.8%	6.8%	$7,454	$3,237
Income (loss) from operations	7.4%	(0.1)%	$6,256	$(50)
Interest expense	0.6%	(0.7)%	$(494)	$(315)
Income (loss) before provision for income taxes	6.8%	(0.8)%	$5,762	$(365)
Income tax expense (benefit)	0.2%	(0.1)%	$154	$(29)
Net income (loss)	6.6%	(0.7)%	$5,608	$(336)
Other comprehensive loss, net	(0.2)%	(1.5)%	$(174)	$(726)
Adjusted EBITDA	8.2%	0.7%	$6,973	$348

Revenue

Revenue increased by $37.6 million, or 79.5%, to $84.9 million for Fiscal 2019 as compared to Fiscal 2018 revenue of $47.3 million. The revenue increase was primarily due to an increase in volume for both “Tattooed Chef” and private label products, primarily driven by expansion in the number of U.S. distribution points, increased revenue at existing retail customers and new product introductions such as the acai bowl and vegetable spirals, partially offset by a decline in legacy fish products that are expected to be phased out in future periods.

Cost of Goods Sold

Cost of goods sold increased $27.1 million, or 61.4%, to $71.2 million for Fiscal 2019 as compared to $44.1 million for Fiscal 2018, primarily due to the increase in volume of products manufactured, stored and shipped, resulting in increased costs of raw materials (in absolute dollars), direct labor and additional freight and storage costs. However, cost of goods sold for Fiscal 2019 decreased to 83.9% of revenue from 93.3% of revenue in Fiscal 2018 for the reasons described in “— Gross Profit and Gross Margin” immediately below.

Gross Profit and Gross Margin

Gross profit increased $10.5 million, or 328.1%, to $13.7 million for Fiscal 2019 as compared to $3.2 million for Fiscal 2018. Gross margin in Fiscal 2019 improved to 16.1% from 6.7% in Fiscal 2018. The improvement in gross profit and gross margin was primarily due to purchasing power with respect to raw materials and production efficiencies, both associated with larger sales volume.

Operating Expenses

Operating expenses increased $4.3 million, or 134.4%, to $7.5 million for Fiscal 2019 as compared to $3.2 million for Fiscal 2018, primarily due to a $1.0 million increase in sales and marketing expenses resulting from a shift in focus to building the Tattooed Chef brand and a $3.2 million increase in general and administrative expenses resulting from higher wages and related expenses, headcount additions required to manage the increase in revenue, and increased rent due to facility expansion. As a percentage of revenue, total operating expenses increased to 8.8% for Fiscal 2019 from 6.8% for Fiscal 2018. We anticipate operating expenses to increase further as a result of operating as a public company after the Closing, both in dollar amounts and as a percentage of revenue. See “Risk Factors — We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.”

Interest Expense

Interest expense increased to $0.5 million for Fiscal 2019, compared to $0.3 million for Fiscal 2018, due to our increased debt balances, which were partially offset by a lower average interest rate during Fiscal 2018.

Income Tax Expense (Benefit)

Prior to the completion of the business combination, we elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, our taxable income for federal and certain state purposes is attributed to, and reported by, our stockholders. We are subject to state franchise taxes and limited (reduced rate) state income taxes in California.

Our Italian operations are subject to foreign taxes applicable to its income derived in Italy. These taxes include income tax.

Income tax expense for Fiscal 2019 was $154,000, compared to a benefit of $29,000 for Fiscal 2018, due to significantly higher taxable income for Ittella Italy in Fiscal 2019, partially offset by the use of net operating loss carryforwards in Italy. The benefit of $29,000 is attributable to the use of net operating loss carryforwards.

Upon completion of the business combination, we lost our S corporation status. Thus, we anticipate significant increases in income tax expenses for periods after the completion of the business combination.

Net Income (Loss)

Net income (loss) increased by $6.0 million to $5.7 million for Fiscal 2019 as compared to a loss of $0.3 million for Fiscal 2018. The improvement in net income was primarily the result of the increase in revenues and gross profit.

Other Comprehensive Income (Loss), Net

Other comprehensive income (loss), net, represents the unrealized gain or loss of the Euro currency translation resulting from income statement accounts that are translated to U.S. dollars based on an average monthly exchange rate. Balance sheet accounts are translated to U.S. dollars at the balance sheet date.

Adjusted EBITDA

Adjusted EBITDA increased by $6.7 million to $7.0 million for Fiscal 2019 as compared to $0.3 million for Fiscal 2018. The improvement in Adjusted EBITDA was primarily the result of the increase in revenues and gross profit as compared to the prior-year period as well as the benefit of a non-recurring bad debt charge of $69,000 in Fiscal 2019 related to a specific product dispute.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Our management team uses Adjusted EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of Adjusted EBITDA. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, business transformation initiatives, financing related costs and operating costs of a non-recurring nature. We believe this non-GAAP measure should be considered along with net income, the most closely related GAAP financial measure. Reconciliations between adjusted EBITDA and net income are below, and discussion regarding underlying GAAP results throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As new events or circumstances arise, the definition of Adjusted EBITDA could change. When the definitions change, we will provide the updated definition and present the related non-GAAP historical results on a comparable basis.

Adjusted EBITDA Reconciliation

We define EBITDA as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back non-recurring expenses and other non-operational charges. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the readers of this prospectus in the evaluation of our operating performance.

The following table provides a reconciliation from Net Income to Adjusted EBITDA for nine months ended September 30, 2019 and nine months ended September 30, 2020, and Fiscal 2019 and Fiscal 2018:

	Nine Months Ended		Fiscal Year Ended
(in thousands)	Sept. 30, 2020 (unaudited)	Sept.30, 2019 (unaudited)	Dec. 31, 2019	Dec. 31, 2018
Net income (loss)	$3,894	$3,423	$5,608	$(336)
Interest	$569	$493	$494	$315
Taxes	$1,775	$346	$154	$(29)
Depreciation & amortization	$693	$477	$658	$398
EBITDA	$6,931	$4,739	$6,914	$348
Adjustments
Gain on foreign currency forward contracts	$(1,113)	$—	$—	$—
Non-recurring transaction expenses	$4,770	$—	$59	$—
Total Adjustments	$3,657	$—	$59	$—
Adjusted EBITDA	$10,588	$4,739	$6,973	$348

Pricing Policies

We negotiate different prices at our different club and retail customers based on product quantity and packaging configuration. At this time, we do not expect to adjust product prices from the current levels. However, we do acknowledge that competitive pressures, such as the introduction of additional plant-based products by our competitors, may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which may affect its margins, operating results or profitability.

Seasonality

Historically, we experienced greater demand for certain products of ours during the third and fourth quarters, primarily due to increased demand in the summer season and increased holiday orders from retailers and club stores. We expect that seasonality in revenue will decrease as our business grows and additional products are introduced.

Liquidity and Capital Resources

As of September 30, 2020, we had $3.2 million of cash. We believe that our cash, availability under our credit line (See “— Indebtedness” below), cash resulting from the Business Combination, and cash flows from operations, will be sufficient to support our planned operations for at least the next 12 months. We finance our operations and capital expenditures through a combination of internally generated cash from operations and the ability to draw on our line of credit. Our current working capital needs are to support accounts receivable growth, manage inventory to meet demand forecasts and support operational growth. Our long-term financial needs primarily include working capital requirements, capital expenditures, and fulfilling any scheduled repayment of existing indebtedness. We may also pursue strategic acquisition opportunities that may impact our future cash requirements. There are a number of factors that may negatively impact our available sources of funds in the future including the ability to generate cash from operations and borrow on our debt facilities. The amount of cash generated from operations is dependent upon factors such as the successful execution of our business strategy and general economic conditions.

We may opportunistically raise debt capital, subject to market and other conditions. Additionally, as part of our growth strategies, we may also raise debt capital for strategic alternatives and general corporate purposes. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition may be adversely affected.

Indebtedness

We have a line of credit that provides for borrowings up to (a) 90% of the net amount of eligible accounts receivables; plus, (b) the least of (i) the sum of: (A) 50% of the net amount of eligible inventory; plus (B) 45% of the net amount of eligible in-transit inventory; (ii) $5.0 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (C) the sum of all reserves. This line of credit is secured by substantially all of our assets. Outstanding borrowings under this line of credit bear interest at the sum of (i) the higher of the prime rate or LIBOR rate plus 2.0% and (ii) 1%. As of September 30, 2020, approximately $19.7 million was drawn on this line of credit and the borrowing base was the full $25.0 million.

In September 2018, we exercised an option within this line of credit to enter into a promissory note with a financial institution in the amount of $1,000,000. The note accrues interest at the sum of (i) the higher of the prime rate or LIBOR rate plus 2.0% and (ii) 1.5% and has a maturity date of May 2021. The note is secured by substantially all of our assets.

A letter of credit in the approximate amount of 445,000 Euros was outstanding at each of June 30, 2020, December 31, 2019 and as of June 30, 2019. The letter of credit was issued to guaranty the Italian facility lease.

Liquidity

We generally fund our short- and long-term liquidity needs through a combination of cash on hand, cash flows generated from operations, and available borrowings under our line of credit (See “Liquidity and Capital Resources — Indebtedness” above). Our management regularly reviews certain liquidity measures to monitor performance. Following the Business Combination, we have reviewed our liquidity measures and will provide additional policy guidance within our next reporting period.

Cash Flows

The following table presents the major components of net cash flows from and used in operating, investing and financing activities for the nine months ended September 30, 2020 and for Fiscal 2019 and Fiscal 2018:

(in thousands)	September 30, 2020	2019	2018
Cash (used in) provided by:
Operating Activities	$1,820	$(931)	$(5,008)
Investing Activities	$(5,921)	$(3,678)	$(1,940)
Financing Activities	$3,303	$8,799	$6,239

Operating Activities

For the nine months ended September 30, 2020, we realized net income of $3.9 million. Net cash was reduced by a $7.7 million increase in accounts receivable due to increased sales volume and a $9.9 million increase in inventory to meet anticipated growth in sales, offset by a $15.4 million increase in accounts payable and accrued expenses. All other changes in operating assets and liabilities and non-cash adjustments netted to zero, causing net cash provided in operating activities to be $1.8 million.

For Fiscal 2019, we realized net income of $5.6 million. Net cash was reduced by a $6.8 million increase in inventory to meet growth in anticipated sales and a $2.6 million increase in accounts receivable resulting from that growth, partially offset by a $3.5 million increase in accounts payable and by a $0.7 million increase in depreciation and amortization expense and a $1.4 million increase in prepaid expenses.

For Fiscal 2018, we incurred a net loss of $0.3 million. Net cash was reduced by increases of $7.1 million of inventory to enable growth and $4.4 million of accounts receivable resulting from that growth, partially offset by an increase of $8.7 million in accounts payable and by $0.4 million in depreciation and amortization expenses, $0.7 million of other comprehensive losses, and $1.7 million of prepaid expenses.

We anticipate that our depreciation and amortization expense will increase in in the fourth quarter of 2020 and for future periods based on capital expenditures on property, plant and equipment made in 2019 and 2020 to date, and expected capital expenditures during the remainder of 2020 and in 2021 to expand production capabilities in both the Italy and California facilities.

Investing Activities

Net cash used in investing activities relates to capital expenditures to support growth and investment in property, plant and equipment to expand production capacity, tenant improvements, and to a lesser extent, replacement of existing equipment.

For the nine months ended September 30, 2020, net cash used in investing activities was $5.9 million resulting from a continued investment in manufacturing facility tenant improvements and manufacturing equipment to support production capacity expansion projects at both our California and Italy locations.

For Fiscal 2019, net cash used in investing activities was $3.7 million and consisted of $2.7 million in cash outflows for manufacturing facility tenant improvements and manufacturing equipment at our California location, and $1.0 million in cash outflows related to production capacity expansion projects at our Italy facility.

For Fiscal 2018, net cash used in investing activities was $1.9 million and consisted of $0.5 million in cash outflows for capacity expansion projects at our California location, and $1.4 million in cash outflows related to equipment replacement and capacity expansion projects at our Italy facility.

Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities was about $3.3 million primarily attributable to a $9.7 million increase in our borrowings under our credit facility to support working capital requirements to fund growth, partially offset by $5.6 million in tax distributions to stockholders.

For Fiscal 2019, net cash provided by financing activities was $8.8 million consisting of $6.0 million in capital contributions resulting from the 12.5% minority investment by UMB, and $3.0 million of borrowings under our credit facility to support working capital requirements to fund growth, partially offset by $0.2 million in dividends and $0.2 million in repayment of debt to related parties.

For Fiscal 2018, net cash provided by financing activities was $6.2 million consisting of $5.5 million of borrowings under our line of credit under its credit facility to support working capital requirements to fund growth, additional borrowings of $1.6 million in the form of a term loan under the line of credit to fund production capacity expansion projects, partially offset by $0.5 million in dividends and $0.5 million of debt repayments.

As of September 30, 2020, we had borrowed $19.7 million of the available $25.0 million under our credit facility.

Contractual Obligations and Commitments

The following table summarizes our significant contractual obligations as at December 31, 2019:

Payments Due by Period
(in thousands)	Total	Less Than One Year	1-3 Years	3-5 Years	More Than Five Years
Revolving Line of Credit	10,054	10,054	—	—	—
Long Term Obligations	2,035	788	1,164	83	—
Variable Interest Entity Long Term Obligations	2,036	178	357	357	1,144
Operating Leases	3,005	878	1,073	487	567
Purchase Obligations	18,774	18,774	—	—	—
TOTAL	35,905	30,673	2,594	927	1,711

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, that have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of business. These risks primarily consist of interest rates, raw material prices and foreign exchange risk as follows:

Interest Rate Risk

We are subject to interest rate risk in connection with our line of credit with Marquette Business Credit, LLC. See “— Liquidity and Capital Resources — Indebtedness” above. Based on the average interest rate on this line of credit during the Fiscal 2019 and to the extent that borrowings were outstanding, we do not believe that a 1.0% change in the interest rate would materially affect our results of operations or financial condition.

Raw Material Risk

Our profitability depends, among other things, on our ability to anticipate and react to raw material and food costs. We source our vegetables from a number of growing regions within Italy, North and South America. The prices of vegetables are subject to many factors beyond our control, such as the number and size of growers that produce crops, the vagaries of these farming businesses (including poor harvests due to adverse weather conditions, natural disasters and pestilence), changes in national or world economic conditions, political events, tariffs, trade wars or other conditions in Italy, North or South America.

Prior to each growing season, we obtain written commitments as to quantity and price from a number of growers in order to mitigate price volatility, who commit to supply our projected needs, which commitments are then followed by written purchase orders closer to the start of the harvest season. When necessary (whether as a result of greater than anticipated demand from our customers, or poor crop yields due to inclement weather, infestation and the like), we have been able to obtain substitute or additional product from other sources or on the spot market on satisfactory terms.

We engage the services of an agronomist to assist in managing forecasting and scheduling to help provide us with a consistent supply of crops throughout the growing season to support our year-round production schedule. We continue to expand our supply chain to help ensure the certainty of supply of the highest quality raw materials, and believe there to be ample supply in the market of our key supply inputs.

Foreign Exchange Risk

We are exposed to fluctuations in foreign exchange risk related primarily to third-party purchases (such as ingredient purchases) and transactions with our Italian operations. Additionally, we are exposed to volatility in the translation of the Euro to U.S. dollars. The impact of possible Euro devaluations can impact our results and financial guidance. Effective during the second quarter of Fiscal 2020, we implemented a hedging program related to Euro forward contracts.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements which have been prepared in accordance with U.S. GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and comprehensive net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during, and as of, the reporting periods. These estimates, assumptions, and judgments are necessary and are made based on our historical experience, market trends and on other assumptions and factors that we believe to be reasonable under the circumstances because future events and their effects on our results of operations and value of our assets cannot be determined with certainty. These estimates may change as new events occur or additional information is obtained. We may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates or assumptions.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We sell plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the U.S. and Italy. All of our revenue relates to contracts with customers. Our accounting contracts are from purchase orders or purchase orders combined with purchase contracts. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in our contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.

Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, we use either the expected value or most likely amount method to determine the variable consideration. We review and update our estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.

Accounts Receivable

Accounts receivable are recorded at invoiced amounts. We extend credit to our customers based on an evaluation of a customer’s financial condition and collateral is generally not required. We maintain an allowance for doubtful accounts for estimated uncollectible accounts receivable. The allowance is based on our assessment of known delinquent accounts, historical experience, and other currently available evidence of the collectability and the aging of accounts receivable. Although management believes the current allowance is sufficient to cover existing exposures, there can be no assurance against the deterioration of a major customer’s creditworthiness, or against defaults that are higher than what has been experienced historically.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation Allowances for Deferred Tax Assets

We establish an income tax valuation allowance when available evidence indicates that it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we consider the amounts and timing of expected future deductions or carryforwards and sources of taxable income that may enable utilization. We maintain an existing valuation allowance until enough positive evidence exists to support its reversal. Changes in the amount or timing of expected future deductions or taxable income may have a material impact on the level of income tax valuation allowances. Our assessment of the realizability of the deferred tax assets requires judgment about its future results. Inherent in this estimation is the requirement for us to estimate future book and taxable income and possible tax planning strategies. These estimates require us to exercise judgment about our future results, the prudence and feasibility of possible tax planning strategies, and the economic environment in which it does business. It is possible that the actual results will differ from the assumptions and require adjustments to the allowance. Adjustments to the allowance would affect future net income.

BUSINESS

Business Overview

We are a rapidly-growing plant-based food company offering a broad portfolio of innovative frozen foods. We supply plant-based products to leading retailers in the United States, with signature products such as ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower crust pizza. Our products are available both in private label and our “Tattooed Chef™” brand in the frozen food section of retail food stores. According to National Frozen & Refrigerated Foods Association, in the 52 weeks ended June 29, 2019, sales of frozen food products in North America totaled approximately $55 billion, an increase of approximately $918 million compared to the comparable period for 2018.

We believe our innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. Various industry studies indicate that consumers want healthier and more convenient food options. As of September 30, 2020, our products were sold in approximately 7,200 retail outlets in the United States. Our brand strategy is to introduce the attributes of a plant-based lifestyle to build a connection with a broad array of consumers that are seeking delicious, sustainably sourced, plant-based foods. Our diverse offering of plant-based meals includes certified organic, GMO-free, certified Kosher, gluten-free, as well as plant protein elements that we believe provide health conscious consumers an affordable, great tasting, clean label food option.

To capture this significant market opportunity, we focus on manufacturing, product innovation and distinctive flavor profiles that appeal to a broad range of consumers. We create and develop new products to address emerging market demands and food trends for healthy, plant-based foods. We also seek to create what we believe are unique meals and snacks by taking regular or “plain” versions of our products and integrating spices and flavors. We believe that our track record of delivering innovative food concepts in both branded and private label has strengthened and expanded relationships with our existing customers and as well as attracting new customers. As of September 30, 2020, we have approximately 100 plant-based food concepts and recipes that are under development.

We are led by our President and CEO, Salvatore “Sam” Galletti, who has over 35 years of experience in the food industry as both a manager and an investor, and Sarah Galletti, our Creative Director and the creator of the Tattooed Chef brand, who was instrumental in changing our focus to plant-based food products in 2017.

We continue to experience strong revenue growth over prior periods. Revenue increased to $84.9 million in Fiscal 2019 as compared to $47.3 million in Fiscal 2018, representing a year over year growth rate of 79.5%, and increased to $108.9 million in the nine month period ended September 30, 2020 as compared to $58.1 million in the nine month period ended September 30, 2019, representing a period over period growth rate of 87.4%. We generated Adjusted EBITDA of $7.0 million in Fiscal 2019 as compared to $0.3 million in Fiscal 2018, and $10.6 million in the nine month period ended September 30, 2020 as compared to $4.7 million in the nine month period ended September 30, 2019. We generated net income of $5.6 million in Fiscal 2019 as compared to a loss of $0.3 million in Fiscal 2018, and $3.9 million in the nine month period ended September 30, 2020 as compared to $3.4 million in the nine month period ended September 30, 2019. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion on this non-GAAP measure and a reconciliation to net income, the most closely comparable GAAP measure.

Our Market Opportunity

We operate in the large global food industry. According to the Plant Based Foods Association and The Good Food Institute, sales in the United States of plant-based alternatives exceeded $5 billion for the 52 weeks ended December 2019, representing growth of slightly over 11% compared to the comparable time period for 2018. Furthermore, in the 16-week period ended April 19, 2020 total plant-based food sales grew approximately 30% faster than total retail sales. According to Nielsen Homescan, in the eleven weeks ended May 16, 2020, sales of frozen food products totalled approximately $15.5 billion, which annualized would represent an increase of approximately $18 billion compared to frozen food sales of $55 billion for the twelve months ended June 2019. Pizza and complete meals comprised over 34% of total frozen food sales in the eleven weeks ended April 12, 2020, respectively, comprising two of the largest food categories within frozen foods. According to American Frozen Food Institute and Food Marketing Institute, sales in the frozen food categories have grown at approximately 1.7% annually since 2016, which is faster than “center-of-store” (i.e., excluding produce, frozen and refrigerated foods) categories”.

Further, we believe that our products are well-positioned to benefit from the growth in frozen food sales and in particular, plant-based food sales. As a group, the categories in which we compete such as pizza, complete meals, vegetables, fruits, and grains comprise approximately 50% of all frozen food categories. Other frozen food sectors where we do not currently compete, such as desserts (which represents approximately 22% of all frozen food categories), present additional growth opportunities for us.

Our Competitive Strengths

Brand Mission Aligned with Consumer Trends

We believe that our products align with current major food trends, with our broad portfolio of plant-based food products meeting the demands of consumers who seek to follow a natural and “cleaner-label” diet. Moreover, most of our products are certified organic, GMO-free, and gluten-free, which we believe will broaden our appeal to those consumers and also to those who wish to follow a vegetarian or vegan diet.

We believe that the plant-based food category will continue to grow. As noted above, from 2018 to 2019, plant-based food sales experienced an annual growth rate of 11% while our revenue grew at an annual rate of 79.5% during this period. Further, studies show that nearly half of U.S. consumers want to eat more plant-based foods.

We believe that our “Tattooed Chef” brand launched in 2017 will continue to grow by appealing to younger consumers seeking food products that are sustainable and ethically sourced, wholesome, and delicious. Revenue attributed to the Tattooed Chef brand has grown from $2.0 million in Fiscal 2018 to $18.3 million in Fiscal 2019 to $61.0 million for the nine month period ended September 30, 2020. We currently sell ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower crust pizza and plant-based burgers under Tattooed Chef. The brand’s tagline, “Serving Plant-Based Foods to People Who Give a Crop™”, aims to convey the brand’s mission to deliver plant-based foods to consumers who care about sustainable and ethically sourced foods.

Track Record of Innovation

We have invested resources in the development of our innovative plant-based food products, which is demonstrated by such products as the Buddha Bowl, Acai Bowl, Cauliflower Mac n’ Cheese Bowl, Organic Zucchini Spirals, and Mexican Style Street Corn. Our innovation efforts are led by Sarah Galletti and focus on identifying popular food trends that we believe we can successfully bring to market. We can quickly develop prototype versions of a product to present internally and ultimately to various retail customers for feedback. As of November 1, 2020, we have released 16 new SKUs during 2020. In addition, we have built a library of over 100 new product concepts and recipes, ready for further development and testing. In particular, we believe that we excel at taking regular or “plain” versions of our products and integrating new and appealing spices and flavors to create unique meals and snacks. For example, we currently offer plain riced cauliflower and value-added riced cauliflower options such as Riced Cauliflower Stir Fry and Riced Cauliflower Buddha Bowl.

Our processing facility in Paramount, California manufactures an array of plant-based products including pizzas, acai and smoothie bowls and other value-add rice cauliflower bowls. In addition, our innovation and product development personnel reside in this facility. By housing our product innovation capabilities in the same location as our primary manufacturing operation, we believe we are able to transition from product concept, to prototype (including real-time feedback from retail customers), to commercial manufacturing faster and more efficiently.

Established Branded and Private Label Presence at Leading Retailers

The Tattooed Chef brand was created in 2017 and was initially introduced into the club store channel. We believe that our high-quality, clean-label, ready-to-cook, plant-based products fill a void in the marketplace and are well received by our target customers. Our retail partners are attracted to the breadth of our product portfolio and view us as an innovation partner that delivers great tasting products with distinctive flavor profiles at a competitive price. The Tattooed Chef brand seeks to be young, edgy, yet friendly, and appeal to consumers who seek a plant-based lifestyle. As noted above, revenue from Tattooed Chef branded products grew from approximately 4% of our total revenue in Fiscal 2018 ($2.0 million) to approximately 22% of our total revenue in Fiscal 2019 ($18.3 million) to approximately 55% of our total revenue in the nine month period ended September 30, 2020 ($60.6 million).

In addition, we have a strong stable of private label customers, with our private label revenue growing from $41.2 million in Fiscal 2018 to $63.8 million in Fiscal 2019. Our initial focus beginning in 2009 was to establish a strong private label customer base due to lower sales and marketing spend and our desire to grow the business profitably. We believe that our private label customers are some of the best run retailers in North America and we provide these customers high quality product, support and high service levels.

See “— Customer Overview,” “— Innovation and Product Development” below for more information.

Integrated Sourcing, Manufacturing and Product Development

Our processing facility in Prossedi, Italy is located in close proximity to many of the growers that supply us product. This facility opened in 2017 and manufactures various products, including riced cauliflower (plain and value-added), diced squash/zucchini, and vegetable spirals. Italy’s climate and fertile growing regions of organic and non-GMO produce provide us with high-quality raw materials. Due to the location of the facility, we are able to transport raw materials to the facility, process them, and manufacture products within a relatively short time. Prior to each growing season, we obtain written commitments as to quantity and price from various growers, who commit to supply our projected needs, which commitments are then followed by written purchase orders closer to the start of the harvest season. When necessary (whether as a result of greater than anticipated demand from our customers, or poor crop yields due to inclement weather, infestation and the like), we have been able to obtain alternative raw material supply from other sources or on the spot market on satisfactory terms. During 2019, we upgraded our internal cold storage capabilities at the Prossedi plant, which allows us to better manage inventory and take advantage of seasonal purchases of raw materials during the peak harvest season.

We have a processing facility in Paramount, California that also serves as our headquarters. This facility manufactures an array of products including pizzas, acai and smoothie bowls and other value-add rice cauliflower bowls. Our innovation and product development personnel also reside in this facility. By housing our product innovation capabilities in the same location as our primary manufacturing operation, we are able to transition quickly from product concept, to prototype (which can in turn be shared with retail customers for feedback), to commercial manufacturing.

Proven and Experienced Management Team

We are led by a proven and experienced executive management team. Sam Galletti, President and CEO, has over 35 years of experience in the food and manufacturing industries, both in management roles and as an investor, with companies producing seafood, breaded vegetables, salsas, and grilled chicken.

Stephanie Dieckmann serves as our Chief Operating Officer. Ms. Dieckmann has been with us since 2017. Prior to joining us, Ms. Dieckmann spent 12 years in the food industry, including seven years as the chief financial officer of APPA Fine Foods Inc.

Sarah Galletti is our Creative Director. Ms. Galletti joined us in 2014 and led our transition to a brand-focused, plant-based food company. Ms. Galletti drives the development of new food concepts and products and holds various sales and marketing responsibilities for us. Prior to joining us, Ms. Galletti worked as a chef in Italy in a variety of locations and draws on this experience in designing new plant-based food concepts and recipes.

Giuseppe Bardari is the current President of Ittella Italy. Mr. Bardari joined us in 2010 as a Director of International Business Development, a position he held for seven years, where he was responsible for the procurement of items from Italy and managing the process of items leaving Italy and arriving in the United States. In 2017, he became President of the Italian division of Ittella Parent, Ittella Italy. Mr. Bardari is responsible for overseeing all operations of Ittella Italy, which includes managing relationships with local growers, procuring imported ingredients and the exporting of finished products. Mr. Bardari holds additional frozen food industry experience from over six years spent as an export manager for Gias Spa.

Charles Cargile is our Chief Financial Officer. Mr. Cargile joined us in August 2020 and has over 30 years of financial and operational experience, most recently serving as Chief Executive Officer of Nasdaq-listed Sunworks, Inc. from March 2017 until joining us. Prior to joining Sunworks, Mr. Cargile served as Senior Vice President, Chief Financial Officer and Treasurer of Newport Corporation from October 2000 until April 2016, when Newport Corporation was acquired by MKS Instruments.

Matthew Williams is our Chief Growth Officer, where he is responsible for overseeing and managing our sales function. Mr. Williams joined us on July 7, 2020. Prior to joining us, Mr. Williams was the President of food brands for Sugar Mountain, a creative food company. Prior to his role at Sugar Mountain, he served as Senior Vice President for Dean Foods from August 2014 until March 2019. In his most recent role with Dean Foods, he was Senior Vice President of the frozen business unit, where he was responsible for sales and marketing of Dean’s branded and private label ice cream business.

Our executive management team includes individuals who possess substantial industry experience. Cumulatively, our management team has over 160 years of industry experience, with an average of 25 years’ experience in the food industry, and an average tenure with us of seven years. We believe that the depth of experience of our management team demonstrates our capability to continue growing our business.

Our Growth Strategy

Continue to Grow the Tattooed Chef Brand

We believe the growth of our Tattooed Chef branded products will be a key driver of revenue growth through new product launches and additional customers. We believe that as this product line grows, we will be able to achieve economies of scale and continuing margin improvement.

The Tattooed Chef brand was created in 2017 and is the brainchild of Sarah Galletti, our Creative Director, based on her experiences with various food cultures while travelling internationally. She recognized a lack of readily available, high-quality, clean-label, ready-to-cook, plant-based products, which formed the foundation of Tattooed Chef. The Tattooed Chef brand seeks to be young, edgy, yet friendly, and appeal to consumers who seek a plant-based lifestyle. Revenue from Tattooed Chef products grew from approximately 4% of our total revenue in Fiscal 2018 ($2.0 million) to approximately 22% of our total revenue in Fiscal 2019 ($18.3 million) to approximately 55% of our total revenue in the nine month period ended September 30, 2020 ($60.6 million).

Tattooed Chef products are sold in the frozen food section of retail stores and club stores. We initially approached club stores to carry Tattooed Chef products recognizing the demanding volume requirements associated with these customers. We believe our success with club stores across an array of Tattooed Chef branded products indicates that the Tattooed Chef brand resonates with its target consumer and would be attractive to conventional retail grocery customers.

In addition, while Tattooed Chef products are available in all 50 states through club stores and certain other retail outlets, we have primarily used social media and product demonstrations to introduce Tattooed Chef to consumers. We believe there is significant opportunity to increase brand awareness, trial rate, and ultimately revenue attributed to Tattooed Chef products with an expanded marketing effort, including through additional advertising channels. Due to the costs of marketing a brand, we expect to potentially access the capital markets, in part, to plan, develop, and execute a detailed marketing strategy for Tattooed Chef products.

Continue to Expand Demand From Existing Customers

We remain focused on addressing existing demand from current customers and expanding our business with these customers. For example, a number of our products are currently available in approximately 50% of one of the largest retailers in the United States. In addition, with certain customers we have the opportunity to convert select existing products that are seasonal or promotional into “everyday” items that will be stocked on shelves on a continual basis, which we expect will increase our overall revenue.

Attract New Customers

We believe that the reputation and popularity of our products has attracted interest from new customers for Tattooed Chef products as well as our private label products. We believe there is a significant opportunity to continue to expand our business with new customers. As a result of the business combination, we intend to invest in the development of our sales and marketing capabilities to support new customer additions. See “Sales and Marketing” for additional details on our expansion plans.

Expand Product Offerings

We believe that there is significant consumer demand for plant-based products as evidenced by the successful launch of a variety of our products. In addition, we believe that we have been successful in identifying meaningful consumer trends and translating such preferences into products that meet our customers’ requirements (such as required minimum profit margin and volume requirements). We intend to leverage this knowledge and experience to continue to build our new concept library and expand our existing portfolio of products by creating new products and line extensions. For example, new product launches in the last 12 months include Veggie Hemp Bowl, Strawberry Peach Smoothie Bowl, Buffalo Cauliflower, Spring Blend, and Organic Raspberry Kombucha Bowl. We intend to continue to solicit the feedback of our larger retail customers on our new product concept ideas in order to further deepen our relationship and trust with these customers and ensure that we are meeting their particular demands and needs for plant-based frozen food products.

Furthermore, we intend to increase our investment in product development and production capabilities to continue to innovate within our core product categories. We anticipate this expansion to including acquiring additional production facilities as well as increasing employee head count to handle additional production.

Introduce and Expand Direct-to-Consumer Distribution Channels

We launched e-commerce functionality on our website on October 26, 2020 to take advantage of the direct-to-consumer market. We believe that the e-commerce channel offers broad opportunities for us to increase the Tattooed Chef’s brand presence through digital marketing thereby potentially generating incremental revenue. We intend to offer 24/7, flexible e-commerce access to consumers of Tattooed Chef branded products. We intend to continuously monitor the performance of our e-commerce platform, adapt our product pricing and offerings and expand our fulfilment capabilities as appropriate to grow, and support the growth, of revenue.

Expand to New Geographic Markets

We intend to explore opportunities to expand Tattooed Chef internationally. In the long term, we believe our current product offerings and existing production resources in Italy will enable it to penetrate the global frozen food market, which we estimate to be an approximately $380 billion opportunity.

Product Offerings Overview

We sell a range of branded and private label plant-based products across its core platforms of ready-to-cook bowls, cauliflower crust pizza, vegetable spirals and ready-to-eat acai and smoothie bowls. Our products are found primarily in the frozen food section of retail customers.

Branded Products

Revenue of Tattooed Chef branded products in the nine months ended September 30, 2020 was approximately $60.6 million (approximately 55% of total revenue), an increase of 538.7% from approximately $9.5 million (approximately 16% of total revenue) in the nine months ended September 30, 2019. Revenue of Tattooed Chef branded products in Fiscal 2019 was approximately $18.3 million (approximately 22% of total revenue), an increase of 815.0% from approximately $2.0 million (approximately 4% of total revenue) in Fiscal 2018. Tattooed Chef Branded products include ready to cook meals and snacks such as the Buddha Bowl, Mexican Style Street Corn, Organic Zucchini Spirals, Cauliflower Crust Pizza, Buffalo Cauliflower, Cauliflower Mac & Cheese Bowl and Acai and Smoothie Bowls.

Private Label Products

Revenue from private label products in the nine months ended September 30, 2020 was approximately $47.5 million (approximately 44% of total revenue), an increase of 3.0% from approximately $46.1 million (approximately 80% of total revenue) in nine months ended September 30, 2019. Revenue from private label products in Fiscal 2019 was approximately $63.8 million (approximately 75% of total revenue), an increase of 54.9% from approximately $41.2 million (approximately 87% of total revenue) in Fiscal 2018. Private label products include cauliflower pizza crusts and pizzas, riced cauliflower, acai and smoothie bowls, bulk vegetables (plain and value-added), and riced cauliflower stuffing. Depending on the customer, we may make exclusive products for that customer. The difference between an exclusive product for a particular customer compared to another primarily relates to product sizing or a specific set of ingredients.

Customer Overview

Our products (both branded and private label) are available at leading club stores and other major retailers. As of September 30, 2020, our products were available in approximately 7,200 retail outlets in the United States.

Club store customers often require different sizes or value packs while other retailers may have different requirements in terms of desired margins, allowance of promotional spend, and early payment discounts. These customer-specific parameters (which includes customers who purchase branded and private label products) are typical in the industry and we believe we will be able to price products appropriately for new retail customers. The process of placing products on shelves for new grocery customers can take anywhere from nine months to one year, from obtaining initial approvals to stocking products on shelves.

For Fiscal 2019, we were reliant on our five largest customers, which accounted for approximately 95% of total revenue. Revenue from these customers accounted for approximately 35%, 29%, 11%, 10% and 10%, respectively, of total revenue. For Fiscal 2018, we were reliant on our four largest customers, which accounted for approximately 91% of total revenue. Revenue from these customers accounted for approximately 46%, 19%, 13% and 13%, respectively, of total revenue. For the nine months ended September 30, 2020, we were reliant on our three largest customers, which accounted for approximately 87% of total revenue. Revenue from these customers accounted for approximately 36%, 34%, and 17%, respectively, of total revenue.

In addition, for Fiscal 2019, three customers accounted for 81% of our accounts receivables. These three customers individually accounted for approximately 57%, 13%, and 11% of our accounts receivables at December 31, 2019. One customer also accounted for 40% of our accounts receivables for the nine months ended September 30, 2020, and another accounted for 34%.

While we believe our relationships with these customers are strong, and none have indicated any intent to cease or reduce the volume of business they do with us, loss or significant reduction in business from any of these customers could adversely affect our business. See “Risk Factors — If we fail to retain existing customers, derive revenue from existing customers consistent with historical performance or acquire new customers cost-effectively, our business could be adversely affected. We are subject to substantial customer concentration.” See “— Our Growth Strategy — Continue to Grow the Tattooed Chef Brand” for discussion regarding growing sales of branded products to new customers.

We utilize food brokers to assist in establishing and maintaining relationships with certain key customers, which represent the bulk of our revenue. Pursuant to these agreements, each of our brokers is entitled to a commission based on the revenue it facilitates between us and the key customer. See “Risk Factors — If we experience the loss of one or more of our food brokers that cannot be replaced in a timely manner, results of operations may be adversely affected.”

Supply Chain

Sourcing and Suppliers

We primarily source our vegetables from Italy, which is one of the largest organic crop areas in the European Union.

We engage the services of an agronomist to help with forecasting and scheduling. Based in part on these forecasts, we obtain written commitments from a number of growers and cooperatives to grow certain crops in specified amounts for agreed upon prices, confirmed by purchase orders issued closer to the start of each harvesting season. In addition, we utilize multiple growers across various regions in Italy and are not dependent on any single grower for any single commodity. These commitments provide us with consistent supply throughout the growing season to support our year round production schedule.

We source strawberries and certain other crops in the United States but are not bound by purchase agreements for the crops sourced in the United States. Acai purée is sourced from Brazil through an American supplier, and while we currently single source this ingredient we believe there to be ample supply in the market.

We continue to expand our supply chain to ensure the certainty of supply of the highest quality raw materials that meet our demanding requirements for quality.

We rely on a sole supplier, Messer LLC, for liquid nitrogen, which is used in production to freeze products during the manufacturing process. We have entered into an agreement that expires in 2025 with our sole supplier of liquid nitrogen to provide up to 120% of our monthly requirements of liquid nitrogen.

Social Responsibility

Our corporate social responsibility (“CSR”) management system has several elements, including environmental, health and safety compliance, ethics, and governance.

Social responsibility is also an area of increasing regulation, with specific regulations such as the California Transparency in Supply Chains Act (the “Supply Chain Act”), which requires every retail seller and manufacturer doing business in California having annual worldwide gross receipts that exceed $100 million to disclose its efforts to eradicate slavery and human trafficking from its direct supply chain for tangible goods offered for sale. We require our suppliers to provide responses to questions regarding whether or not those suppliers are in compliance with applicable slavery and human trafficking laws. We are currently evaluating implementing a supply chain monitoring program in anticipation of complying with the Supply Chain Act based on our expectation of exceeding $100 million in gross receipts in 2020.

Manufacturing

We lease a processing facility in Prossedi, Italy, comprising over 100,000 square feet. The main products processed at this facility are riced cauliflower (plain and value-added), diced squash/zucchini, and vegetable spirals. During 2019, we upgraded the internal cold storage capabilities at the Prossedi plant.

We also lease multiple buildings in Paramount, California that serve as a processing facility and as our headquarters. This facility is over 50,000 square feet. The main products processed at this facility are Cauliflower Crust Pizzas, Acai Bowls, Smoothie Bowls, Mexican Style Street Corn, and other riced cauliflower bowls.

The manufacturing process is similar across all product lines and new products have been able to be produced without significant re-tooling costs or material equipment upgrades. We regularly make capital investment in our facilities to meet increased volumes resulting from growing demand of our products. During 2019, our aggregate capital expenditures from continuing operations were $3.7 million. We expect to spend approximately $6.2 million on capital projects in fiscal year 2020.

Our riced cauliflower and vegetable spirals are processed and packaged in our Prossedi, Italy facility. From this facility, the products are either held locally in cold storage or directly transported to United States for distribution.

Our bowls, smoothies, tray products (such as pizza crusts), and other products with more complex flavor profiles (such as Mexican Style Street Corn) are manufactured and processed in our Paramount, California facility.

We utilize outside suppliers on an as-needed basis for certain products or components of our products. One of our signature products, cauliflower pizza crust, is provided by outside suppliers. The termination of a supplier relationship may leave us with periods during which we have limited or no ability to manufacture these products or product components.

Facilities

We lease processing facilities in Prossedi, Italy and Paramount, California and have a small office suite lease in San Pedro, California. The Paramount facility also serves as our headquarters. Ittella Properties, LLC, a California limited liability company (“Ittella Properties”), a related entity controlled by Mr. Galletti, owns one of the buildings that comprise the Paramount facility and Deluna Investments, Inc., a California corporation (“Deluna”), a related party controlled by Mr. Galletti, owns the San Pedro building. We believe that the lease terms with Ittella Properties and Deluna are on an arms-length basis.

We believe that our current facilities are adequate to meet ongoing needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Competition

We operate in a highly competitive environment. We compete with companies that produce products in the plant-based, vegetarian, and frozen food categories, such as Sweet Earth (Nestle), Birds Eye (Conagra Brands), Amy’s, and Green Giant (B&G Foods). Additionally, a number of United States and international companies are working on developing or promoting plant-based products.

We believe that consumers consider the following product qualities in their purchasing decisions:

●	taste;

●	nutritional profile;

●	ingredients;

●	lack of soy, gluten and GMOs;

●	organic;

●	convenience;

●	cost;

●	wide variety of products;

●	brand awareness and loyalty among consumers; and

●	access to major retailer shelf space and retail locations.

We believe we compete effectively with respect to each of these factors. However, many companies in our industry have substantially greater financial resources, more comprehensive product lines, broader market presence, longer-standing relationships with distributors, retailers, and suppliers, longer operating histories, greater production and distribution capabilities, stronger brand recognition and greater marketing resources than us.

Seasonality and Working Capital

We have historically experienced moderate revenue seasonality, with the third and fourth fiscal quarters generating higher sale amounts due to product demonstration schedules, new SKU promotions and retailers allotting additional freezer space for holiday items. As our business grows and additional products are introduced, we expect that seasonality in revenue will decrease. We manage our inventory levels to meet the demand forecasts from select customers as well as our own internal forecasts. We believe our customers’ payment terms are customary for our industry.

Impact of COVID-19

The recent COVID-19 pandemic has impacted our business operations. While our manufacturing facilities remain operational, we have implemented physical distancing protocols and comprehensive preventative hygienic measures. At our facilities, we have implemented a series of physical distancing and hygienic practices to further support the health and safety of our employees. The employees are operating at extremely low density; all are being monitored for COVID-19 symptoms, including temperature screening of all personnel entering the site; and are following strict COVID-19 suggested Personal Protective Equipment guidelines per United States Centers for Disease Control and World Health Organization, including mandatory face coverings, increased hand washing and significantly increased sanitation of hard surfaces. All travel has been suspended and company-sponsored marketing activities have been curbed due to the COVID-19-related restrictions.

As government authorities institute restrictions on commercial operations, we are working to ensure compliance while also maintaining business continuity for essential operations in its facilities.

Our senior management team meets regularly and continually monitors and tracks relevant data, including guidance from local, national, and international health agencies and is committed to continuing to communicate with employees as more information is available to share. Neither our Italy facility nor California facility has shut down as a result of COVID-19.

While the ultimate health and economic impact of the COVID-19 pandemic are highly uncertain, we expect that our business operations and results of operations, including revenue, earnings and cash flows, will not be materially impacted for the balance of 2020.

As of November 1, 2020, we are aware that one of our employees in the California facility contracted COVID-19 in May 2020. The affected employee, along with nine other production employees who worked in the same production room and three quality assurance employees who spent most of their time in the same production room, were sent home and asked to self-quarantine for two weeks. These employees have since returned to work, as there was no significant impact to operations as a result of the situation.

On or around October 28, 2020, we received a letter from the State of California Department of Industrial Relations, Division of Occupational Safety and Health, which, among other things, informed us that the division received a complaint alleging that we have not strictly followed guidance from the U.S. Centers for Disease Control regarding social distancing. The division indicated in its letter to us that the division has not determined whether or not the allegation is true and that it does not intend to conduct an investigation. The letter is not a citation nor a notification of any proposed penalty. We provided a written response to this letter on November 3, 2020.

While the ultimate health and economic impact of the COVID-19 pandemic are highly uncertain, we expect that our business operations and results of operations, including revenue, earnings and cash flows, will not be adversely impacted for the balance of 2020. To mitigate any potential impact of COVID-19 on our business operations and results, we have expanded our supplier base so that we no longer rely on a sole source supplier for any of our raw materials and keep close contact with them to anticipate any problems with keeping up with the demand for our products. n this way, we anticipate being able to obtain raw materials at competitive prices and reduce the risk of supply interruptions. To date, there has been no impact on our liquidity, and we have not had the need to raise capital, reduce our capital expenditures, or modify any terms or contractual arrangements in response to COVID-19. Any changes in our operations have been due to the growth of our business, which was planned prior to the pandemic.

Order Fulfillment

We receive orders either by purchase orders pursuant to a previously agreed upon customer commitment or by a stand-alone purchase order from the customer. In either situation, the product is manufactured, packaged, and shipped either to a third-party cold storage facility or directly to the customer utilizing a third-party freight company. We utilize multiple third-party common carriers for all of our shipping needs.

Sales and Marketing

General

Sam Galletti and Sarah Galletti have historically led our sales and marketing efforts. Matt Williams serves as our Chief Growth Officer, where he is responsible for overseeing and managing our sales function. Each has extensive experience in food product sales to grocery retailers. Ms. Galletti, as the creator of the Tattooed Chef brand, is uniquely suited to work with retailers to educate them about the brand, respond quickly to their concerns, and consult on food trends.

As we grow our Tattooed Chef brand, we expect to expand our sales and marketing team by adding dedicated personnel to service new retail customers. We may also add outside sales representatives and/or brokers to extend our sales efforts.

We anticipate that marketing expenditures will primarily be on product demonstration allowances, slotting fees (as we expand into conventional retail grocery stores), and other similar in-store marketing costs, which we believe will be effective. Some of these expenses will be categorized as deductions to revenue under GAAP as opposed to marketing expense.

Sarah Galletti continues to lead our marketing efforts with respect to the Tattooed Chef brand. However, as we expand and grow our business, we anticipate that we may need to build out a brand management team with a focus on digital marketing and social media.

We utilize food brokers in conjunction with our internal sales team to establish and manage customer relationships.

Digital Marketing and Social Media

We drive consumer awareness and interest in our brand via (i) social and digital media, (ii) a public relations/marketing services firm that provides assistance in scheduling interviews and various news articles, (iii) ambassador and influencer activations, and (iv) customer media. We maintain a registered domain website at www.tattooedchef.com. The website is used as a platform to promote our Tattooed Chef brand and products, provide information about the brand, as well as where to purchase products in stores. In addition, we intend to launch our direct-to-consumer platform in the latter half of fiscal year 2020 through our website. We use social media platforms to build customer engagement and to directly reach desirable target demographics such as millennials and “Generation Z.” Below is a summary of our various social media platforms.

●	Facebook: We maintain a Facebook page, which is used to engage customers, distribute brand information and news, and publish videos and pictures promoting our brand.

●	Instagram: We maintain an active Instagram account, @tattooedcheffoods, which is used to publish content related to our products, and to better connect with potential and existing consumers.

●	Twitter: We maintain an active Twitter account, @tattooed_chef, which is used to disseminate trending news and information, as well as to publish short format product information and tips. We also regularly interact with its consumers through this platform.

Employees

As of September 30, 2020, we had approximately 400 full-time employees, including workers hired through staffing agencies. None of our employees are represented by a labor union, and we have never experienced a labor-related work stoppage. We believe our employee relations are good. Employment in Italy is either direct with us or through an agency similar to the United States. There are no labor unions representing our Italian employees.

Innovation and Product Development

We invest significant resources in innovating food concepts and creating new plant-based food products, based on market trends.

Our product development process begins with identifying popular food trends that we believe we can successfully bring to market. We then develop several prototype versions of each product and present these ideas internally and ultimately to various retail customers for feedback. We integrate this feedback into further product refinement, often in an iterative process, until we believe the product formulation is finalized. We do not utilize third-party product development firms to innovate products on our behalf.

Furthermore, we intend to increase our investment in product development and production capabilities to continue to innovate within our core product categories.

Trademarks and Other Intellectual Property

We own domestic copyrights and domestic and foreign trademarks, trademark applications, registrations, and other proprietary rights that are important to our business. Depending upon the jurisdiction, trademarks and their corresponding registrations are valid if they are used in the regular course of trade and/or their registrations are properly maintained. Our primary trademarks include the Tattooed Chef® and People Who Give a Crop™.

We aggressively protect our intellectual property rights by relying on trademark, copyright, trade dress and trade secret laws. We own the domain names: www.ittellafoods.com and www.tattooedchef.com.

We do not have any issued patents and we are not pursuing any patent applications.

We consider our marketing, promotions and products as a trade secret and thus, keep this information confidential. In addition, we consider as proprietary any information related to formulas, processes, know-how and methods used in production and manufacturing as trade secrets. We believe we have taken reasonable measures to keep the aforementioned items, as well as our business and marketing plans, customer lists and contracts, reasonably protected, and they are, accordingly, not readily ascertainable by the public.

Government Regulation

We are subject to extensive laws and regulations in the United States by federal, state and local government authorities and in Italy and the European Union.

Our activities in the United States are subject to regulation by various governmental agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Environmental Protection Agency (“EPA”), the Occupational Safety and Health Administration (“OSHA”), and the Departments of Commerce and Labor, as well as voluntary regulation by other bodies. Various state and local agencies also regulate our activities.

In Italy, our food production activities are regulated by specific legislation and compliance is overseen is regulated by specific legislation and compliance by the Italian Ministry of Health (“MOH”), with administrative authority further delegated to local agencies, each referred to as an Azienda Sanitaria Locale (“ASL”). The MOH, among other legal and regulatory regimes, prescribe the requirements and establish the standards for quality and safety and regulate ingredients, manufacturing, labeling and other marketing and advertising to consumers.

The facilities in which our products and ingredients are manufactured must register with the FDA and MOH, comply with current good manufacturing practices, or cGMPs, and comply with a range of food safety requirements established by, and implemented under, the Food Safety and Modernization Act of 2011 (the “FSMA”) and applicable foreign food safety and manufacturing requirements. Federal, state, local and foreign regulators have the authority to inspect our facilities to evaluate compliance with applicable requirements. Regulatory authorities also require that certain nutrition and product information appear on product labels, that product labels and labeling be truthful and non-misleading, and that our marketing and advertising be truthful, non-misleading and not deceptive to consumers. We are also prohibited from making certain types of claims about its products (including for example, in the United States, nutrient content claims and health claims, whether express or implied), unless we satisfy certain regulatory requirements.

In addition to federal regulatory requirements in the United States, California imposes its own manufacturing and labeling requirements. California requires facility registration with the relevant state food safety agency, and those facilities are subject to state inspection as well as federal inspection. We believe that our products are manufactured and labeled in material compliance with all relevant state requirements. We monitor developments at the state and country (U.S. federal and European Union) level that could apply to our products.

In addition, we are subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of its distributors and suppliers, are also subject to various laws and regulations relating to environmental protection and worker health and safety matters. We monitor changes in these laws and believes that we are in material compliance with applicable laws.

We have recently become subject to disclosure requirements regarding abusive labor practices (if any) in portions of our supply chain under the California Supply Chain Act.

Quality Control/Food Safety

We utilize a comprehensive food safety and quality management program, which employs strict manufacturing procedures, expert technical knowledge on food safety science, employee training, ongoing process innovation, use of quality ingredients and both internal and independent auditing.

Our Paramount, California and Prossedi, Italy facilities each has a Food Safety Plan (“FSP”) that focuses on preventing food safety risks and is compliant with the requirements set forth under the FSMA. In addition, each facility has at least one Preventive Controls Qualified Individual who has successfully completed training in the development and application of risk-based preventive controls at least equivalent to that received under a standardized curriculum recognized by the FDA and by MOH.

All of our manufacturing sites and suppliers comply with the Global Food Safety Initiative. All of our manufacturing sites are certified against a standard recognized by British Retail Consortium (“BRC”). These standards are integrated food safety and quality management protocols designed specifically for the food sector and offer a comprehensive methodology to manage food safety and quality. Certification provides an independent and external validation that a product, process or service complies with applicable regulations and standards.

In addition to third-party inspections of our co-manufacturers, we have instituted audits to address topics such as allergen control; ingredient, packaging and product specifications; and sanitation. Under FSMA, each of our co-manufacturers is required to have a FSP, a Hazard Analysis Critical Control Plant plan or a hazard analysis critical control points plan that identifies critical pathways for contaminants and mandates control measures that must be used to prevent, eliminate or reduce relevant food-borne hazards.

Independent Certification

In the United States, our organic products are certified in accordance with the USDA’s National Organic Program through Quality Assurance International, a third-party certifying agency.

Each of our facilities has obtained several important certifications or verifications, including the BRC Food Safety certification, Non-GMO Project verification, USDA Organic certification, and a gluten-free certification from the Gluten-Free Certification Organization.

Our facility located in Italy is certified Kosher under the supervision of OK Kosher Certification.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of its operations in the normal course of business.

An indirect subsidiary of ours, Ittella Italy, is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The case was brought by five relatives of the deceased worker. The five plaintiffs are seeking collectively 1,869,000 Euros from the defendants. In addition to Ittella Italy, the pest control company for which the deceased was working at the time of the accident is a co-defendant. Furthermore, under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Procedurally, the case remains in a very early stage of the litigation, Ultimately, a trial will be required to determine if the defendants are liable, and if they are liable, a second separate proceeding will be required to establish the amount of damages owed by each of the co-defendants. Both co-defendants have insurance policies that may be at issue in the case. Ittella Italy believes any required payment could be covered by its insurance policy; however, it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Based on information received from its Italian lawyers, Ittella Italy believes that the litigation may continue for a number of years before it is finally resolved.

We are not currently a party to any legal proceeding that we believe would adversely affect our financial position, results of operations, or cash flows and are not aware of any material legal proceedings contemplated by governmental authorities.

Corporate Information

Our principal executive offices are located at 6305 Alondra Boulevard, Paramount, California 90723, and our telephone number is (562) 602-0822. The corporate website address is www.tattooedchef.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MANAGEMENT

Management and Board of Directors

The following persons are our executive officers and directors as of the date of this registration statement:

Name	Age	Position
Salvatore “Sam” Galletti	57	President, CEO, and Class III Director
Sarah Galletti	34	Creative Director
Stephanie Dieckmann	42	Chief Operating Officer
Charles Cargile	56	Chief Financial Officer
Giuseppe Bardari	44	President, Ittella Italy
Matthew Williams	49	Chief Growth Officer
Bryan Rosenberg (2)	55	Class III Director
Paula Ciaramitaro (1)(3)	57	Class III Director
Edward S. Gelfand (1)(3)	72	Class II Director
Daniel Williamson (3)	64	Class II Director
Jennifer Fellner (1)(2)	54	Class II Director
Ryan Olohan	46	Class I Director
David Boris (2)	60	Class I Director
Marie D. Quintero-Johnson	54	Class I Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Salvatore “Sam” Galletti has served as our President and CEO since our founding in 2009 as Stonegate Foods, Inc. Mr. Galletti has over 35 years’ experience in the food industry including prior operational and investor roles at Ittella, Sonora Mills, Good Karma Foods, and others, where he gained experience manufacturing a variety of products including seafood, breaded vegetables, grilled chicken and other organic foods. Through these prior roles, he has established key relationships with many of the retailers who now carry our products. Mr. Galletti initially intended that we be primarily an importer of Italian vegetables and other products, having realized the quality of produce from Italy surpassed that of available comparable produce from the U.S. Following our entrance into private label production and manufacturing of frozen products in our own facility, the name was changed to Ittella International in 2015. Mr. Galletti also serves as one of our directors.

Sarah Galletti holds the title of “Tattooed Chef” and Creative Director and since 2014 has led our transition from a producer of private label frozen vegetables to a branded, innovator of frozen plant-based meals and snacks. She is primarily responsible for the development of new products as well as the strategic and creative direction of the Tattooed Chef brand. Ms. Galletti remains highly involved in our sales and marketing efforts, including management of the Tattooed Chef brand’s digital marketing platform and development of our online DTC functionality. Prior to her involvement with the company, Ms. Galletti spent time in Italy working as a pizza and pastry chef at various eateries. Ms. Galletti’s time abroad led to her inspiration for the Tattooed Chef brand, having recognized a lack of high-quality, plant-based options available within the U.S. Since 2014, Ms. Galletti worked with us to develop and create the Tattooed Chef brand as an expression of her passion to supply consumers with unique, clean label, plant-based meals and other food products.

Stephanie Dieckmann has served as our COO and CFO from 2017 to 2020 and has over 12 years of combined food industry experience. On August 24, 2020, Ms. Dieckmann stepped down as CFO. In her role as CFO, she oversaw all of our accounting, business support, financial planning and analysis, treasury, real estate and tax functions. Prior to joining us, Ms. Dieckmann was CFO at APPA Fine Foods, a private label food manufacturer of fresh ready to eat, frozen meals, and grilled chicken products, where she worked for over seven years. She also held a financial controller position with The Perfect Bite Co., a gourmet frozen appetizer company. During her time at APPA Fine Foods, Ms. Dieckmann became acquainted with Mr. Galletti, who was a former investor in the company. In her role as COO, Ms. Dieckmann is primarily responsible for all operations in the U.S. and has spearheaded our growth from approximately $32.5 million in sales in 2017 to approximately $84.9 million in 2019.

Giuseppe Bardari is the current President of Ittella Italy. Mr. Bardari joined us in 2010 as a Director of International Business Development, a position which he held for seven years, and was responsible for the procurement of items from Italy and managing the process of items leaving Italy and arriving in the United States. In 2017, he became President of our Italian division, Ittella Italy. Mr. Bardari is responsible for overseeing all operations of Ittella Italy, which includes managing relationships with local growers, procuring imported ingredients and the exporting of finished products. Mr. Bardari holds additional frozen food industry experience from over six years spent as an export manager for Gias Spa. He holds a Degree in Economics from Messina University and MBA with specialization for Hi-Tech from Sdipa/Bocconi. Mr. Bardari continues to oversee all Italian operations.

Charles Cargile has over 30 years of financial and operational experience, most recently serving as Chief Executive Officer of Nasdaq-listed Sunworks, Inc. from March 2017 until joining Ittella Parent in August 2020. Prior to joining Sunworks, Mr. Cargile served as Senior Vice President, Chief Financial Officer and Treasurer of Newport Corporation from October 2000 until April 2016, when Newport Corporation was acquired by MKS Instruments. At Newport Corporation, Mr. Cargile was responsible for all accounting, financial reporting, tax, treasury, investor relations and information technology functions, as well as strategic planning, mergers, acquisitions and divestitures. From November 1998 to October 2000, Mr. Cargile had several roles at York International Corporation including Corporate Controller and Chief Accounting Officer and Vice President, Finance and Corporate Development. Mr. Cargile started his career at Coopers & Lybrand and Borg Warner Industrial Products, which later became Flowserve Corporation. Mr. Cargile has a B.S. in Accounting from Oklahoma State University and earned an MBA from the Marshall School of Business at the University of Southern California (USC). Mr. Cargile currently serves on the Board of Directors of Sunworks and Photon Control, as well as the Corporate Advisory Board for the Marshall School of Business at USC.

Matthew Williams has over 25 years of experience in sales leadership and general management roles in the consumer packaged goods industry, most recently as the President of food brands for Sugar Mountain, a creative food company with brands Beecher’s Handmade Cheese and Mishima Reserve American Wagyu, since March 2019. Prior to his role at Sugar Mountain, he served as Senior Vice President for Dean Foods from August 2014 until March 2019. In his most recent role with Dean Foods, he was Senior Vice President of the frozen business unit, where he was responsible for sales and marketing of Dean’s branded and private label ice cream business.

Non-Employee Directors

Edward S. Gelfand has over four decades of combined legal experience involving business and securities regulation. Mr. Gelfand specializes in public and private securities offerings and syndications, securities compliance and transactions, public company filings, merger and acquisitions, as well as other related practices. Mr. Gelfand is an active member of the State Bar of California, and is a partner in the law firm of Gartenberg Gelfand Hayton LLP and also serves as of counsel to the law firm of Gundzik Heeger LLP. Mr. Gelfand has served and continues to serve as corporate securities counsel for several SEC-reporting public companies, including QS Energy, Inc., Rightscorp Inc., Iroquois Valley Farmland REIT, PBC (Regulation A+), Massroots, Inc. and PPOL, Inc. He also serves as corporate counsel to numerous private companies and individuals. Mr. Gelfand has experience across a wide range of industries, including broker-dealers, investment advisers, restaurants, film distribution pro boxing, renewable energies, aeronautics, auto racing, and real estate. Mr. Gelfand has been engaged in private and government practice since 1976. He has previously served as a staff attorney, special counsel, and as a Chief, Branch of Enforcement, in the Los Angeles Regional Office of the U.S. Securities and Exchange Commission. He has also served as an arbitrator for the NASD, now Financial Industry Regulatory Authority (FINRA), and been appointed as a receiver by numerous federal courts. Mr. Gelfand received a B.S. from Roosevelt University in 1970, and a J.D. from the University of San Fernando Valley College of Law in 1976.

Bryan Rosenberg has held executive management positions within food and beverage companies for over 15 years. Mr. Rosenberg is the President and CEO of Thai Union North America, the world’s largest producer of shelf-stable tuna products with annual sales exceeding $4.1 billion. He is responsible for its two key North America operating companies, Chicken of the Sea International (COSI) and Chicken of the Sea Frozen Foods (COSFF). Prior to his current role, Mr. Rosenberg served as President and CEO of COSFF since he established the company in 2006 in partnership with Thai Union. Under Mr. Rosenberg’s leadership, COSFF has become the largest importer of shrimp, lobster, and crab meat in the US, selling into all channels of trade with annual revenue approaching $1 billion. Mr. Rosenberg also serves on the Board of Advisors for the Department of Economics at University of California, Santa Barbara, where he is a Magna Cum Laude graduate with a B.A. in Business Economics.

Paula Ann Ciaramitaro is a seasoned financial executive with more than 25 years of experience in the food industry. She has served as the Controller for J&D Seafoods, Inc. since 1994 and has extensive experience managing accounts receivable, accounts payable, inventory and trading, product sourcing and creation, developing trading strategies in a very competitive seafood market, and much more. Prior to her position with J&D Seafoods, she founded her own travel agency, M.A.P. Travel, Inc., which she operated from 1982 to 1987. Through June 30, 2020, Ms. Ciaramitaro served as the President of USC Town and Gown, which is the largest USC alumni organization in existence and oversaw a $46 million budget for the organization. She currently serves as an advisor to the Board of Town and Gown. She has been highly involved with philanthropic and fundraising efforts for the University and was instrumental in working with the USC Board of Trustees to coordinate a $6 billion fundraising effort for the University. She graduated from the University of Southern California in 1985 with a B.S. in Business Administration and a Master of Business Administration from the University of Phoenix in June 2010.

Jennifer Fellner is a veteran communications consultant with 25 years of broad public relations experience helping a wide range of clients from start-ups developing brands to Fortune 500 companies successfully communicating with stakeholders across industries spanning consumer products, technology, food and politics. With 28 years of experience at Access Communications, she has been privileged to work with brands such as Apple Computer, Annie’s Organics, Brinker International, Clif Bar, ESPN, Hasbro, Horizon Organic, Intuit, LeapFrog Toys, LUNA, Lundberg Family Farms, Peet’s Coffee & Tea, Polycom, Revo, SEGA, Safeway, Seiko and Toys “R” Us. Dedicated to delivering fresh ideas, measurable results and strategic insights, Jennifer has managed some of the longest client relationships at Access. Jen had a thirteen year relationship with SEGA, creating a deep experience in the fastest growing segment of the entertainment industry — video games — and encouraged her team to embrace social media and web 2.0 strategies to connect SEGA to its key audiences. She also led the Corporate Communications effort for 18 years supporting Intuit’s Corporate Communications function. Jennifer’s focus on Reputation Management and Sustainability gives her deep experience in financial communications, executive communications and speechwriting, as well as crisis communications and issues management, counseling clients with challenges ranging from exploding toys, food tampering to online financial fraud.

David Boris has served as Co-Chief Executive Officer, Chief Financial Officer and Director of Forum I from its inception in November 2016 until Forum I’s business combination with ConvergeOne and served as a member of ConvergeOne’s board of directors from the business combination until ConvergeOne’s acquisition by CVC in January 2019 at $12.50 per share. He has over 30 years of Wall Street experience in mergers and corporate finance and has been involved in approximately 20 SPAC transactions as an advisor, investment banker and/or officer or board member, including ten business combinations totalling over $5.0 billion. Mr. Boris was a Director of Pacific Special Acquisition Corp. from July 2015 until August 2017. From November 2010 to May 2013, Mr. Boris served as Chairman of Primcogent Solutions LLC, leading the board during the period of the company’s preparation to seek reorganization by way of a voluntary bankruptcy petition, which was filed in 2013. Mr. Boris served as Senior Managing Director and Head of Investment Banking at Pali Capital, Inc., an investment banking firm, from 2007. Mr. Boris served as President of Ladenburg Thalmann Group Inc. from 1999 to 2000, and was also Executive Vice President and Head of Investment Banking at Ladenburg Thalmann & Co. Inc. from 1998 to 2000. In addition, he was a co-founder, director, and a principal stockholder of Brenner Securities Corporation and its successors. Prior to Brenner, Mr. Boris was at Oppenheimer & Company Inc., as a Senior Vice President and Limited Partner. Mr. Boris began his career as a member of the Business Development Group of W.R. Grace & Company, from 1984 to 1985. He is an active member of the Young Presidents’ Organization, an organization with over 25,000 members who are in the top position of a qualifying company or division and are directly responsible for all operations of such business or division. Mr. Boris received a M.B.A. from Columbia University Business School and a B.A. from Vassar College, cum laude. We believe Mr. Boris is well qualified to serve as a member of the board due to his wide range of experience in capital market activities as well as his activities in special purpose acquisition companies and asset management, including his experience as an executive officer and director of Forum I and Forum II.

Ryan Olohan is the managing director of Food, Beverage and Restaurants at Google. Ryan started his career at Google in 2007, first overseeing the consumer packaged goods industry and has spent the past seven years as a thought leader in healthcare as the Managing Director of Google Healthcare. He leads the teams responsible for developing and managing Google’s relationships with the foremost innovators in the food, beverage and restaurant space. Mr. Olohan’s teams partner with the largest restaurant advertisers in the world to build their brands though utilizing Google’s vast search, display, mobile, online video, and other platforms. As head of the Food Industry team, Ryan is responsible for driving the teams’ strategy, industry and consumer insights, operational excellence, and thought leadership.

Daniel J. Williamson is the President and CEO of Aspen Medical Products LLC. He is responsible for their global operations with offices in United States, Mexico, Germany and Scotland and founded Aspen Medical Products in 1993. He owned the business until it was sold to the Cortec Group in 2019. Under his leadership, Aspen Medical Products became the premier leader in Spinal Bracing. Prior to founding Aspen Medical Products, Mr. Williamson was the COO and CFO for California Medical Products from 1988 to 1991, and the General Manager for Ladera Medical California from 1991 to 1995, to whom California Medical Products was sold in 1991. Mr. Williamson began his career in 1978 at American Hospital Supply Corporation, which subsequently merged with Baxter International. He has held positions in operations, finance and accounting for multiple divisions of both companies. Mr. Williamson won the EY Entrepreneur Award for Orange County CA in 2017 for his innovative leadership at Aspen. Mr. Williamson also serves as the Chairman of Alger Precision Manufacturing, Reflections Holdings and Deep Roots Bible Curriculum. He is also on the Board of Focal Point Ministries and The Premier Christian Education Group. Mr. Williamson has a Bachelor of Science degree in Accounting from Miami University in Ohio and holds a CPA.

Marie D. Quintero-Johnson has over 30 years of combined food and beverage experience. Currently, she serves as Vice President, M&A, Insights, and Corporate Real Estate for The Coca-Cola Company, a role she has held since 2002. In her current role, Ms. Quintero-Johnson supports the development and implementation of Coca-Cola’s global strategy through various growth, efficiency, and scale initiatives. During her tenure, the Coca-Cola Company has completed more than $40 billion worth of transaction in over 100 countries, and has significantly increased the number of brands under its corporate umbrella. Prior to joining the Coca-Cola Company in 1992, Ms. Quintero-Johnson began her career at Coopers & Lybrand (k.n.a PricewaterhouseCoopers). Ms. Quintero-Johnson currently sits on the Board of Coca-Cola Beverages Africa, Coca-Cola Bottling of Egypt, Atlanta Downtown Improvement District, and Cristo Rey Atlanta high School. She received her M.B.A. from the Darden Graduate School of Business Administration, University of Virginia, and her B.S. in Accounting and International Business from Georgetown University. Ms. Quintero-Johnson is a Certified Public Accountant.

Family Relationships

Salvatore Galletti is the father of Sarah Galletti.

Classified Board of Directors

The board is divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors are divided among the three classes as follows:

●	the Class I directors are Marie D. Quintero-Johnson, Ryan Olohan, and David Boris, and their terms expire at the annual meeting of stockholders to be held in 2021;

●	the Class II directors are Edward S. Gelfand, Daniel Williamson, and Jennifer Fellner, and their terms expire at the annual meeting of stockholders to be held in 2022; and

●	the Class III directors are Salvatore Galletti, Paula Ciaramitaro, Bryan Rosenberg, and their terms expire at the annual meeting of stockholders to be held in 2023.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Committees of the Board of Directors

The standing committees of our Board currently include an audit committee, a compensation committee, a nominating and corporate governance committee, and a food safety committee. Each of the committees report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

Our audit committee consists of Messrs. Ciaramitaro, Gelfand, and Fellner. The board of directors has determined that each committee member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our audit committee is Mr. Gelfand. The board of directors has determined that Mr. Gelfand and Ms. Ciaramitaro are “audit committee financial experts” within the meaning of SEC regulations. Our Board has also determined that each member of the audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Messrs. Rosenberg, Fellner, and Boris. Our Board has determined each member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is Mr. Rosenberg. We are relying upon the exemption for the requirement that we have a compensation committee comprised entirely of independent directors. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Co-Chief Executive Officers’ compensation, if any is paid by us, evaluating our Co-Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Co-Chief Executive Officers based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Ciaramitaro, Williamson, and Gelfand. Our Board has determined each member is independent under Nasdaq listing standards. The chairperson of our nominating and corporate governance committee is Ms. Ciaramitaro. Specific responsibilities of the compensation committee will include:

●	making recommendations to our Board regarding candidates for directorships;

●	making recommendations to our Board regarding the size and composition of our Board;

●	overseeing our corporate governance policies and reporting; and

●	making recommendations to our Board concerning governance matters.

Food Safety Committee

Our food safety committee consists of Messrs. Ciaramitaro, Williamson, and Rosenberg. The chairperson of our nominating and corporate governance committee is Mr. Rosenberg. Specific responsibilities of the compensation committee will include:

●	overseeing management’s performance of complying with food safety laws;

●	reviewing and evaluating practices, procedures, strategies and initiatives to protect food safety;

●	reviewing and evaluating trends, issues and concerns which affect or could affect our food safety practices, and the risks arising therefrom, in light of our overall efforts related to food safety;

●	obtaining reports from members of management as the committee deems necessary or desirable in connection with our practices, procedures, strategies and initiatives relating to food safety, and risks arising therefrom;

●	identifying, investigating and addressing allegations of potential non-compliance with applicable laws and regulations;

●	reviewing and evaluating any corrective action taken by management to address any food safety related risks or incident, if any, and advising the Board regarding any proposed action in relation thereto; and

●	overseeing our response to stockholder proposals relating to food safety.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. We have previously filed copies of our form Code of Ethics, our form of audit committee Charter and our form of compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 6305 Alondra Boulevard, Paramount, California 90723. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2019 to which we, Forum and Tattooed Chef have been a participant, in which:

●	the amount involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation” or that were approved by our compensation committee.

We believe the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Forum

On May 22, 2018, Forum issued an aggregate of 5,750,000 Founders Shares for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. These Founders Shares automatically converted into common stock upon the consummation of the Business Combination on a one-for-one basis, subject to adjustments. These Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. On September 21, 2018, the underwriters’ over-allotment option expired unexercised, and, as a result 750,000 of these Founder Shares were forfeited resulting in an aggregate of 5,000,000 Founder Shares outstanding.

The Sponsor and the IPO underwriters purchased an aggregate of 655,000 units at a price of $10.00 per unit, consisting of 555,000 units by the Sponsor and 100,000 units by the IPO underwriters for an aggregate purchase price of $6,550,000. The proceeds from the Private Placement Units were added to the proceeds from the Forum IPO held in the trust account of Forum.

Registration Rights

We have entered into agreements that provide certain holders of our securities registration rights with respect to certain securities. See the section titled “Description of Capital Stock—Registration Rights.”

Certain Share Transfers

Prior to the Closing, Salvatore Galletti contributed 2% of his shares of Ittella Parent to Project Lily, LLC, a Delaware limited liability company (“Project Lily”). Salvatore Galletti is the sole member of Project Lily. Salvatore Galletti then made a gift of the membership interests in Project Lily to his daughter, Sarah Galletti, and his son, Abel Galletti. Each of Sarah and Abel Galletti, after giving effect to these gifts, own 24% of Project Lily; however, neither Sarah Galletti nor Abel Galletti has voting or investment power with respect to shares held by Project Lily.

Indebtedness

In January 2009, we entered into a promissory note with Salvatore Galletti as the lender in the amount of $50,000 which matures on December 31, 2020. This note bears interest at 4.75% over the prime rate. This note was repaid on June 2, 2020.

We entered into a credit agreement with Mr. Galletti as the lender for a $1.2 million revolving line of credit. Monthly interest payments are accrued at 4.75% above the prime rate on any outstanding balance. In addition, we agreed to pay Mr. Galletti 0.67% per month of the full amount of the revolving credit line, regardless of whether we have borrowed against this line of credit. This agreement originally expired on December 31, 2011 but has been extended to expire on December 31, 2024. The outstanding balance of the line of credit is $0.4 million as at December 31, 2019. This loan was repaid on June 22, 2020.

We entered into a promissory note with Mr. Galletti as the lender in the amount of $150,000 which bears interest at 8.0% per annum. This note was repaid on June 22, 2020.

In May 2018, Ittella Italy entered into a promissory note with Pizzo in the amount of 48,000 Euro. The note bears interest at 8.0% per annum and has a maturity date of January 31, 2021. The balance of the note is $99,337 at December 31, 2019. This note has been repaid in full in October 2020.

Leases

A wholly-owned subsidiary of ours, Ittella Inc., leases two buildings from two separate entities which are both under the common ownership of Salvatore Galletti. Ittella Properties was formed to own and manage the properties leased in these arrangements. Ittella Properties is a VIE and Ittella Parent consolidates this entity’s accounts in its consolidated financial statements as of Fiscal 2019 and Fiscal 2018.

Indemnification Agreements and Directors and Officers Liability Insurance

Our certificate of incorporation and bylaws limit the personal liability of our directors to our stockholders or us for monetary damages in any proceeding by reason of the fact that he or she is or was a director or officer of ours to the fullest extent permitted by the Delaware General Corporation Law. In addition, Ittella LLC maintains directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. We have entered into indemnification agreements with our officers and directors.

Policies and Procedures for Related Person Transactions Prior to Business Combination

The Delaware General Corporation Law and our certificate of incorporation and bylaws contain customary provisions relating to the approval of related party transactions. We had no additional policies or procedures prior to the Business Combination with respect to related party transactions.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our Board adopted a written related person transaction policy that set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate the information to our audit committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by its audit committee or another independent body of its board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, for the year ended December 31, 2019, were:

●	Salvatore Galletti, President and Chief Executive Officer

●	Giuseppe Bardari, President, Ittella Italy

●	Stephanie Dieckmann, Chief Financial Officer and Chief Operating Officer(1)

(1) Effective as of August 24, 2020, Charles Cargile was appointed as our Chief Financial Officer and Ms. Dieckmann stepped down as Chief Financial Officer. Ms. Dieckmann continues to serve as our Chief Operating Officer.

Summary Compensation Table

The table below sets forth the annual compensation paid by Ittella Parent during the fiscal years ended December 31, 2019 and 2018 to the principal executive officer and the next two most highly compensated officers, along with the next two most highly compensated individuals.

Name and Principal Position	Year	Base Salary ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Salvatore Galletti,	2019	$187,797	$0	$15,954	(1)	$203,751
Chief Executive Officer	2018	$122,366	$0	$15,954	(1)	$138,320

Giuseppe Bardari,	2019	$406,581	$0	0		$406,581
President of Ittella Italy	2018	$220,972	$0	0		$220,972

Stephanie Dieckmann,	2019	$134,616	$0	$50,000	(2)	$184,616
Chief Operating Officer	2018	$120,000	$0	$30,000	(2)	$150,000

(1) Consists of the value of use of a company-leased car.

(2) Consists of discretionary bonus.

Narrative Disclosure to Summary Compensation Table

For 2019, the principal elements of compensation provided to the named executive officers were base salaries and broad-based employee benefits.

Base Salary. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.

All Other Compensation. All Other Compensation generally a discretionary bonus or the value of a company-provided car.

Retirement Benefits. Ittella Parent did not maintain or provide defined benefit pension, nonqualified deferred compensation or qualified defined contribution plans for the named executive officers.

Change of Control and Severance Provisions. Ittella Parent was not a party to any agreement or understanding with respect to payments due to any of the named executive officers following a termination or change of control. However, the board of directors of Ittella Parent granted Stephanie Dieckmann a single share of Class A Special Stock of Ittella Parent that entitled Ms. Dieckmann to 500,000 shares of our common stock and $1,000,000 upon consummation of the Business Combination. In addition, the Ittella Parent Board granted Pizzo Food Srls, a company organized under the laws of Italy (“Pizzo”), a single share of Class B Special Stock of Ittella Parent, which entitled Pizzo to 1,500,000 shares of our common stock and $2,000,000 upon consummation of the Business Combination. Giuseppe Bardari owns 100% of Pizzo and has sole voting and investment power over the shares held by Pizzo.

Employment Agreements. We have entered into Employment Agreements with Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari.

Employment Agreement with Salvatore Galletti

Under the terms of Mr. Galletti’s Employment Agreement, Mr. Galletti serves as our Chief Executive Officer and President and earns a base salary of $375,000 per year for three years. During the term of Mr. Galletti’s Employment Agreement and for one year after termination, Mr. Galletti will be bound by non-competition and non-solicitation obligations. If Mr. Galletti is terminated without cause or resigns for good reason he will be entitled to his base salary for one year as a severance payment.

Employment Agreement with Sarah Galletti

Under the terms of Ms. Galletti’s Employment Agreement, Ms. Galletti serves as our Director of Research and Development and earns a base salary of $132,000 per year for three years. During the term of Ms. Galletti’s Employment Agreement and for one year after termination, Ms. Galletti will be bound by non-competition and non-solicitation obligations. If Ms. Galletti is terminated without cause or resigns for good reason she will be entitled to her base salary for one year as a severance payment.

Employment Agreement with Stephanie Dieckmann

Under the terms of Ms. Dieckmann’s Employment Agreement, Ms. Dieckmann serves as our Chief Operating Officer and earns a base salary of $210,000 per year for three years. During the term of Ms. Dieckmann’s Employment Agreement and for one year after termination, Ms. Dieckmann will be bound by non-competition and non-solicitation obligations. If Ms. Dieckmann is terminated without cause or resigns for good reason she will be entitled to her base salary for one year as a severance payment.

Employment Agreement with Giuseppe Bardari

Under the terms of Mr. Bardari’s Employment Agreement, Mr. Bardari serves as President of Ittella Italy S.R.L., a wholly-owned subsidiary of the Company, and earns a base salary of 30,000.00 € per month for three years. During the term of Mr. Bardari’s Employment Agreement and for one year after termination, Mr. Bardari will be bound by non-competition and non-solicitation obligations.

Potential Payments upon Termination or Change in Control

Except as discussed above, no named executive officer has a contractual or other entitlement to severance or other payments upon termination or a change in control.

Compensation of Non-Employee Directors

Ittella Parent’s directors did not receive any compensation as directors in 2019.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) that person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our common stock then outstanding; or

●	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of October 16, 2020, we had 65,118,913 shares of common stock outstanding, including Adjustment Shares. All of the 45,950,329 shares of common stock owned by the Selling Securityholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of the 39,470,329 shares of common stock (including Adjustment Shares) we issued to stockholders of Ittella Parent as part of the merger consideration pursuant to the Merger Agreement are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale the shares held the identified Selling Securityholders.

As of the date of this registration statement, there are 20,655,000 warrants outstanding, consisting of (i) 20,000,000 Public Warrants originally sold as part of the units issued in Forum’s IPO, and (ii) 655,000 Private Placement Warrants that were sold by Forum to the Sponsor and IPO underwriters in a private sale prior to the initial public offering. These warrants are exercisable commencing on the date that is 30 days from the Closing Date. In addition, pursuant to a contract entered into by the Company and principals of the Company’s financial advisor, the Company will issue 825,000 shares of common stock to those principals.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our officers and directors; and

●	all of our executive officers and directors.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them. The beneficial ownership of shares of our common stock has been determined assuming that all of the Adjustment Shares are issued and outstanding.

	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Directors and Executive Officers of Tattooed Chef
Salvatore Galletti(2)(5)	32,786,538	50.3%
Sarah Galletti(3)(5)	—
Stephanie Dieckmann(5)	500,000	0.8%
Giuseppe Bardari(4)(5)	1,500,000	2.3%
Charles Cargile(5)	—
Matthew Williams(5)	—
David Boris(1)	—
Edward S. Gelfand(5)	—
Bryan Rosenberg(5)	—
Paula Ciaramitaro(5)	—
Jennifer Fellner(5)	—
Ryan Olohan(5)	—
Daniel Williamson(5)	—
Marie D. Quintero-Johnson(5)	—
All executive officers and directors as a group (14 individuals)	34,786,538	53.4%

Five Percent Stockholders:
UMB Capital Corporation(6)	4,683,791	7.2%

(1)	Mr. Boris is a managing member of Forum Capital Management II LLC, the managing member of the Sponsor, and shares the voting and dispositive power of the securities held by the Sponsor. The Sponsor distributed its shares to its members, including the Boris Investment Trust. Mr. Boris, Carin Boris, Jaime Boris, and Danielle Boris are beneficiaries of this trust. Mark Goodman is the trustee of this trust and has voting and/or investment power of the securities held by this trust. This trust holds 2,146,715 shares of common stock and 34,685 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Mark Goodman is the trustee of this trust and has voting and/or investment power of the securities held by this trust. Each of these individuals disclaims beneficial ownership of the shares held by Boris Investment Trust except to the extent of his pecuniary interest therein. The business address of Mr. Boris is 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445.
(2)	Includes 655,731 shares held by Project Lily, LLC, a Delaware limited liability company (“Project Lily”). Includes 85,750 Adjustment Shares for Mr. Galletti and 1,750 Adjustment Shares for Project Lily. Project Lily is owned 52% by The Salvatore And Josan Galletti Revocable Family Trust, Dated March 30, 2005, 24% by Mr. Galletti’s daughter, Sarah Galletti, and 24% by his son, Abel Galletti. Salvatore Galletti has sole voting and investment power over the shares held by Project Lily. Mr. Galletti and Josan Galletti each have voting and investment power of any assets held by their trust. Josan Galletti disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly.
(3)	Does not include any shares held by Project Lily. Sarah Galletti is an owner of Project Lily, as described in footnote 2, but does not have any voting or investment power over the shares held by Project Lily.
(4)	Represents shares held by Pizzo Food Srls (“Pizzo”). Mr. Bardari owns 100% of Pizzo and has sole voting and investment power over the shares held by Pizzo.
(5)	The business address of each of these entities or individuals is 6305 Alondra Boulevard, Paramount, California 90723.
(6)	Includes 12,500 Adjustment Shares. The business address of UMB is UMB Capital Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106. Voting and dispositive power of the shares held by UMB is held by its board of directors, which currently comprises Andre Trudell, Mariner Kemper, Jim Rine, Tom Terry, Dominic Karaba, Greg Carasik, and Chris Roth. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

DESCRIPTION OF INDEBTEDNESS

Our line of credit provides for borrowings up to (a) 90% of the net amount of eligible accounts receivables; plus, (b) the least of (i) the sum of: (A) 50% of the net amount of eligible inventory; plus (B) 45% of the net amount of eligible in-transit inventory; (ii) $5.0 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (C) the sum of all reserves. This line of credit is secured by substantially all of our assets. Outstanding borrowings under this line of credit bear interest at the sum of (i) the higher of the prime rate or LIBOR rate plus 2.0% and (ii) 1%. As of September 30, 2020, approximately $19.7 million was drawn on this line of credit and the borrowing base was the full $25.0 million.

In September 2018, we exercised an option within this line of credit to enter into a promissory note with a financial institution in the amount of $1.0 million. The note accrues interest at the sum of (i) the higher of the prime rate or LIBOR rate plus 2.0% and (ii) 1.5% and has a maturity date of May 2021. The note is secured by substantially all of our assets.

A letter of credit in the amount of 750,000 Euros was outstanding at each of June 30, 2020, December 31, 2019 and as of June 30, 2019. The letter of credit was issued to guaranty the Italian facility lease.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Stock

Our amended and restated certificate of incorporation authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of October 16, 2020, there were 65,118,913 shares of common stock outstanding, including Holdback Shares, Sponsor Earnout Shares, and shares held in escrow in respect of any merger consideration adjustment, and no shares of preferred stock outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and do not have the right to cumulate votes in the election of directors.

Dividends

Holders of common stock will be entitled to receive dividends and other distributions, if any, in amounts declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in these dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders following the Business Combination) generally serving a term. Class I directors will serve until the next annual meeting of stockholders following the date of effectiveness of our amended and restated certificate of incorporation, Class II directors will serve until the second annual meeting of stockholders following the date of effectiveness of our amended and restated certificate of incorporation and Class III directors will serve until the third annual meeting of stockholders following the date of effectiveness of our amended and restated certificate of incorporation.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of Business Combination. Pursuant to the Warrant Agreement, a warrantholder may exercise his, her or its warrants only for a whole number of shares of common stock. The warrants will expire five years after Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle the warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon the warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of the warrant will not be entitled to exercise the warrant and the warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. If a registration statement is not effective for the exercised warrants, the purchaser of a unit containing the warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Under the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC this registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause this registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If this registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrantholders may, until there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange and is not a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrantholder ; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that the holder will not have the right to exercise the warrant, to the extent that after giving effect to the exercise, that person (together with that person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own more than 4.9% or 9.8% (or another amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to the exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of the stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to the increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in the rights offering (or issuable under any other equity securities sold in the rights offering that are convertible into or exercisable for common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in the rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for these rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of the shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of that event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of that event. If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of the consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of the shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which was filed as an exhibit to our registration statement on Form S-1, available at https://www.sec.gov/Archives/edgar/data/1741231/000121390018009976/ fs12018s1a_forummerger2.htm, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor or the IPO underwriters) and they will not be redeemable by us so long as they are held by the Sponsor, the IPO underwriters or their permitted transferees. The Sponsor, the IPO underwriters and their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, the IPO underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

In addition, for as long as the Private Placement Warrants are held by the IPO underwriters or their designees or affiliates, they may not be exercised after five years from the effective date of the Forum IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In addition, any Private Placement Warrants held by the IPO underwriters are not exercisable more than five years from the effective date of the registration statement on Form S-1.

The Sponsor and the IPO underwriters have agreed not to transfer, assign or sell any of the private placement units (including the underlying securities and the common stock issuable upon exercise of any of the Private Placement Warrants) until the date that is 30 days after the date of the Closing, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with the Sponsor.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Post-Combination Company’s Proposed Charter and Proposed Bylaws

Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Registration Rights

At the Closing, the Company entered into the Amended and Restated Registration Rights Agreement (the ”Registration Rights Agreement”) with the Sponsor, the Ittella Parent Stockholders, and the IPO underwriters, which provides certain registration rights to the Sponsor, the Ittella Parent Stockholders, and the IPO underwriters and pursuant to which the Company will, not later than 120 days after the Closing, file a registration statement covering the Founder Shares, the Private Placement Warrants (including any common stock issued or issuable upon exercise of these warrants) and the Company’s shares issued or issuable to the Ittella Parent Stockholders and shares of common stock held by Sponsor and the IPO underwriters at the Closing. Subject to certain exceptions, the Company will bear all Registration Expenses (as defined in the Registration Rights Agreement).

SELLING SECURITYHOLDERS

On October 15, 2020, we consummated the Business Combination.

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

●	up to 5,000,000 Founders Shares issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●	up to 555,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●	up to 100,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the IPO underwriters;

●	up to 39,570,329 shares of common stock held by the Ittella Parent Stockholders and the IPO underwriters, including Adjustment Shares; and

●	up to 825,000 shares of common stock issuable to principals of the Company’s financial advisor pursuant to a contract entered into by the Company and those principals; and

●	up to 655,000 shares of common stock that were a constituent part of the units (as defined below).

In addition, this prospectus relates to the offer and sale of up to 20,000,000 shares of common stock that are issuable by us upon the exercise of the Public Warrants, which were previously registered.

The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.

The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and warrants of each Selling Securityholder , the number of shares of common stock and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 65,118,913 shares of common stock outstanding as of October 30, 2020.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
Salvatore Galletti(1)(2)	32,130,807	32,130,807	—	—	—	—	—	—
Project Lily(1)(3)	655,731	655,731	—	—	—	—	—	—
Stephanie Dieckmann(1) (4)	500,000	500,000	—	—	—	—	—	—
Pizzo(1)(5)	1,500,000	1,500,000	—	—	—	—	—	—
Jefferies LLC(1)(6)	160,000	160,000	—	—	80,000	80,000	—	—
EarlyBirdCapital, Inc.(1)(7)	40,000	40,000	—	—	20,000	20,000	—	—
UMB Capital Corporation(1) (8)	4,683,791	4,683,791	—	—	—	—	—	—
Anthony Harris(9)	9,712	9,712	—	—	2,775	2,775	—	—
Brian Cohn(10)	48,562	48,562	—	—	13,875	13,875	—	—
Robert Green(11)	97,126	97,126	—	—	27,750	27,750	—	—
Brette Berman	7,500	7,500	—	—	—	—	—	—
Bruce E. Roberts(12)	7,284	7,284	—	—	2,081	2,081	—	—
Final Word Investments LLC(13)	48,562	48,562	—	—	13,875	13,875	—	—
Dale Curtis Hogue, Jr.(14)	12,142	12,142	—	—	3,469	3,469	—	—
MSR Advisors, Inc.(15)	24,282	24,282	—	—	6,938	6,938	—	—
Boris Investment Trust(1)(16)	2,146,715	2,146,715	—	—	34,685	34,685	—	—
D Hirsch TTEE Mustang Partners LLC 401K Plan(17)	24,282	24,282	—	—	6,938	6,938	—	—
David Koenig(18)	48,562	48,562	—	—	13,875	13,875	—	—
The Naxos Trust(19)	213,676	213,676	—	—	61,050	61,050	—	—
Gary Taffet(20)	24,282	24,282	—	—	6,938	6,938	—	—
George B. Nathan(21)	12,142	12,142	—	—	3,469	3,469	—	—
Gerald B. Shreiber(22)	48,562	48,562	—	—	13,875	13,875	—	—
Gilbert Nathan(23)	81,062	81,062	—	—	46,375	46,375	—	—
Gregory Kassanoff(24)	12,142	12,142	—	—	3,469	3,469	—	—
Jeffrey Keizer(25)	12,142	12,142	—	—	3,469	3,469	—	—
Jeffrey and Ann Nachbor(26)	58,562	58,562	—	—	13,875	13,875	—	—
Pensco Trust Co. LLC Custodian FBO John Casey Roth IRA(27)	48,562	48,562	—	—	13,875	13,875	—	—
The Lind Family Trust(28)	145,688	145,688	—	—	41,625	41,625	—	—
Lewis Holdings LLC(29)	24,282	24,282	—	—	6,938	6,938	—	—
Mark Pollack(30)	12,142	12,142	—	—	3,469	3,469	—	—
Marjorie Roshkoff(31)	12,142	12,142	—	—	3,469	3,469	—	—
APJM Partners(1)(32)	121,398	121,398	—	—	34,685	34,685	—	—
Pensco Trust Co FBO Michael Kubin(33)	18,210	18,210	—	—	5,203	5,203	—	—
Mitchell Kaneff(34)	48,562	48,562	—	—	13,875	13,875	—	—
The Neil Goldberg 1995 Irrevocable Trust(35)	204,250	204,250	—	—	55,500	55,500	—	—
Peter A. Nussbaum(36)	36,422	36,422	—	—	10,406	10,406	—	—
Iroquois Master Fund Ltd.(37)	24,282	24,282	—	—	6,938	6,938	—	—
Iroquois Capital Investment Group LLC(38)	36,422	36,422	—	—	10,406	10,406	—	—
Katzman Family Trust u/a/d 5/20/2008(39)	30,352	30,352	—	—	8,672	8,672	—	—
Richard Katzman(40)	40,352	40,352	—	—	8,672	8,672	—	—
Rangeley Capital Partners II, LP(41)	18,210	18,210	—	—	5,203	5,203	—	—
Rangeley Capital Partners, LP(42)	25,494	25,494	—	—	7,284	7,284	—	—
Rangeley Capital Special Opportunities Fund LP(43)	4,858	4,858	—	—	1,388	1,388	—	—
Steven Berns(44)	22,142	22,142	—	—	3,469	3,469	—	—
Steven Manket(45)	18,210	18,210	—	—	5,203	5,203	—	—
Hirsch Construction Corp Profit Sharing Plan(46)	24,282	24,282	—	—	6,938	6,938	—	—
The McCloskey Trust(47)	121,408	121,408	—	—	34,688	34,688	—	—
William K. Luby(48)	60,704	60,704	—	—	17,344	17,344	—	—
Vere Investments, LLC(49)	12,142	12,142	—	—	3,469	3,469	—	—
MK 2016 Trust(1)(50)	412,000	412,000	—	—	—	—	—	—
West Branch Investors, LLC(1)(51)	1,648,000	1,648,000	—	—	—	—	—	—
William Harrison (52)	0	330,000	—	—	—	—	—	—
Grant Garbers(53)	0	495,000	—	—	—	—	—	—

(1)	The securities registered for sale include the Founders Shares, shares held by other Selling Securityholders, the Placement Warrants, and the common stock underlying both the Placement Warrants and the Public Warrants (together, the “Resale Securities”). We do not know when or in what amounts the Selling Securityholders will offer the Resale Securities for sale, if at all. The Selling Securityholders may sell any or all of the Resale Securities included in and offered by this prospectus. We cannot estimate the number of Resale Securities that will be held by the Selling Securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the Resale Securities will have been sold by the Selling Securityholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 65,118,913 shares of common stock outstanding (including Adjustment Shares), assuming the exercise of all currently outstanding warrants and the sale of all Resale Securities by the Selling Securityholders.

(2)	Assumes release of 85,750 Adjustment Shares, which represent the number of Adjustment Shares eligible for release to Mr. Galletti. Mr. Galletti is a director and the chief executive officer of the Company.

(3)	Assumes release of 1,750 Adjustment Shares, which represent the number of Adjustment Shares eligible for release to this entity. Mr. Galletti has voting and investment power with respect to securities held by this entity.

(4)	Ms. Dieckmann is the Company’s Chief Operating Officer.

(5)	Giuseppe Bardari owns 100% of Pizzo and has sole voting and investment power over the shares held by Pizzo.

(6)	Shares of common stock comprise 80,000 shares of common stock and 80,000 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(7)	Shares of common stock comprise 20,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(8)	Assumes release of 12,500 Adjustment Shares, which represent the number of Adjustment Shares eligible for release to this entity.

(9)	Shares of common stock comprise 6,937 shares of common stock and 2,775 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(10)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(11)	Shares of common stock comprise 69,376 shares of common stock and 27,750 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(12)	Shares of common stock comprise 5,203 shares of common stock and 2,081 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(13)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable 30 days after the Closing held by Final Word Investments LLC.

(14)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(15)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable 30 days after the Closing held by MSR Advisors, Inc.

(16)	Shares of common stock comprise 2,146,715 shares of common stock and 34,685 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable 30 days after the Closing held by Boris Investment Trust. Mr. Boris is one of the beneficiaries of this trust. Mr. Boris is a member of the board of directors of the Company.

(17)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable 30 days after the Closing held by D Hirsch TTEE Mustang Partners LLC 401K Plan.

(18)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(19)	Shares of common stock comprise 152,626 shares of common stock and 61,050 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable 30 days after the Closing held by The Naxos Trust.

(20)	Shares of common stock comprise 17,344 shares of common stock and 6,398 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(21)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(22)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(23)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(24)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(25)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(26)	Shares of common stock comprise 44,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Jeffrey Nachbor was a director of Forum prior to the Closing.

(27)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(28)	Shares of common stock comprise 104,063 shares of common stock and 41,625 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(29)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(30)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(31)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(32)	Shares of common stock comprise 86,713 shares of common stock and 34,685 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Marshall Kiev is managing member of this entity. Mr. Kiev was a director of Forum prior to the Closing.

(33)	Shares of common stock comprise 13,007 shares of common stock and 5,203 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(34)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(35)	Shares of common stock comprise 148,750 shares of common stock and 55,500 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable 30 days after the Closing held by The Neil Goldberg 1995 Irrevocable Trust. Neil Goldberg was a director of Forum prior to the Closing.

(36)	Shares of common stock comprise 26,016 shares of common stock and 10,406 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(37)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(38)	Shares of common stock comprise 26,016 shares of common stock and 10,406 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(39)	Shares of common stock comprise 21,680 shares of common stock and 8,672 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Richard Katzman was a director of Forum prior to the Closing and was Chairman of Forum’s Compensation Committee.

(40)	Shares of common stock comprise 31,680 shares of common stock and 8,672 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Richard Katzman was a director of Forum prior to the Closing and was Chairman of Forum’s Compensation Committee.

(41)	Shares of common stock comprise 13,007 shares of common stock and 5,203 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(42)	Shares of common stock comprise 18,210 shares of common stock and 7,284 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(43)	Shares of common stock comprise 3,470 shares of common stock and 1,388 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(44)	Shares of common stock comprise 18,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Mr. Berns was a director of Forum before the Closing and was Chairman of Forum’s Audit Committee.

(45)	Shares of common stock comprise 13,007 shares of common stock and 5,203 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(46)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(47)	Shares of common stock comprise 86,720 shares of common stock and 34,688 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(48)	Shares of common stock comprise 43,360 shares of common stock and 17,344 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(49)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(50)	Shares of common stock comprise 412,000 shares of common stock held by MK 2016 Trust. Marshall Kiev is the grantee of this trust. Mr. Kiev was a director of Forum prior to the Closing.

(51)	Shares of common stock comprise 1,648,000 shares of common stock held by West Branch Investors, LLC. Marshall Kiev is the managing member of this entity. Mr. Kiev was a director of Forum prior to the Closing.

(52)	Mr. Harrison is the managing partner of Harrison Co., which served as Ittella Parent’s financial advisor in connection with the Merger Agreement. In connection therewith, Mr. Harrison has a right to receive 330,000 shares of common stock pursuant to a contract entered into among the Company, Grant Garbers, and Mr. Harrison. These shares are issuable between May 1 and June 30, 2021.

(53)	Mr. Garbers is a managing director of Harrison Co., which served as Ittella Parent’s financial advisor in connection with the Merger Agreement. In connection therewith, Mr. Garbers has a right to receive 495,000 shares of common stock pursuant to a contract entered into among the Company, William Harrison, and Mr. Garbers. These shares are issuable between May 1 and June 30, 2021.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling warrants, shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the warrants or shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our warrants, shares of common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or shares of common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell warrants or shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the warrants or common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the warrants or common stock offered by them will be the purchase price of the warrants or common stock less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the warrants or shares of our common stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Rutan & Tucker, LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Myjojo, Inc. as of December 31, 2019 and December 31, 2018, and for the years then ended, included in this prospectus and in the registration statement have been so included in reliance upon the report of BDO USA, LLP (“BDO”), an independent registered accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Forum as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) to December 31, 2018 included in this prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

On October 15, 2020, the Audit Committee of the Board approved the engagement of BDO as the Company’s independent registered public accounting firm effective as of the Closing to audit the Company’s consolidated financial statements for the year ended December 31, 2020. The Audit Committee of the board of directors of Forum prior to the Closing resolved that Marcum would be dismissed as the Company’s independent registered public accounting firm effective upon filing of the Company’s Form 10-Q for the quarter ended September 30, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Forum (this date, the “10-Q Filing Date”). Accordingly, Marcum was informed that it would be dismissed as the Company’s independent registered public accounting firm effective as of the 10-Q Filing Date. On October 21, 2020, the Company disclosed the dismissal of Marcum in a Current Report on Form 8-K.

Marcum’s report on Forum’s financial statements as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) to December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the period of Marcum’s engagement by Forum, and the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal.

During the period from May 4, 2018 (Forum’s inception) through December 31, 2019 and the subsequent interim period preceding the engagement of BDO, Forum did not consult BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Forum’s financial statements, and neither a written report was provided to Ittella Parent or oral advice was provided that BDO concluded was an important factor considered by Ittella Parent in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock you should refer to the registration statement and our exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.tattooedchef.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and our exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

TATTOOED CHEF, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

INTRODUCTION AND BASIS OF PRO FORMA PRESENTATION

On October 15, 2020, Ittella Parent and Forum consummated the Business Combination. In connection with the closing of the Business Combination, the registrant changed its name from Forum II Merger Corporation to Tattooed Chef, Inc. (“Tattooed Chef”).

Agreement and Plan of Merger

On June 11, 2020, Forum and Ittella Parent entered into the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub with and into Ittella Parent, with Ittella Parent continuing as the surviving corporation.

Description of the Business Combination

Pursuant to the Merger Agreement, Merger Sub merged with and into Ittella Parent, with Ittella Parent continuing as the surviving entity and a wholly-owned subsidiary of the Company. The aggregate consideration payable at the Closing to the Ittella Parent securityholders is the Closing Merger Consideration. The Closing Merger Consideration comprised $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising Forum’s common stock, valued at $10.00 per share. The Holdback Shares have been released after the Closing to the Ittella Parent Stockholders upon satisfaction of certain conditions set forth in the Merger Agreement.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Forum will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Ittella Parent issuing stock for the net assets of Forum, accompanied by a recapitalization. The net assets of Forum were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse acquisition will be those of Ittella Parent. The reverse acquisition of Ittella Parent is determined to result in a transfer of an entire business operation and therefore represents a business combination through which the pre-transaction securityholders of Ittella Parent will retain a controlling interest in the post-combination company.

Basis of Unaudited Pro Forma Presentation

The unaudited pro forma condensed combined financial statements for the year ended December 31, 2019 have been prepared using and should be read in conjunction with the following:

●	Forum’s audited financial statements, consisting of the balance sheet as of December 31, 2019 and statement of operations and comprehensive income for the year ended December 31, 2019, and the related notes.

●	Ittella Parent’s audited consolidated financial statements, consisting of the consolidated balance sheet as of December 31, 2019 and consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2019, and the related notes.

The unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2020 have been prepared using and should be read in conjunction with the following:

●	Forum’s unaudited financial statements, consisting of the balance sheet as of September 30, 2020 and statement of operations and comprehensive income for the nine months ended September 30, 2020, and the related notes.

●	Ittella Parent’s unaudited consolidated financial statements, consisting of the consolidated balance sheet as of September 30, 2020 and consolidated statement of operations and comprehensive income (loss) for the nine months ended September 30, 2020, and the related notes.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The unaudited condensed pro forma adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma condensed adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the unaudited pro forma condensed adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and Ittella Parent.

The unaudited pro forma condensed combined financial information has been prepared on the basis of total redemptions of 1,827 shares of Class A common stock of the Company valued at $18,952.

Accounting Policies and Reclassifications

Based on management’s initial analysis of the accounting policies of Forum and Ittella Parent, there were no differences identified that would have an impact on the unaudited pro forma condensed combined financial information or that would require adjustments to the unaudited pro forma condensed combined financial statements. Management will perform a comprehensive review of the accounting policies of Forum and Ittella Parent. As a result of the comprehensive review, management may identify differences between the accounting policies of these entities which, when conformed, could have a material impact on the financial statements of the Company.

Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and nine months ended September 30, 2020 are based on the historical financial statements of Forum and Ittella Parent. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

as of September 30, 2020

(in thousands, except per share information)

		Forum	Ittella Parent	Pro Forma		Ittella Parent
	Ittella Parent	Consolidated	Consolidated	Adjustments	Ref	As Adjusted
CURRENT ASSETS

Cash and cash equivalents	$3,182	$37	$3,219	$104,591	PF: 1 PF: 2 PF: 3 PF: 6	$107,810
Marketable Securities held in Trust	-	207,416	207,416	(207,416)	PF: 1	-
Accounts receivable	17,142	-	17,142	-		17,142
Inventory	27,894	-	27,894	-		27,894
Prepaid expenses and other current assets	4,385	452	4,837	-		4,837
	52,603	207,904	260,507	(102,825)		157,682

PROPERTY AND EQUIPMENT, NET	13,822	-	13,822	-		13,822

DEFERRED TAXES	189	8	197	-		197

OTHER ASSETS	104	-	104	-		104

TOTAL ASSETS	$66,718	$207,913	$274,631	$(102,825)		$171,806

CURRENT LIABILITIES
Accounts payable	$30,783	$9,167	$39,950	$-		$39,950
Accrued expenses	2,354	-	2,354	8,250	PF: 3	10,604
Distributions payable	2,485	-	2,485	-		2,485
Line of credit	19,745	-	19,745	-		19,745
Notes payable to related parties, current portion	188	-	188	(188)		-
Notes payable, current portion	514	-	514	(404)		110
Other current liabilities	481	-	481	-		481
	56,550	9,167	65,717	7,658	PF: 6	73,375

NONCURRENT LIABILITIES
Notes payable to related parties, net of current portion	-	1,800	1,800	(1,800)	PF: 6	-
Notes payable, net of current portion	2,274	-	2,274	(345)	PF: 1	1,929
Deferred underwriting commissions	-	7,000	7,000	(7,000)	PF: 2	-
NONCURRENT LIABILITIES	2,274	8,800	11,074	(9,145)		1,929

CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION	-	184,946	184,946	(184,946)	PF: 6	-

REDEEMABLE NONCONTROLLING INTEREST	$43,900	$-	$43,900	(43,900)	PF: 4	-

STOCKHOLDERS’ EQUITY

Common stock	1	1	2	(1)	PF: 7	1
Additional paid-in capital	-	10,048	10,048	143,967	PF: 4 PF: 8	154,015
Accumulated other comprehensive income/(loss)	(984)	-	(984)	-		(984)
Accumulated deficit	(36,675)	(5,049)	(41,724)	(14,806)	PF: 1 PF: 2 PF: 3 PF: 4 PF: 7	(56,530)
Total equity/(deficit) attributable to common stockholders	(37,658)	5,000	(32,658)	$129,160		$96,502
Noncontrolling interests	1,652	-	1,652	(1,652)	PF: 5	-
	(36,006)	5,000	(31,006)	127,508		96,502
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$66,718	$207,913	$274,631	$(102,825)		$171,806

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands except per share information)	Ittella Parent Consolidated	Forum	Ittella Parent Pro Forma Consolidated	Pro Forma Adjustments		Ittella Parent As adjusted
REVENUE	$84,919	$—	$84,919	$—		$84,919

COST OF GOODS SOLD	71,209	—	71,209	—		71,209

GROSS PROFIT	13,710	—	13,710	—		13,710

OPERATING EXPENSES	7,454	1,105	8,559	934	PF: 8	9,493

INCOME FROM OPERATIONS	6,256	(1,105)	5,151	(934)		4,217

OTHER INCOME AND EXPENSES
Interest income	—	4,289	4,289	(2,326)	PF: 1	1,963
Interest expense	(494)	—	(494)	—		(494)
Other income, net	—	18	18	(18)		—
	(494)	4,307	3,813	(2,344)		1,469

INCOME BEFORE PROVISION FOR INCOME TAXES	5,762	3,202	8,964	(3,278)	PF: 1	5,686

PROVISION FOR INCOME TAXES	154	852	1,006	(973)	PF: 9	33

NET INCOME (LOSS)	5,608	2,350	7,958	(2,305)		5,653

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,082	—	1,082	(1,082)	PF: 4	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,526	$2,350	$6,876	$(1,223)		$5,653

SHARES OUTSTANDING, BASIC AND DILUTED	8	6,688	65,119		PF: 4	65,119

NET INCOME PER SHARE	$549.93	$(0.11)	$0.011			$0.09

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPT 30, 2020

(in thousands, except per share amounts)

	Ittella Parent	Forum	Ittella Parent	Pro Forma		Ittella Parent
	Consolidated	(Unaudited)	Consolidated	Adjustments	Ref	As Adjusted

REVENUE	$108,896	$-	$108,896	$-		$108,896

COST OF GOODS SOLD	92,126	-	92,126	-		92,126

GROSS PROFIT	16,770	-	16,770	-		16,770

OPERATING EXPENSES	11,645	9,294	20,939	(4,069)	PF: 8	16,870

INCOME (LOSS) FROM OPERATIONS	5,125	(9,294)	(4,169)	4,069		(100)

OTHER INCOME AND EXPENSES
Interest income	-	804	804	(405)	PF: 1	399
Interest expense	(569)	-	(569)	-		(569)
Other income, net	1,113	-	1,113	-		1,113
	544	804	1,348	(405)		943

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	5,669	(8,490)	(2,821)	3,664	PF: 1	843

PROVISION FOR INCOME TAXES	1,775	13	1,762	1,093	PF: 9	2,855

NET INCOME (LOSS)	3,894	(8,477)	(4,583)	2,571		(2,012)

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,201	-	1,201	(1,201)	PF: 4	-

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,693	$(8,477)	$(5,784)	$3,772		$(2,012)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	8	6,920	65,119		PF:4	65,119

NET INCOME PER SHARE	$327.22	$(1.31)	$(0.09)			$(0.03)

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the Company.

There were no intercompany balances or transactions between Forum and Ittella Parent as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Forum and Ittella Parent filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of shares outstanding, assuming the Business Combination occurred on January 1, 2019.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020, are as follows:

Pro Forma Adjustments (PF)

PF 1	Reflects the reclassification of cash held in Forum’s trust account amounting to $207,415,640 as of September 30, 2020. This cash is used for transaction considerations (i.e., settlement of debts and defined obligations of Ittella Parent), transaction expenses, the redemption of 1,827 shares of Class A common stock of Forum valued at $18,952 and general corporate purposes following the Closing. This also reflects the adjustment of trust income related to the transaction cash consideration and other expenses related thereto and the resulting tax impact of the trust income using a US federal tax rate of 21% and a California state tax rate of 8.84%.

PF 2	Reflects the settlement of $7,000,000 of deferred underwriters’ fees.

PF 3	Represents transaction costs in connection with the Business Combination totaling $35,105,092 of which $26,855,092 was paid in cash at Closing, consisting of the deferred underwriters’ fees referenced in PF 2, legal and financial advisors’ fees, and other professional fees. This amount includes the accrued compensatory shares payable to Harrison Co. in the second quarter of 2021.

PF 4	Represents recapitalization of Ittella Parent equity through the issuance of 9,406 shares of common stock, one share of Class A special stock, one share of Class B special stock and the exchange of certain securityholders’ shares of Ittella Parent’s common stock for 39,470,329 shares of the Company’s common stock as consideration in the Business Combination.

a. Exchange of 12.5% noncontrolling ownership interest held by a financial institution in Ittella LLC to Ittella Parent for 1,176 shares of common stock of Ittella Parent.

b. Exchange of Pizzo’s 30% ownership interest in Ittella Italy to Ittella Parent in exchange for one share of Class B special stock of Ittella Parent, which entitled Pizzo to receive 1,500,000 shares of common stock of the Company and $2,000,000 in cash at the Closing.

c. Issuance of one share of Class A special stock of Ittella Parent to a key employee, which entitled her receive 500,000 shares of the Company and $1,000,000 in cash at the Closing.

d. Conversion of all issued and outstanding capital stock of Ittella Parent immediately prior to the Business Combination into the right to receive common stock of the Company.

e. Conversion of shares of the Company’s Class B common stock into shares of the Company’s common stock in connection with the Business Combination.

f. Included for purposes of the calculation of net income (loss) per share are 2,500,000 additional Sponsor-held founder shares previously subject to potential forfeiture, as well as 5,000,000 Holdback shares released from escrow, which were previously subject to the achievement of certain conditions since met by the post combination company following the Closing.

g. Reversal of non-controlling interests on Ittella Parent’s shares that were subsequently converted/exchanged with the Company’s shares.

PF 5	Reflects elimination of non-controlling interests attributable to a financial institution and Pizzo.

PF 6	Reflects settlement of Class A common stock subject to possible redemption held by Forum prior to the Business Combination, and certain of Forum’s debt obligations outstanding at Closing.

PF 7	Reflects elimination of Forum’s stockholders’ equity.

PF 8	Reflects Transaction Expenses incurred by Ittella Parent for the nine months ended September 30, 2020 that are non-recurring and will be expensed or capitalized, as the case may be, at Closing as well as the incremental expense to be incurred by Ittella Parent as a result of agreements for (i) a new hire to the executive management team, and (ii) compensation adjustments to the existing executive management team’s compensation based on the employment agreements to be effective upon the Closing. Compensation expense includes salary, bonus and burden.

PF 9	Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated US federal statutory tax rate of 21.0% and the California state tax rate of 8.84%.

Net income (loss) per Share

Represents the net income (loss) per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

COMPARATIVE SHARE INFORMATION

The following table sets forth the per share data of Forum on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2019 and the nine months ended September 30, 2020 after giving effect to the Business Combination.

You should read the information in the following table in conjunction with the selected historical financial information summary included in the Proxy Statement, and the historical financial statements of Forum and Ittella Parent and related notes that are included in the Proxy Statement. The unaudited Forum and Ittella Parent pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this Form 8-K.

The unaudited pro forma combined net income per share information below does not purport to represent the net income per share which would have occurred had the companies been combined during the periods presented, nor net income per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Forum and Ittella Parent would have been had the companies been combined during the periods presented.

	Ittella Parent		Forum		Pro Forma Combined
	(in thousands, except share and per share amounts)
Nine Months Ended September 30, 2020
Net income (loss) attributable to common stockholders	$2,693		$(8,477)		$(2,012)
Stockholders’ equity (deficit) attributable to common stockholders	$(37,658)		$5,000		$96,502
Weighted average shares outstanding – basic and diluted	8,230		6,920,455	(2)	65,118,913	(4)
Basic and diluted net income (loss) per share	$327.22	(1)	$(1.31	)(3)	$(0.03)
Stockholders’ equity (deficit) per share	$(457.57)		$0.72		$1.48

Year Ended December 31, 2019
Net income attributable to common stockholders	$4,526		$2,350		$5,653
Stockholders’ equity attributable to common stockholders	$2,890		$5,000		$–
Weighted average shares outstanding – basic and diluted	8,230		6,687,798		65,118,913	(2)
Basic and diluted net income per share	$549.93	(1)	$(0.11)		$0.09
Stockholders’ equity per share	$351.15		$0.75		$–

(1)	Per share information for Ittella Parent is derived from the net income (loss) per share attributable to Ittella Parent from the historical consolidated financial statements of Ittella Parent.

(2)	Excludes an aggregate of up to 17,798,414 and 18,947,461 shares subject to possible redemption at September 30, 2020 and 2019, respectively.

(3)	Net loss per common share – basic and diluted excludes income attributable to shares subject to possible redemption of $593,745 and $2,412,064 for the nine months ended September 30, 2020 and 2019, respectively (see Note 2).
(4)

Included for purposes of the calculation of net income (loss) per share are 2,500,000 additional Sponsor-held founder shares previously subject to potential forfeiture, as well as 5,000,000 Holdback shares released from escrow, which were previously subject to the achievement of certain conditions since met by the post combination company following the Closing.

INDEX TO FINANCIAL STATEMENTS

FORUM MERGER II CORPORATION

Nine Months Ended September 30, 2020 and 2019
Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-2
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2020 and 2019 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2020 and 2019 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months September 30, 2020 and 2019 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6
Years Ended December 31, 2019 and 2018
Report of Independent Registered Public Accounting Firm	F-14
Balance Sheets as of December 31, 2019 and 2018	F-15
Statements of Operations for the years ended December 31, 2019 and 2018	F-16
Statements of Changes in Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-17
Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-18
Notes to Financial Statements	F-19
MYJOJO, INC.
Nine Months Ended September 30, 2020 and 2019
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-30
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2020 and 2019	F-31
Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the nine months ended September 30, 2020 and 2019	F-33
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-34
Notes to the Unaudited Condensed Consolidated Financial Statements	F-35
Years Ended December 31, 2019 and 2018
Report of Independent Registered Public Accounting Firm	F-55
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-56
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2019 and 2018	F-57
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-58
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-59
Notes to the Consolidated Financial Statements	F-60

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current Assets
Cash	$37,220	$1,287,406
Prepaid expenses	21,320	3,611
Prepaid income taxes	430,271	—
Total Current Assets	488,811	1,291,017

Deferred tax asset	8,377	—
Marketable securities held in Trust Account	207,415,640	205,314,566
TOTAL ASSETS	$207,912,828	$206,605,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,166,765	$499,625
Income taxes payable	—	631,180
Total Current Liabilities	9,166,765	1,130,805

Promissory note – related party	1,799,587	—
Deferred tax liability	—	4,571
Deferred underwriting fees	7,000,000	7,000,000
Total Liabilities	17,966,352	8,135,376

Commitments

Class A Common stock subject to possible redemption, 17,798,414 and 18,913,021 shares at redemption value as of September 30, 2020 and December 31, 2019, respectively	184,946,475	193,470,198

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 2,851,997 and 1,741,979 shares issued and outstanding (excluding 17,798,414 and 18,913,021 shares subject to possible redemption) as of September 30, 2020 and December 31, 2019, respectively	285	174
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,000,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019	500	500
Additional paid-in capital	10,048,451	1,572,014
(Accumulated deficit) Retained earnings	(5,049,235)	3,427,321
Total Stockholders’ Equity	5,000,001	5,000,009
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$207,912,828	$206,605,583

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Operating costs	$8,020,701	$191,802	$9,293,610	$578,552
Loss from operations	(8,020,701)	(191,802)	(9,293,610)	(578,552)

Other income:
Interest income	53,388	1,065,919	804,106	3,440,046
Unrealized gain on marketable securities held in Trust Account	—	22,614	—	29,197
Other income	53,388	1,088,533	804,106	3,469,243

(Loss) income before provision for income taxes	(7,967,313)	896,731	(8,489,504)	2,890,691
Benefit from (provision for) income taxes	45,335	(227,387)	12,948	(773,260)
Net (Loss) Income	$(7,921,978)	$669,344	$(8,476,556)	$2,117,431

Weighted average shares outstanding, basic and diluted (1)	7,089,591	6,688,928	6,920,455	6,681,145

Basic and diluted net loss per common stock (2)	$(1.12)	$(0.01)	$(1.31)	$(0.04)

(1)	Excludes an aggregate of up to 17,798,414 and 18,947,461 shares subject to possible redemption at September 30, 2020 and 2019, respectively.

(2)	Net loss per common share – basic and diluted excludes income attributable to shares subject to possible redemption of $3,016 and $768,480 for the three months ended September 30, 2020 and 2019, respectively, and $593,745 and $2,412,064 for the nine months ended September 30, 2020 and 2019, respectively (see Note 2).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance – January 1, 2020	1,741,979	$174	5,000,000	$500	$1,572,014	$3,427,321	$5,000,009

Change in value of common stock subject to possible redemption	185,957	19	—	—	62,875	—	62,894

Net loss	—	—	—	—	—	(62,901)	(62,901)
Balance – March 31, 2020	1,927,936	193	5,000,000	500	1,634,889	3,364,420	5,000,002

Change in value of common stock subject to possible redemption	161,655	16	—	—	491,663	—	491,679

Net loss	—	—	—	—	—	(491,677)	(491,677)
Balance – June 30, 2020	2,089,591	209	5,000,000	500	2,126,522	2,872,743	5,000,004

Change in value of common stock subject to possible redemption	762,406	76	—	—	7,921,899	—	7,921,975

Net loss	—	—	—	—	—	(7,921,978)	(7,921,978)
Balance – September 30, 2020	2,851,997	$285	5,000,000	$500	$10,048,451	$(5,049,235)	$5,000,001

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance – January 1, 2019	1,675,160	$168	5,000,000	$500	$3,922,180	$1,077,153	$5,000,001

Change in value of common stock subject to possible redemption	4,035	—	—	—	(701,764)	—	(701,764)

Net income	—	—	—	—	—	701,764	701,764
Balance – March 31, 2019	1,679,195	168	5,000,000	500	3,220,416	1,778,917	5,000,001

Change in value of common stock subject to possible redemption	9,733	1	—	—	(746,324)		(746,323)

Net income	—	—	—	—	—	746,323	746,323
Balance – June 30, 2019	1,688,928	$169	5,000,000	$500	$2,474,092	$2,525,240	$5,000,001

Change in value of common stock subject to possible redemption	18,611	2	—	—	(669,338)	—	(669,336)

Net income	—	—	—	—	—	669,344	669,344
Balance – September 30, 2019	1,707,539	$171	5,000,000	$500	$1,804,754	$3,194,584	$5,000,009

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2020	2019

Cash Flows from Operating Activities:
Net (loss) income	$(8,476,556)	$2,117,431
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(804,106)	(3,440,046)
Unrealized gain on marketable securities held in Trust Account	—	(29,197)
Deferred tax benefit	(12,948)	(55,838)
Changes in operating assets and liabilities:
Prepaid expenses	(17,709)	24,943
Prepaid income taxes	(430,271)	—
Accounts payable and accrued expenses	8,667,140	(50,075)
Income taxes payable	(631,180)	388,635
Net cash used in operating activities	(1,705,630)	(1,044,147)

Cash Flows from Investing Activities:
Investment in Trust Account	(2,639,395)	—
Cash withdrawn from Trust Account in connection with redemption	47,175	—
Cash withdrawn from Trust Account to pay franchise taxes and income taxes	1,295,252	563,619
Net cash (used in) provided by investing activities	(1,296,968)	563,619

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	1,799,587	—
Redemption of common stock	(47,175)	—
Net cash provided by financing activities	1,752,412	—

Net Change in Cash	(1,250,186)	(480,528)
Cash – Beginning	1,287,406	1,762,095
Cash – Ending	$37,220	$1,281,567

Supplementary cash flow information:
Cash paid for income taxes	$1,061,451	$440,463

Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(8,476,548)	$2,117,423

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Tattooed Chef, Inc., formerly known as Forum Merger II Corporation (the “Company”), was incorporated in Delaware on May 4, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Business Combination

On October 15, 2020 (the “Closing”), the Company consummated the previously announced business combination with Myjojo, Inc., a Delaware corporation (“Ittella Parent”), pursuant to an Agreement and Plan of Merger dated June 11, 2020 (as amended, the “Merger Agreement”), by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Ittella Parent, and Salvatore Galletti, in his capacity as the holder representative (the “Holder Representative). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Upon the consummation of the Business Combination, Merger Sub merged with and into Ittella Parent (the “Merger”), with Ittella Parent surviving the merger in accordance with the Delaware General Corporation Law and as a wholly-owned subsidiary of the Company. In connection with the Closing of the Business Combination, the Company changed its name from Forum Merger II Corporation to Tattooed Chef, Inc. (“Tattooed Chef”).

The aggregate consideration paid at the Closing to the Ittella Parent securityholders was approximately $420,000,000, subject to the purchase price adjustments as set forth in the Merger Agreement (the “Closing Merger Consideration”).

In connection with the Closing, the Company withdrew $18,952 of funds from the Trust Account (defined below) to fund participant share redemptions.

Business Prior to the Business Combination

Prior to the Business Combination, the Company’s only subsidiary was Sprout Merger Sub, Inc.

All activity through September 30, 2020 related to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for an initial business combination and consummating the acquisition of Ittella Parent (see Note 6).

The registration statement for the Company’s Initial Public Offering was declared effective on August 2, 2018. On August 7, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating total gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 655,000 units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to the Sponsor and the underwriters, generating total gross proceeds of $6,550,000, which is described in Note 4.

Following the closing of the Initial Public Offering on August 7, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, not to be withdrawn until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $11,532,114, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $532,114 of other costs.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 11, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Marketable Securities Held in Trust Account

At September 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury Bills. At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through September 30, 2020, the Company withdrew an aggregate of $2,037,054 of interest income from the Trust Account to pay for its franchise and income taxes, of which $1,295,252 was withdrawn during the nine months ended September 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 25% for the three and nine months ended September 30, 2020 due to the non-deductibility of transactional expenses incurred in connection with the search for potential targets for an initial business combination. The effective tax rate differs from the statutory tax rate of 25% for the nine months ended September 30, 2019 due to true-up adjustments from the prior year tax returns.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Loss per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 20,655,000 shares of Class A common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Reconciliation of Net Loss per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(7,921,978)	$669,344	$(8,476,556)	$2,117,431
Less: Income attributable to common stock subject to possible redemption	(3,016)	(768,480)	(593,745)	(2,412,064)
Adjusted net loss	$(7,924,994)	$(99,136)	$(9,070,301)	$(294,633)

Weighted average shares outstanding, basic and diluted	7,089,591	6,688,928	6,920,455	6,681,145

Basic and diluted net loss per common share	$(1.12)	$(0.01)	$(1.31)	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the underwriters purchased an aggregate of 655,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,550,000, of which 555,000 Private Placement Units were purchased by the Sponsor and 100,000 Private Placement Units were purchased by the underwriters. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 16, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Shares). On September 21, 2018, the underwriters’ over-allotment option expired unexercised, and, as a result 750,000 Founder Shares were forfeited resulting in an aggregate of 5,000,000 Founder Shares outstanding.

The Founder Shares automatically converted into common stock upon the consummation of the Business Combination on a one-for-one basis, as described in Note 7.

The Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to an initial business combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Pursuant to the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”) with the Sponsor, Jefferies LLC, EarlyBirdCapital, Inc., UMB Capital Corporation, Salvatore Galletti, Pizzo Food Srls and Stephanie Dieckmann (the “Investors”), the Sponsor agreed that it will not transfer (i) 1,250,000 Founder Shares held by it prior to six months after the Closing and (ii) 3,750,000 Founder Shares held by it prior to the earlier of (x) 12 months after the Closing, (y) the date on which the last sales price of common stock exceeds $12.00, subject to adjustment as provided therein and (z) the date on which the Company completes a transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of common stock received as consideration in the Business Combination agreed not to transfer any of such shares held by them prior to six months after the Closing (see Note 6).

Administrative Services Agreement

The Company entered into an agreement with an affiliate of the Sponsor whereby, commencing on August 7, 2018 through the earlier of the Company’s consummation of an initial business combination and its liquidation, the Company agreed to pay the affiliate $15,000 per month for office space, utilities and secretarial and administrative support. For the three months ended September 30, 2020 and 2019, the Company incurred $45,000 in fees for these services. For the nine months ended September 30, 2020 and 2019, the Company incurred $135,000 in fees for these services. At September 30, 2020 and December 31, 2019, fees amounting to $81,907 and $0 are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets, respectively. The Company ceased paying these monthly fees upon the Closing.

Related Party Loans

On May 16, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on August 7, 2018.

On February 10, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Extension Note”) in the aggregate amount of $2,639,394 in order to fund the extension payments. The Extension Note is non-interest bearing and payable upon the consummation of an initial business combination. As of September 30, 2020, the outstanding balance under the Extension Note amounted to $1,799,587. The Extension Note was repaid at Closing from cash released from the Trust Account.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 7, 2018, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of funds loaned to the Company by the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors in order to finance transaction costs in connection with an initial business combination (“Working Capital Loans”) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

At the Closing, the Company entered into the Amended and Restated Registration Rights Agreement with the Investors, which, among other things, amends and restates the registration rights agreement entered into by and among the Company, the Company’s initial directors and officers, the Sponsor, Jefferies LLC and EarlyBirdCapital, Inc. at the time of the Company’s Initial Public Offering. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, among other things, the Company is obligated to file, not later than 120 days after the Closing, a registration statement covering the shares of common stock issued or issuable to the Investors. Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor agreed that it will not transfer (i) 1,250,000 Founder Shares held by it prior to six months after the Closing and (ii) 3,750,000 Founder Shares held by it prior to the earlier of (x) 12 months after the Closing, (y) the date on which the last sales price of common stock exceeds $12.00, subject to adjustment as provided therein and (z) the date on which the Company completes a transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of common stock received as consideration in the Business Combination agreed not to transfer any of such shares held by them prior to six months after the Closing.

Underwriting Agreement

The underwriters were paid a cash underwriting fee of $4,000,000. In addition, the underwriters were entitled to a deferred underwriting fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee was paid in cash upon the closing of the Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Merger Agreement

The aggregate consideration paid at the closing of the Combination to the Ittella Parent securityholders was approximately $420 million, subject to the purchase price adjustments as set forth in the Merger Agreement (the “Closing Merger Consideration”). The Closing Merger Consideration was required to be comprised of a cash amount between $50,000,000 and $75,000,000, with the remainder of the Closing Merger Consideration comprised of the Company’s common stock, valued at $10.00 per share.

An additional 5,000,000 shares of the Company’s common stock (the “Holdback Shares”) are payable after the Closing to the Ittella Parent stockholders upon satisfaction, within the first three years after the Closing, of the following conditions: (i) if the trading price of the Company’s common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period (the “$12.00 Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders or (ii) if the trading price of the Company’s common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period (each of such $14.00 trigger and the $12.00 Share Price Trigger, a “Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited.

The Sponsor, at the Closing, placed 2,500,000 Founder Shares held by it (the “Sponsor Earnout Shares”) into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it is finally determined that the Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date.

The Company, at the Closing, placed 100,000 shares of the Company’s common stock into an adjustment escrow account. All or a portion of those shares of common stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement.

On October 15, 2020, the Company held a special meeting of its stockholders at which the Company’s stockholders approved the Business Combination, among other things.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — Forum is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by Forum’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — Forum is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 2,851,997 and 1,741,979 shares of Class A common stock issued or outstanding, excluding 17,798,414 and 18,913,021 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — Forum is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 5,000,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock automatically converted into shares of Class A common stock at the time of the Business Combination on a one-for-one basis.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption; and
●	if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
●	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

TATTOOED CHEF, INC.

(f/k/a FORUM MERGER II CORPORATION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$207,415,640	$205,314,566

On October 15, 2020, in connection with the Business Combination, the Company liquidated the Trust Account to fund the Business Combination and related expenses (see Note 9).

NOTE 9. SUBSEQUENT EVENTS

As described in Note 1, the Company completed the Business Combination on October 15, 2020. In connection with the closing of the Business Combination, the Company paid the deferred underwriting fee of $7,000,000 to the underwriters of the Initial Public Offering and paid $18,952 to redeeming stockholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Forum Merger II Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Forum Merger II Corporation (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

March 11, 2020

FORUM MERGER II CORPORATION
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$1,287,406	$1,762,095
Prepaid expenses	3,611	59,716
Total Current Assets	1,291,017	1,821,811

Marketable securities held in Trust Account	205,314,566	201,748,422
Total Assets	$206,605,583	$203,570,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$499,625	$163,863
Income taxes payable	631,180	223,095
Total Current Liabilities	1,130,805	386,958

Deferred tax liability	4,571	63,236
Deferred underwriting fees	7,000,000	7,000,000
Total Liabilities	8,135,376	7,450,194

Commitments

Class A Common stock subject to possible redemption, 18,913,021 and 18,979,840 shares at redemption value as of December 31, 2019 and 2018, respectively	193,470,198	191,120,038

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding		—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,741,979 and 1,675,160 shares issued and outstanding (excluding 18,913,021 and 18,979,840 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	174	168
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,000,000 shares issued and outstanding as of December 31, 2019 and 2018	500	500
Additional paid-in capital	1,572,014	3,922,180
Retained earnings	3,427,321	1,077,153
Total Stockholders’ Equity	5,000,009	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$206,605,583	$203,570,233

The accompanying notes are an integral part of the financial statements.

FORUM MERGER II CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period from May 4, 2018 (Inception) Through December 31, 2018
Operating and formation costs	$1,105,323	$384,938
Loss from operations	(1,105,323)	(384,938)

Other income:
Interest income	4,289,906	1,447,296
Unrealized gain on marketable securities held in Trust Account	18,040	301,126
Other income	4,307,946	1,748,422

Income before provision for income taxes	3,202,623	1,363,484
Provision for income taxes	(852,455)	(286,331)
Net Income	$2,350,168	$1,077,153

Weighted average shares outstanding, basic and diluted(1)	6,687,798	6,055,660

Basic and diluted net loss per common stock(2)	$(0.11)	$(0.04)

(1)	Excludes an aggregate of up to 18,913,021 and 18,979,840 shares subject to possible redemption at December 31, 2019 and 2018, respectively.
(2)	Net loss per common share — basic and diluted excludes income attributable to shares subject to possible redemption of $3,078,671 and $1,321,648 for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018, respectively.

The accompanying notes are an integral part of the financial statements.

FORUM MERGER II CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance – May 4, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders	—	—	5,750,000	575	24,425	—	25,000

Sale of 20,000,000 Units, net of underwriting discounts and offering expenses	20,000,000	2,000	—	—	188,465,886	—	188,467,886

Sale of 655,000 Private Placement Units	655,000	65	—	—	6,549,935	—	6,550,000

Forfeiture of founder shares	—	—	(750,000)	(75)	75	—	—

Common stock subject to possible redemption	(18,979,840)	(1,897)	—	—	(191,118,141)	—	(191,120,038)

Net income	—	—	—	—	—	1,077,153	1,077,153

Balance – December 31, 2018	1,675,160	168	5,000,000	500	3,922,180	1,077,153	5,000,001

Change in value of common stock subject to possible redemption	66,819	6	—	—	(2,350,166)	—	(2,350,160)

Net income	—	—	—	—	—	2,350,168	2,350,168

Balance – December 31, 2019	1,741,979	$174	5,000,000	$500	$1,572,014	$3,427,321	$5,000,009

The accompanying notes are an integral part of the financial statements.

FORUM MERGER II CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from May 4, 2018 (Inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income	$2,350,168	$1,077,153
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,289,906)	(1,447,296)
Unrealized gain on marketable securities held in Trust Account	(18,040)	(301,126)
Deferred tax (benefit) provision	(58,665)	63,236
Changes in operating assets and liabilities:
Prepaid expenses	56,105	(59,716)
Accounts payable and accrued expenses	335,762	163,863
Income taxes payable	408,085	223,095
Net cash used in operating activities	(1,216,491)	(280,791)

Cash Flows from Investing Activities:
Investment in Trust Account	—	(200,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	741,802	—
Net cash provided by (used in) investing activities	741,802	(200,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	196,000,000
Proceeds from sale of Private Placement Units	—	6,550,000
Proceeds from promissory notes – related parties	—	150,000
Repayment of promissory notes – related parties	—	(150,000)
Payment of offering costs	—	(532,114)
Net cash provided by financing activities	—	202,042,886

Net Change in Cash	(474,689)	1,762,095
Cash – Beginning	1,762,095	—
Cash – Ending	$1,287,406	$1,762,095

Supplementary cash flow information:
Cash paid for income taxes	$503,035	$—

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$190,039,460
Change in value of common stock subject to possible redemption	$2,350,160	$1,080,578
Deferred underwriting fee payable	$—	$7,000,000

The accompanying notes are an integral part of the financial statements.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Forum Merger II Corporation (the “Company”) was incorporated in Delaware on May 4, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on August 2, 2018. On August 7, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating total gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 655,000 units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to Forum Investors II LLC (the “Sponsor”) and the underwriters, generating total gross proceeds of $6,550,000, which is described in Note 4.

Following the closing of the Initial Public Offering on August 7, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, not to be withdrawn until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $11,532,114, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $532,114 of other costs. In addition, at December 31, 2019, $1,287,406 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fees and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company initially had until February 7, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On February 7, 2020, the Company’s stockholders approved an amendment to its Amended and Restated Certificate of Incorporation (the “Charter”) to extend the period of time for which the Company is required to consummate a Business Combination to June 10, 2020 (the “Extended Date”). The number of shares of common stock presented for redemption in connection with the extension was 4,589. The Company paid cash in the aggregate amount of $47,175, or approximately $10.28 per share, to redeeming stockholders. The Company agreed to deposit $0.033 for each Public Share outstanding that was not redeemed for each of the four consecutive monthly periods of the extension, assuming the Company takes the full time through the Extended Date to complete a Business Combination. In February and March 2020, the Company deposited $0.033 for each Public Share outstanding that was not converted, or an aggregate of $1,319,697 into the Trust Account. The Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $2,639,394 in order to fund the extension payments (see Note 10).

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor and the underwriter have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting fees (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Marketable Securities Held in Trust Account

At December 31, 2019 and 2018, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. During the year ended December 31, 2019, the Company withdrew $741,802 of interest income from the Trust Account to pay for its franchise and income taxes. No amounts were withdrawn during the period from May 4, 2018 through December 31, 2018.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 20,655,000 shares of Class A common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Reconciliation of Net Loss per Common Share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended December 31, 2019	For the Period from May 4, 2018 (inception) Through December 31, 2018
Net income	$2,350,168	$1,077,153
Less: Income attributable to common stock subject to possible redemption	(3,078,671)	(1,321,648)
Adjusted net loss	$(728,503)	$(244,495)

Weighted average shares outstanding, basic and diluted	6,687,798	6,055,660

Basic and diluted net loss per common share	$(0.11)	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the underwriters purchased an aggregate of 655,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,550,000, of which 555,000 Private Placement Units were purchased by the Sponsor and 100,000 Private Placement Units were purchased by the underwriters. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units, Private Placement Shares and the Private Placement Warrants will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 16, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7.

The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Shares). On September 21, 2018, the underwriters’ over-allotment option expired unexercised, and, as a result 750,000 Founder Shares were forfeited resulting in an aggregate of 5,000,000 Founder Shares outstanding.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company entered into an agreement with an affiliate of the Sponsor whereby, commencing on August 7, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the affiliate $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2019, the Company incurred and paid $180,000 in fees for these services. For the period from May 4, 2018 (inception) through December 31, 2018, the Company incurred and paid $75,000 in fees for these services.

Related Party Loans

On May 16, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on August 7, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to any such Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,200,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 7, 2018, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6. COMMITMENTS (cont.)

Underwriting Agreement

The underwriters were paid a cash underwriting fee of $4,000,000. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,741,979 and 1,675,160 shares of Class A common stock issued or outstanding, excluding 18,913,021 and 18,979,840 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 5,000,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption; and

●	if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

●	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8. INCOME TAX

The Company’s net deferred tax liability at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Deferred tax liability
Unrealized gain on marketable securities	$(4,571)	$(63,236)
Deferred tax liability	$(4,571)	$(63,236)

The income tax provision for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018 consists of the following:

	December 31, 2019	December 31, 2018
Federal
Current	$732,550	$223,095
Deferred	(59,448)	63,236

State and Local
Current	191,639	—
Deferred	(12,286)	—
Income tax provision	$852,455	$286,331

As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	4.3%	0.0%
True-ups	1.3%	0.0%
Income tax provision	26.6%	21.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2019 and 2018 remain open and subject to examination. The Company considers Florida to be a significant state tax jurisdiction.

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$205,314,566	$201,748,422

NOTE 10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 7, 2020, the Company’s stockholders approved an amendment to its Charter to extend the period of time for which the Company is required to consummate a Business Combination to June 10, 2020. The number of shares of common stock presented for redemption in connection with the extension was 4,589. The Company paid cash in the aggregate amount of $47,175, or approximately $10.28 per share, to redeeming stockholders. The Company agreed to deposit $0.033 for each Public Share outstanding that was not redeemed for each of the four consecutive monthly periods of the extension, assuming the Company takes the full time through the Extended Date to complete a Business Combination. In February and March 2020, the Company deposited $0.033 for each Public Share that was not converted in connection with the extension, or an aggregate of $1,319,697, into the Trust Account.

On February 10, 2020, the Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $2,639,394 in order to fund the extension payments. The note is non-interest bearing and payable upon the consummation of a Business Combination.

MYJOJO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except per share information)

	September 30,	December 31,
	2020	2019
ASSETS

CURRENT ASSETS
Cash	$3,182	$4,537
Accounts receivable	17,142	9,440
Inventory	27,894	17,960
Prepaid expenses and other current assets	4,385	3,013
TOTAL CURRENT ASSETS	52,603	34,950

Property, plant and equipment, net	13,822	8,238

Deferred taxes	189	227

Other assets	104	481

TOTAL ASSETS	$66,718	$43,896

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$30,783	$17,037
Accrued expenses	2,354	724
Distribution payable	2,485	1,868
Line of credit	19,745	10,054
Notes payable to related parties, current portion	188	357
Notes payable, current portion	514	610
Other current liabilities	481	65
TOTAL CURRENT LIABILITIES	56,550	30,715

Notes payable to related parties, net of current portion	-	443
Notes payable, net of current portion	2,274	2,662
TOTAL LIABILITIES	58,824	33,820

COMMITMENTS AND CONTINGENCIES (See Note 15)

REDEEMABLE NONCONTROLLING INTEREST (See Note 3)	$43,900	$6,930

STOCKHOLDERS’ EQUITY (DEFICIT)
Common units	1	1
Additional paid in capital	-	2,316
Accumulated other comprehensive loss	(984)	(692)
Retained earnings (deficit)	(36,675)	1,265
Total equity (deficit) attributable to Myjojo, Inc.	(37,658)	2,890
Noncontrolling interest	1,652	256
TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	(36,006)	3,146

TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)	$66,718	$43,896

MYJOJO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS) (unaudited)
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUE	$40,962	$24,786	$108,896	$58,117

COST OF GOODS SOLD	37,180	20,276	92,126	48,263

GROSS PROFIT	3,782	4,510	16,770	9,854

Sales and marketing expenses	894	243	2,673	552
General and administrative expenses	6,293	2,111	8,972	5,040
TOTAL OPERATING EXPENSES	7,187	2,354	11,645	5,592

INCOME (LOSS) FROM OPERATIONS	(3,405)	2,156	5,125	4,262

Interest expense	(188)	(155)	(569)	(493)
Other income	825	-	1,113	-

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(2,768)	2,001	5,669	3,769

PROVISION FOR INCOME TAXES	492	162	1,775	346

NET INCOME (LOSS)	(3,260)	1,839	3,894	3,423

LESS: INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(160)	352	1,201	532

NET INCOME (LOSS) ATTRIBUTABLE TO MYJOJO, INC.	$(3,100)	$1,487	$2,693	$2,891

NET INCOME (LOSS) PER UNIT
Basic and diluted	$(376.68)	$180.72	$327.22	$351.30

WEIGHTED AVERAGE COMMON UNITS
Basic and diluted	8,230	8,230	8,230	8,230

OTHER COMPREHENSIVE LOSS, NET OF TAX

Foreign currency translation adjustments	(584)	(192)	(201)	(212)

Total other comprehensive loss, net of tax	(584)	(192)	(201)	(212)

Comprehensive income (loss)	(3,844)	1,647	3,693	3,211
Less: income (loss) attributable to the noncontrolling interest	57	(4)	91	1
Comprehensive income (loss) attributable to Myjojo, Inc. shareholder	(3,901)	1,651	3,602	3,210

MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (unaudited)
(in thousands)

	Three Months Ended
	Redeemable	Myjojo, Inc.	Myjojo, Inc.
	Noncontrolling	Common	Common	Additional	Accumulated	Retained
	Interest	Units	Units	Paid-In	Comprehensive	Earnings	Noncontrolling
	Amount	Number	Amount	Capital	Income (Loss)	(Deficit)	Interests	Total
BALANCE AS OF JULY 1, 2019	$5,010	8,230	$1	$2,316	$(536)	$1,025	$18	$2,824

REORGANIZATION TRANSACTION (Note 1)	-	-	-	-	-	-	-	-

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	(188)	-	(4)	(192)

DISTRIBUTIONS	-	-	-	-	-	(703)	-	(703)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	728	-	-	(728)	-	-	-	(728)

NET INCOME	$232	-	$-	$-	$-	$1,487	$120	$1,607

BALANCE AS OF SEPTEMBER 30, 2019	$5,970	8,230	$1	$1,588	$(724)	$1,809	$134	$2,808

BALANCE AS OF JULY 1, 2020	$43,900	8,230	$1	$-	$(343)	$(28,853)	$1,313	$(27,882)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	(641)	-	57	(584)

DISTRIBUTIONS	-	-	-	-	-	(4,280)	-	(4,280)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	442	-	-	-	-	(442)	-	(442)

NET INCOME (LOSS)	$(442)	-	$-	$-	$-	$(3,100)	$282	$(2,818)

BALANCE AS OF SEPTEMBER 30, 2020	$43,900	8,230	$1	$-	$(984)	$(36,675)	$1,652	$(36,006)

MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (unaudited)
(in thousands)

	Nine Months Ended
	Stockholders’ Equity (Deficit)
	Redeemable	Ittella International, Inc	Ittella International, Inc	Myjojo, Inc.	Myjojo, Inc.
	Noncontrolling	Common	Common	Common	Common	Additional	Accumulated	Retained
	Interest	Shares	Shares	Units	Units	Paid-In	Comprehensive	Earnings	Noncontrolling
	Amount	Number	Amount	Number	Amount	Capital	Income (Loss)	(Deficit)	Interests	Total
BALANCE AS OF JANUARY 1, 2019	$-	2,000	$1	-	$-	$1,263	$(511)	$109	$(104)	$758

CAPITAL CONTRIBUTION APRIL 15, 2019	6,000	-	-	-	-	-	-	-	-	-

ATTRIBUTION OF NET ASSETS NONCONTROLLING INTEREST (Note 3)	(1,053)	-	-	-	-	1,053	-	-	-	1,053

REORGANIZATION TRANSACTION (Note 1)	-	(2,000)	(1)	8,230	1	-	-	-	-	-

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	-	-	(213)	-	1	(212)

DISTRIBUTIONS	-	-	-	-	-	-	-	(1,191)	-	(1,191)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	728	-	-	-	-	(728)	-	-	-	(728)

NET INCOME	$295	-	$-	-	$-	$-	$-	$2,891	$237	$3,128

BALANCE AS OF SEPTEMBER 30, 2019	$5,970	-	$-	8,230	$1	$1,588	$(724)	$1,809	$134	$2,808

BALANCE AS OF JANUARY 1, 2020	$6,930	-	$-	8,230	$1	$2,316	$(692)	$1,265	$256	$3,146

CAPITAL CONTRIBUTIONS	-	-	-	-	-	-	-	-	355	355

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	-	-	-	-	-	(292)	-	91	(201)

DISTRIBUTIONS	-	-	-	-	-	-	-	(6,230)	-	(6,230)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	36,719	-	-	-	-	(2,316)	-	(34,403)	-	(36,719)

NET INCOME	$251	-	$-	-	$-	$-	$-	$2,693	$950	$3,643

BALANCE AS OF SEPTEMBER 30, 2020	$43,900	-	$-	8,230	$1	$-	$(984)	$(36,675)	$1,652	$(36,006)

MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Nine Months Ended
	Sept 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,894	$3,423
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	693	477
Bad debt expense	-	(1)
Accretion of debt financing costs	34	34
Unrealized forward contract gains	(728)	-
Changes in operating assets and liabilities:
Accounts receivable	(7,702)	(2,871)
Inventory	(9,934)	(4,018)
Prepaid expenses and other assets	(289)	(468)
Accounts payable	13,746	384
Accrued expenses	1,630	438
Other current liabilities	416	25
Net cash provided by (used in) operating activities	1,820	(2,577)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(5,957)	(2,176)
Proceeds from the sale of property, plant and equipment	36	14
Net cash used in investing activities	(5,921)	(2,162)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of line of credit	9,657	1,778
Borrowings of notes payable to related parties	32	329
Repayments of notes payable to related parties	(644)	(210)
Borrowings of notes payable	28	763
Repayments of notes payable	(512)	(538)
Capital contributions	355	6,001
Payment of distribution	(5,613)	-
Net cash provided by financing activities	3,303	8,123

NET INCREASE IN CASH	(798)	3,385
EFFECT OF EXCHANGE RATE ON CASH	(557)	(173)

CASH AT BEGINNING OF YEAR	$4,537	$336

CASH AT END OF NINE MONTHS	$3,182	$3,548

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the six months for:
Interest	$237	$152
Income taxes	$16	$-
Noncash financing activities
Distributions	$617	$1,192

MYJOJO, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations. Myjojo, Inc. (California) was incorporated under the laws of the state of California on February 26, 2019 as a S-corporation to facilitate the corporate reorganization of Ittella International, Inc. which was formed as a pass-through entity. On March 27, 2019, the sole shareholder of Ittella International, Inc. contributed his 2,000 shares to Myjojo, Inc. (California), becoming the sole stockholder. Ittella International, Inc. converted to a limited liability company, Ittella International, LLC (“Ittella International”) on April 10, 2019. On April 15, 2019 a financial institution acquired a 12.5% noncontrolling membership interest in Ittella International (See Note 3).

Ittella’s Chef was incorporated under the laws of the state of California on July 20, 2017 as a Qualified Subchapter S subsidiary and is a wholly-owned subsidiary of Ittella International. Ittella’s Chef was formed as a pass-through entity for purposes of holding Ittella International’s 70% ownership interest in Ittella Italy, S.R.L. (“Ittella Italy”). On March 15, 2019, Ittella’s Chef was converted to a limited liability company, Ittella’s Chef, LLC (“Ittella’s Chef”).

On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo, Inc. (California) was merged into Myjojo Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).

In June 2020, Myjojo, Inc. (Delaware) entered into a merger agreement (the “Merger Agreement”) with Forum Merger II Corporation (“Forum”), a special purpose acquisition company. Under the terms of the Merger Agreement, the existing stockholders of Myjojo, Inc. (“Delaware”) will have their equity interests converted into the right to receive Forum Common Stock and cash consideration with a combined value of approximately $420 million. In addition, Forum Class B Common Stock will automatically convert into shares of Forum Common Stock. Myjojo, Inc. (Delaware) will become a wholly-owned subsidiary of Forum. As discussed in Note 17, the merger was consummated on October 15, 2020 (the “Business Combination”).

Myjojo, Inc. (Delaware) and its subsidiaries, Ittella International, Ittella’s Chef, and Ittella Italy, S.R.L. (collectively, the “Company”) are principally engaged in the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, its consolidated financial statements may not be comparable to companies that comply with public company effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an emerging growth company.

Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling interest directly or indirectly, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Noncontrolling interests in Ittella Italy represent the capital contributions and portion of the earnings that are not within the Company’s control and are required to be reported separately within stockholders’ equity.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The redeemable noncontrolling interest in Ittella International is presented outside of stockholders’ equity within mezzanine equity due to an embedded conversion put option which entitles the holder to put its common units back to Ittella International at a future date (see Note 3). Income from noncontrolling interests is shown separately within the consolidated statement of operations.

Basis of Presentation. These unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. The accompanying condensed consolidated financial statements and notes are unaudited. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2019. In management’s opinion, all necessary adjustments for a fair presentation of the results for the interim periods presented have been made and are of a recurring nature. The results for the nine months ended September 30, 2020 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Cash. The Company’s cash may be in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts.

Foreign Currency. The Company’s functional currency is the U.S. dollar for its U.S. entities. Ittella Italy’s functional currency is the Euro. Transactions in currency other than the functional currency are recognized at the rates of exchange prevailing at the dates of the transaction. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of each entity are included in the results of operations in income from operations as incurred.

The accompanying consolidated financial statements are expressed in U.S. dollars. Assets and liabilities of foreign operations are translated at period-end rates of exchange. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Equity adjustments resulting from translating foreign currency financial statements are accumulated as a separate component of stockholders’ equity.

The Company conducts business globally and is therefore exposed to adverse movements in foreign currency exchange rates, specifically the Euro to US dollar. To limit the exposure related to foreign currency changes, the Company entered into foreign currency exchange forward contracts starting in 2020. The Company does not enter into such contracts for speculative purposes.

In July 2020, the Company entered into a trading facility with a maximum notional amount of $30 million. Under this facility the Company has 14 open foreign exchange forward contract instruments to purchase a specific amount of funds in Euros and to settle, on an agreed-upon future date, in a corresponding amount of funds in U.S. dollars.

These derivatives are not designated as hedging instruments. Gains and losses on the contracts are included in other income (loss), net, and substantially offset foreign exchange gains and losses from the short term effects of foreign currency fluctuations on assets and liabilities, such as inventory purchases, receivables and payables, denominated in currencies other than the functional currency of the reporting entity. These derivative instruments generally have maturities of up to nine months.

During the three and nine-month period ended September 30, 2020, the Company entered into foreign currency exchange forward contracts to purchase €16.54 million and €37.79 million, respectively. The notional amounts of these derivatives are $19.43 million and $42.81 million during the three and nine-month periods ending September 30, 2020, respectively.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Accounts Receivable. Trade receivables are customer obligations due under normal trade terms requiring payment generally within 7 to 45 days from the invoice date. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.

Inventory. Inventory consists of raw materials, packaging materials, work in process and finished goods. Inventories are carried at the lower of cost or net realizable value on a weighted average basis. Inventory is initially measured at cost and consists of the sum of the applicable expenditures and charges directly and indirectly incurred to bring products to their existing condition and location. These costs can include purchase costs and any other charges necessary to prepare the items for production. For work in process and finished goods, these costs normally include those incurred directly or indirectly in the production of inventory (i.e., direct labor and production overheads or conversion costs), and other expenses (i.e. inbound freight, transportation and handling charges, taxes and duties).

Overhead costs are allocated to the units produced within the reporting period, while abnormal costs are charged to current operations as incurred. The Company monitors the remaining utility of its inventory and writes down inventory for excess or obsolescence as appropriate.

Property, Plant and Equipment. Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment is calculated using the straight-line method over a period considered adequate to amortize the total cost over the useful lives of the assets, which range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures, and 3 to 5 years for computer equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Repairs and maintenance are expensed as incurred. Renewals and enhancements are capitalized and depreciated over the remaining life of the specific property unit. When the Company retires or disposes of property, plant or equipment, the cost and accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

Long-Lived Assets. Long-lived assets are reviewed for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of such asset group may not be recoverable. Recoverability of assets within an asset group to be held and used is measured by a comparison of the carrying amount of an asset group to the future undiscounted net cash flows expected to be generated by the asset group. If such asset groups are considered to be impaired, the impairment to be recognized is based upon their fair value. No impairment was recorded during the nine-month periods ended September 30, 2020 and 2019.

Fair Value of Financial Instruments. Certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is determined based on the exchange price that would be received for an asset or transferred for a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of cash, accounts receivables, accounts payable and certain notes payable approximate fair value because of the short maturity and/or variable rates associated with these instruments. Long-term debt as of September 30, 2020 and December 31, 2019 approximates its fair value as the interest rates are indexed to market rates. The Company categorizes the inputs to the fair value measurements into three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1	-	Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company is able to access at the measurement date.

Level 2	-	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, and can reference interest rates, yield curves, implied volatilities and credit spreads.

Level 3	-	Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Revenue Recognition. The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606. The Company’s principal business is the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in the Company’s contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.

The Company disaggregates revenue based on the type of products sold to its customers - private label, Tattooed Chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions.

Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, the Company uses either the expected value or most likely amount method to determine the variable consideration. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.

The Company does not have significant unbilled receivable balances arising from transactions with customers. The Company does not capitalize contract inception costs, as contracts are one year or less and the Company does not incur significant fulfillment costs requiring capitalization. Deferred revenue was $0.40 million and $ 0.00 million as of September 30, 2020 and December 31, 2019, respectively.

The Company recognizes shipping and handling costs as fulfillment cost and includes in cost of goods sold upon delivery of the product to the customer.

Sales and Marketing Expenses. The Company expenses costs associated with sales and marketing as incurred. Sales and marketing expenses were $0.89 million and $2.67 million for the three and nine months ended September 30, 2020 and $0.24 million and $0.55 million for the three and nine months ended September 2019, respectively, and are included in operating expenses in the consolidated statements of operations and comprehensive income.

Interest Expense. Interest expense includes interest primarily related to the amortization of deferred financing costs, the Company’s notes payable and line of credit.

Deferred Financing Costs. Deferred financing costs include fees associated with the Company’s line of credit agreement. Such fees are amortized on a straight-line basis over the term of the related line of credit agreement as a component of interest expense, which approximates the effective interest rate method, in accordance with the terms of the agreement. Deferred financing costs, net were $0.08 million and $0.05 million at September 30, 2020 and December 31, 2019, respectively, and are recorded as a component of other assets in the accompanying consolidated balance sheets. Amortization expense of deferred financing costs was $0.01 million and $0.03 million during the three and nine months ended September 30, 2020 and $0.01 million and $0.03 million during the three and nine months ended September 2019, respectively.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s sole stockholder elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company for federal and certain state tax purposes is attributed to, and reported by, its stockholder. The Company is subject to state franchise tax and entity-level income tax for California purposes. The Company accrues for tax distributions to be paid to the stockholder.

Ittella International was an S-Corp and became a limited liability company in April 2019 for U.S. federal income tax purposes, Ittella International is treated as a partnership. Accordingly, the taxable income of Ittella International for federal and state tax purposes is attributed to, and reported by, its members. Ittella International is subject to the centralized partnership audit regime enacted as part of the Bipartisan Budget Act of 2015.

Ittella Italy S.R.L. is subject to income tax applicable to its income derived from Italy.

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss is defined as the change in equity resulting from transactions from non-owner sources. Other comprehensive income consisted of gains and losses associated with changes in foreign currency as a result of the translation of the financial results of the Company’s Italian subsidiaries.

Net Income (Loss) Per Share. Basic net income (loss) per share is computed as net income (loss) attributable to Myjojo, Inc. divided by the weighted average number of common shares outstanding during each period. Diluted income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options.

For the nine months ended September 30, 2020 and 2019, basic and diluted net income (loss) per share have been retroactively adjusted to reflect the reorganization transactions of Myjojo, Inc. described in Note 1.

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk. The Company grants credit, generally without collateral, to customers primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in this geographical area. Management believes that the Company’s contract acceptance, billing and collection policies are adequate to limit potential credit risk. Three customers accounted for approximately 87% of the Company’s revenue during both the three and nine months ended September 30, 2020. Four customers accounted for more than 87% and 86% of the Company’s revenue during the three and nine months ended September 30, 2019. Three customers accounted for more than 86% and 81% of the Company’s accounts receivable during the period ended September 30, 2020 and December 31, 2019, respectively. No external supplier accounted for more than 10% of the Company’s cost of goods sold in the three and nine months ended September 30, 2020 and 2019.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Customers accounting for more than 10% of the Company’s accounts receivable as of September 30, 2020 and December 31, 2019 were:

Customer	September 30, 2020	December 31, 2019
Customer A	34%	13%
Customer B	12%	11%
Customer C	40%	57%

Segment Information. The Company manages its operations on a company-wide basis as one operating segment, thereby making determinations as to the allocation of resources to the business as a whole rather than on a segment-level basis. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.

All of the Company’s products are sold from the United States to customers.

Long-lived assets consist of property, plant and equipment. The geographic location of long-lived assets is as follows:

Long Lived Assets	September 30, 2020	December 31, 2019
Italy	$7,298	$2,292
United States	6,524	5,946
Total	$13,822	$8,238

COVID-19 Pandemic - The novel coronavirus (“COVID-19”), which was categorized by the World Health Organization as a pandemic in March 2020, continues to significantly impact the United States and the rest of the world. Although the COVID-19 pandemic and the measures taken to reduce its transmission, such as the imposition of social distancing and the order to work-from-home and/or shelter-in-place in many states including California, have altered the Company’s business environment and the overall working conditions.

Despite partial remote working conditions, the Company’s business activities have continued to operate with minimal interruptions. As of the date of these financials, the Company’s operations are deemed “essential,” largely due to the Company’s business’s support of many important sectors of the economy, including food and beverage, and thus the Company’s facilities are all currently open and operating. The Company continues to monitor the situation.

Management acknowledges that events that adversely affect the Company’s suppliers could impair its ability to obtain raw material inventory in the quantities or of a quality the Company desires. The Company currently sources most of its raw materials from Italy. Though the Company is not dependent on any single Italian grower for its supply of a certain crop, events generally affecting these growers could adversely affect the Company’s business. Such events include problems with the Company’s suppliers’ businesses, finances, labor relations, ability to import raw materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics (such as the recent COVID-19 pandemic), acts of war, terrorism, natural disasters, fires, earthquakes, weather, flooding or other catastrophic occurrences. While the Company continuously seeks alternative sources of raw materials, but it may not be successful in diversifying the raw materials it uses in its products.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

If the Company needs to replace an existing supplier, there can be no assurance that supplies of raw materials will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to the Company in order to meet requirements, fill orders in a timely manner or meet quality standards. Additionally, the Company believes there are a limited number of competent, high-quality suppliers in the industry that can meet the Company’s strict quality and control standards. If the Company is unable to manage its supply chain effectively and ensure that its products are available to meet consumer demand, operating costs could increase, and sales and profit margins could decrease.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) has been enacted. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Programs that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company has elected not to apply for a Paycheck Protection Program loan and is actively monitoring the impact of the CARES Act. The CARES Act did not have a material impact on the Company’s financial condition, results of operations or cash flows.

The extent to which this pandemic will adversely impact the Company’s business, financial condition and results of operations is dependent upon various factors, many of which are highly uncertain and outside the control of the Company.

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of Topic 740, Income Taxes, and simplification in several other areas.

ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, and interim periods therein. The Company is currently evaluating the impact of ASU 2019-12 on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires a lessee to recognize right of use asset and lease liability for all leases with lease terms of more than 12 months, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company beginning January 1, 2022, with early adoption permitted. Companies may adopt this guidance using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, rather than as of the earliest period presented. In transition, entities may also select a package of practical expedients that must be applied in its entirety to all leases commencing before the effective date, unless the lease was modified, to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. The Company is currently evaluating the impact the adoption of Topic 842 will have on its consolidated financial statements.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) regarding Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments - Credit Losses, which modifies the measurement of expected credit losses of certain financial instruments. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. The amendments will become effective for the Company for periods beginning after December 15, 2022. Adoption of the standard will be applied using a modified retrospective approach. The Company is currently evaluating the impact the adoption of ASU 2016-13 will have on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary accounting relief for contract modifications to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to a new alternative reference rate. Interest on borrowings under the Company’s revolving credit facility is calculated based upon LIBOR. ASU 2020-04 can be applied as of the beginning of the interim period that includes March 12, 2020 or any date thereafter. ASU 2020-04 will generally no longer be available to apply after December 31, 2022. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. This amendment is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.

3. Redeemable noncontrolling interest

On April 15, 2019, UMB Capital Corporation (“UMB”) contributed $6.00 million to acquire 6,000 units for 12.5% ownership interest in Ittella International. The Company incurred issuance costs of $0.13 million resulting in net consideration received of $5.87 million.

Per the terms of Ittella International’s operating agreement, UMB is provided with a put right which may cause Ittella International to purchase all, but not less than all of UMB units upon notice (“Put Notice”). UMB can provide the Put Notice to Ittella International at any time for any reason after April 15, 2024. If Ittella International does not accept the price proposed in the Put Notice, the consideration to be paid by Ittella International to UMB for the units that are the subject of the Put Notice will be the fair market value of the units as established by a third party appraisal, subject to a floor for the fair value at 85%. If the fair value is less than 85% of the consideration proposed by UMB in their Put Notice, UMB may choose to abandon the transfer. The put right constitutes a redemption feature and therefore UMB’s noncontrolling interest (the “Redeemable Noncontrolling Interest”) is classified as temporary equity (mezzanine) in the accompanying consolidated financial statements.

The Redeemable Noncontrolling Interest is initially measured at fair value, which has been determined by the Company to equal the consideration received from UMB, net of transaction costs.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The Redeemable Noncontrolling Interest is not redeemable until April 2024; however, it is probable of becoming redeemable with the passage of time. Therefore, the subsequent measurement of the Redeemable Noncontrolling Interest at each reporting date is determined as the higher of (1) the initial carrying amount, increased or decreased for the redeemable noncontrolling interest’s share of net income or loss and other comprehensive income, or (2) the redemption value, which is determined to be fair value per the terms of Ittella International’s operating agreement above. In determining the measurement method of redemption value, the Company has elected to accrete changes in the redemption value over the period from the date of issuance to the earliest redemption date (i.e. April 2024) of the instrument using the effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. Redemption value was determined using a combination of the market approach and income approach. Under the market approach, the Company estimated fair value based on market multiples of EBITDA of comparable companies. Under the income approach, the Company measured fair value based on a projected cash flow method using a discount rate determined by its management which is commensurate with the risk inherent in its current business model.

Changes in the carrying value of the Redeemable Noncontrolling Interest were as follows for the three months ended September 30, 2020 and 2019

Amount
Redeemable Noncontrolling Interest as of June 30, 2020	$43,900
Net income (loss) attributable to redeemable noncontrolling interest	(442)
Accretion to redeemable noncontrolling interest to redemption value	442
Redeemable Noncontrolling Interest as of September 30, 2020	$43,900

Amount
Redeemable Noncontrolling Interest as of June 30, 2019	$5,010
Changes to attribution of net assets to noncontrolling interest	-
Net income attributable to redeemable noncontrolling interest	232
Accretion to redeemable noncontrolling interest to redemption value	728
Redeemable Noncontrolling Interest as of September 30, 2019	$5,970

Changes in the carrying value of the Redeemable Noncontrolling Interest were as follows for the nine months ended September 30, 2020 and 2019

Amount
Redeemable Noncontrolling Interest as of December 31, 2019	$6,930
Net income attributable to redeemable noncontrolling interest	251
Accretion to redeemable noncontrolling interest to redemption value	36,719
Redeemable Noncontrolling Interest as of September 30, 2020	$43,900

Amount
Contribution from UMB on April 15, 2019	$6,000
Changes to attribution of net assets to noncontrolling interest	(1,053)
Net income attributable to redeemable noncontrolling interest	295
Accretion to redeemable noncontrolling interest to redemption value	728
Redeemable Noncontrolling Interest as of September 30, 2019	$5,970

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

4. REVENUE RECOGNITION

Nature of Revenues

Substantially all of the Company’s revenue from contracts with customers consist of the sale of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza in the United States and is recognized at a point in time in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Each unit of food product sold to the customer is the performance obligation. Revenue from the sale of frozen food products is recognized upon the transfer of control to the customer, which is upon shipment to the customer.

The Company disaggregates revenue based on the type of products sold to their customers - private label, tattooed chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions. All sales are recorded within revenue on the accompanying consolidated statements of operations and comprehensive income. The Company does not have material contract assets and contract liabilities as of September 30, 2020 and December 31, 2019. [x

	Three months ended		Three months ended
	September 30, 2020		September 30, 2019
Revenue Streams	Revenue	% Total	Revenue	% Total
Private Label	$18,106	44%	$18,239	73%
Tattooed Chef	22,627	55%	5,833	24%
Other revenues	229	1%	714	3%
Total	$40,962		$24,786

	Nine months ended		Nine months ended
	September 30, 2020		September 30, 2019
Revenue Streams	Revenue	% Total	Revenue	% Total
Private Label	$47,487	44%	$46,093	80%
Tattooed Chef	60,644	55%	9,495	16%
Other revenues	765	1%	2,529	4%
Total	$108,896		$58,117

Significant Judgments

Generally, the Company’s contracts with customers comprise a written quote and customer purchase order or statement of work and are governed by the Company’s trade terms and conditions. In certain instances, it may be further supplemented by separate pricing agreements. All products are sold on a standalone basis; therefore, when more than one product is included in a purchase order, the Company has observable evidence of stand-alone selling price. Contracts do not contain a significant financing component as payment terms on invoiced amounts are typically between 7 to 45 days, based on the Company’s credit assessment of individual customers, as well as industry expectations. Product returns are not significant. The contracts with customers do not include any additional performance obligations related to warranties and material rights.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

From time to time, the Company may offer incentives to its customers considered to be variable consideration including discounts and demonstration costs. Customer incentives considered to be variable consideration are recorded as a reduction to revenue as part of the transaction price based on the agreement at the time of the transaction. Customer incentives are allocated entirely to the single performance obligation of transferring product to the customer.

Major Customers — Customers accounting for 10% or more of consolidated revenue were:

	Three months ended	Three months ended
Customer	September 30, 2020	September 30, 2019
Customer A	36%	13%
Customer C	30%	23%
Customer B	21%	40%
Customer E	*	11%
Customer D	*	* %

*	Customer accounted for less than 10% of revenue in the period.

	Nine months ended	Nine months ended
Customer	September 30, 2020	September 30, 2019
Customer C	36%	25%
Customer A	34%	*
Customer B	17%	36%
Customer E	*	13%
Customer D	*	12%

*	Customer accounted for less than 10% of revenue in the period.

5. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES

Accounts receivable are reduced by an allowance for an estimate of amounts that are uncollectible. All of the Company’s receivables are due from customers in the United States. The Company extends credit to its customers based upon its evaluation of the following factors: (i) the customer’s financial condition, (ii) the amount of credit the customer requests, and (iii) the customer’s actual payment history (which includes disputed invoice resolution). The Company does not require its customers to post a deposit or supply collateral. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The Company evaluates the creditworthiness of their customers regularly and based on its analysis, the Company has determined an allowance for doubtful receivables is not necessary as of the periods ended September 30, 2020 and December 31, 2019. The Company writes off accounts receivable whenever they become uncollectible, and any payments subsequently received on such receivables are recorded as bad debt recoveries in the period the payment is received. Credit losses from continuing operations have consistently been within management’s expectations.

6. INVENTORY

Inventory consists of the following as of:

	September 30, 2020	December 31, 2019

Raw materials	$7,596	$5,043
Work-in-process	3,283	2,870
Finished goods	13,982	8,776
Packaging	3,033	1,271

Total	$27,894	$17,960

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table provides additional information related to the Company’s prepaid expenses and other current assets as of:

	September 30, 2020	December 31, 2019
Tax credits	$2,453	$2,229
Prepaid expenses	1,338	587
Other current assets	594	197

Total	$4,385	$3,013

8. Derivative instruments

The Company enters into foreign currency exchange forward contracts to reduce the short-term effects of foreign currency fluctuations on assets and liabilities such as foreign currency inventory purchases, receivables and payables. The Company’s primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange rates. The Company’s derivatives expose the Company to credit risk to the extent that the counterparties may be unable to meet the terms of the arrangement. The Company does, however, seek to mitigate such risks by limiting its counterparties to major financial institutions. Management does not expect material losses as a result of defaults by counterparties.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The fair values of the Company’s derivative instruments classified as Level 2 financial instruments and the line items within the accompanying consolidated balance sheets to which they were recorded are summarized as follows:

	Balance Sheet Line Item	As of September 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other current assets	$512
Total		$512

The effect on the accompanying consolidated statements of operations of derivative instruments not designated as hedges is summarized as follows:

	Line Item in Statement of Operations	Three months ended September 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other income	$825
Total		$825

	Line Item in Statement of Operations	Nine months ended September 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other income	$1,113
Total		$1,113

The Company has notional amounts of $ 26.96 million on outstanding derivatives as of September 30, 2020. There were no derivative instruments for the period ended September 30, 2019.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

9. PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment consists of the following:

	September 30, 2020	December 31, 2019
Machinery and equipment	$10,842	$4,276
Building	2,574	2,574
Leasehold improvements	2,001	1,394
Construction in progress	442	1,366
Furniture and fixtures	101	100
Computer equipment	21	21
Total	15,981	9,731
Less: accumulated depreciation	(2,159)	(1,493)

Net	$13,822	$8,238

The Company recorded depreciation expense for the three and nine months ended September 30, 2020 of $0.22 million and $0.69 million, respectively and $0.18 million and $0.48 million for the three and nine months ended September 30, 2019, respectively.

10. LEASES

The Company leases office and manufacturing facilities, equipment and vehicles under various operating arrangements. Certain of the leases are subject to escalation clauses and renewal periods. The Company and its subsidiaries recognize lease expense, including predetermined fixed escalations, on a straight-line basis over the initial term of the lease from the time that the Company controls the leased property.

The future minimum lease commitments as of September 30, 2020 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows:

Three months ended December 31, 2020	$278
2021	812
2022	646
2023	496
2024	194
Thereafter	599

Total	$3,025

The Company’s rent expense for the three and nine months ended September 30, 2020 totaled $0.53 million and $1.48 million, respectively and $0.39 million and $1.14 million for the three and nine months ended September 30, 2019, respectively.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

11. ACCRUED EXPENSES

The following table provides additional information related to the Company’s accrued expenses as of:

	September 30, 2020	December 31, 2019
Accrued customer incentives	$1,917	$222
Accrued payroll	252	13
Accrued commission	145	240
Other accrued expenses	40	249

Total	$2,354	$724

12. INDEBTEDNESS

Debt consisted of the following as of:

	September 30, 2020	December 31, 2019
Revolving credit facility	$19,745	$10,054
Notes payable	2,788	3,272
Notes payable to related parties (Note 14)	188	800
Total	22,721	14,126
Less current debt	(20,447)	(11,021)

Total long-term debt	$2,274	$3,105

Revolving credit facility

The Company is party to a revolving line of credit, which has been amended from time to time, pursuant to which a credit facility has been extended to the Company until May 25, 2021 (the “Credit Facility”). The Credit Facility provides the Company and its subsidiaries with up to $25 million in revolving credit. Under the Credit Facility, the Company may borrow up to (a) 90% of the net amount of eligible accounts receivable; plus, (b) the lower of: (i) Sum of: (1) 50% of the net amount of eligible inventory; plus (2) 45% of the net amount of eligible in-transit inventory; (ii) $10 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (c) the sum of all reserves. Under the Credit Facility: (i) the Company’s fixed charge coverage ratio may not be less than 1.10:1.00, and (ii) the Company may make dividends or distributions in shares of stock of the same class and also distributions for the payment of taxes. As of September 30, 2020, and December 31, 2019, the Company was in compliance with all terms and conditions of its Credit Facility.

The revolving line of credit bears interest at the sum of (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1%.

The revolving line of credit has an arrangement associated with it wherein all collections from collateralized receivables are deposited into a collection account and applied to the outstanding balance of the line of credit on a daily basis. The funds in the collection account are earmarked for payment towards the outstanding line of credit and given the Company’s obligation to pay off the outstanding balance on a daily basis, the balance is classified as a current liability on the Company’s consolidated balance sheets as of September 30, 2020 and December 31, 2019.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

Notes payable

The Credit Facility includes a capital expenditure loan (“Capex Loan”) in the amount of up to $0.5 million that functions to reimburse the Company for certain qualified expenses related to the Company’s purchase of capital equipment. All borrowings against this loan are payable on a straight-line basis over 5 years and accrue interest at the greater of (a) the daily Prime Rate or (b) the daily LIBOR Rate plus two percent (2%) plus an additional two percent (2%). The balance on the Capex Loan was $0.30 million and $0.38 million as of September 30, 2020 and December 31, 2019, respectively, of which $0.10 million and $0.10 million is classified as current as of September 30, 2020 and December 31, 2019, respectively.

In September 2018, the Company amended the Credit Facility to include a term loan in the amount of $1 million (the “Term Loan”). The Term Loan accrues interest at the sum of the (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1.5% and has a maturity date of May 25, 2021. The Credit Facility is secured by substantially all of the Company’s assets.

In April 2019, Ittella Italy entered into a promissory note with a financial institution in the amount of 400,000 Euro. The note accrues interest at 2.5% and has a maturity date of April 15, 2021, when the full principal and interest are due.

On June 19, 2015, Ittella Properties, LLC, a Variable Interest Entity (“VIE”) (See Note 16), executed a promissory note with a financial institution in the amount of $1.30 million (the “CB Loan”). The CB Loan accrues interest at an initial rate of 4.99% and is variable on an annual basis in accordance with the United States Treasury Note Index Rate plus 2.66% and subject to a minimum rate of 4.65%. The CB Loan had a maturity date of July 1, 2040 and was collateralized by the Alondra Building (Note 16) and was guaranteed by Ittella International. The loan was paid off in full through a refinancing on January 6, 2020. The outstanding balance on the CB Loan was $0.00 million and $1.16 million as of September 30, 2020 and December 31, 2019, respectively.

On August 12, 2015, Ittella Properties, LLC, the VIE, executed a note payable with a financial institution in the amount of $1.06 million (the “CDC Loan”). The CDC Loan accrued interest at 2.88% and had a maturity date of August 1, 2035. The CDC Loan was secured by the Alondra Building (Note 16) and was guaranteed by Ittella International. The loan was paid off in full through a refinancing on January 6, 2020. The outstanding balance on the CDC Loan was $0.00 million and $0.88 million as of September 30, 2020 and December 31, 2019, respectively.

On January 6, 2020, Ittella Properties, LLC, the VIE, refinanced all of their existing debt with a financial institution in the amount of $2.10 million (the “Note”). The Note accrues interest at 3.60% and has a maturity date of January 31, 2035. Financial covenants of the Note include a minimum fixed charge coverage ratio of 1.20 to 1.00. As of September 30, 2020, and 2019, the Company was in compliance with all terms and conditions of the Note. The outstanding balance on the Note was $2.04 million and $0.00 million as of September 30, 2020 and December 31, 2019, respectively.

Future minimum principal payments due on the notes payable, including notes payable to related parties, for periods subsequent to September 30, 2020 are as follows:

Three months ended December 31, 2020	$20,068
2021	571
2022	213
2023	202
2024	123
Thereafter	1,544

Total	$22,721

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

13. STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 100,000 shares of common stock. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

On April 10, 2019, the Company issued 1,000 shares of common stock to the sole stockholder of Ittella International Inc. in exchange for its contribution of Ittella International Inc. shares as part of the reorganization (Note 1).

On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo, Inc. (California) was merged into Myjojo, Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).

As of September 30, 2020, and 2019, the Company has not granted any stock options or other equity-based awards and has not recorded any stock-based compensation.

The Company declared distributions of $4.28 million and $6.23 million during the three and nine month periods ended September 30, 2020, respectively, and $0.70 million and $1.19 million during the three and nine month periods ended September 30, 2019, respectively. In addition, the Company paid distributions of $3.73 million and $5.61 million during the three and nine month periods ended September 30, 2020, respectively. There were no distributions paid during the period ended September 30, 2019. Distributions declared but not yet paid were $2.49 million and $1.87 million as of September 30, 2020 and December 31, 2019, respectively, and are included in distribution payable the consolidated balance sheets.

Noncontrolling Interest

Noncontrolling interest in Ittella Italy is included as a component of stockholders’ equity on the accompanying consolidated balance sheets. Noncontrolling interest in Ittella International contains a redemption feature and is included as mezzanine equity on the accompanying consolidated balance sheets (Note 3). The share of income attributable to noncontrolling interest is included as a component of net income in the accompanying consolidation statements of operations and comprehensive loss.

The following schedule discloses the components of the Company’s changes in net income (loss) attributable to noncontrolling interest for the periods ended September 30:

	Three months ended	Three months ended
	September 30, 2020	September 30, 2019

Net income attributable to noncontrolling interest in Ittella Italy	$282	$120
Net (loss) income attributable to noncontrolling interest in Ittella International	(442)	232
Increase (decrease) in noncontrolling interest due to foreign currency translation	57	(4)

Change in net (loss) income attributable to noncontrolling interest	$(103)	$348

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

	Nine months ended	Nine months ended
	September 30, 2020	September 30, 2019

Net income attributable to noncontrolling interest in Ittella Italy	$950	$237
Net income attributable to noncontrolling interest in Ittella International	251	295
Increase in noncontrolling interest due to foreign currency translation	91	1

Change in net income attributable to noncontrolling interest	$1,292	$533

Appropriated Retained Earnings.

In accordance with Italian Company law, the Company’s subsidiary Ittella Italy maintains an apportioned retained earnings account for 5% of the total profit for the prior year until the apportioned retained earnings balance reaches 20% of share capital.

The appropriated retained earnings amount included in retained earnings was $0.07 million and $0.00 million as of September 30, 2020 and December 31, 2019, respectively.

14. RELATED PARTY TRANSACTIONS

The Company leases office property in San Pedro, California from Deluna Properties, Inc., a company owned by the sole stockholder. Rent expense is $0.02 million and $0.05 for the three and nine month periods ended September 30, 2020, respectively, and $.02 million and $0.05 million for the three and nine month periods ended September 30, 2019.

In January 2009, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $50,000, which matures on December 31, 2020. The note bears interest at 4.75% over the Prime Rate. The promissory note was paid off in full on January 6, 2020 and had a balance of $0.05 million as of December 31, 2019 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

The Company entered into a credit agreement with the sole stockholder for a $1.2 million revolving line of credit in January 2007. Monthly interest payments are accrued at 4.75% above the Prime Rate on any outstanding balance. In addition, the Company agreed to pay the sole stockholder 0.67% per month of the full amount of the revolving credit line, regardless of whether the Company has borrowed against the line of credit. This agreement originally expired on December 31, 2011 but was extended to December 31, 2024. The outstanding balance of the line of credit is $0.00 million and $0.40 million as of September 30, 2020 and December 31, 2019, respectively, and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

In June 2010, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $150,000, which bears interest at 8.00% per annum. The promissory note was paid off in full on June 2, 2020 and had a balance of $0.15 million as of December 31, 2019 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

In May 2018, Ittella Italy entered into a promissory note with its minority stockholder in the amount of 48,000 Euro. The note bears interest at 8.00% per annum and has a maturity date of January 31, 2021. The balance of the note is $0.19 million and $0.99 million as of September 30, 2020 and December 31, 2019, respectively.

The Company is party to a revolving line of credit with UMB in the amount of $25 million (Note 12).

15. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company also enters into real property leases, which require the Company as lessee to indemnify the lessor from liabilities arising out of the Company’s occupancy of the properties. The Company’s indemnification obligations are generally covered under the Company’s general insurance policies.

From time to time, the Company is involved in various litigation matters arising in the ordinary course of business. The Company does not believe the disposition of any current matter will have a material adverse effect on its consolidated financial position or results of operations.

An indirect subsidiary of the Company, Ittella Italy, is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The case was brought by five relatives of the deceased worker. The five plaintiffs are seeking collectively 1,869,000 Euros from the defendants. In addition to Ittella Italy, the pest control company for which the deceased was working at the time of the accident is co-defendant. Furthermore, under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Procedurally, the case remains in a very early stage of the litigation. Ultimately, a trial will be required to determine if the defendants are liable, and if they are liable, a second separate proceeding will be required to establish the amount of damages owed by each of the co-defendants. Both co-defendants have insurance policies that may be at issue in the case. Ittella Italy believes any required payment could be covered by its insurance policy; however, it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Based on information received from its Italian lawyers, Ittella Italy believes that the litigation may continue for a number of years before it is finally resolved.

Therefore, based on the assessment by management together with the independent assessment from its local legal counsel, the Company believes that a loss is currently not probable under ASC 450, “Contingencies”, and no accrual has been made as of September 30, 2020 or December 31, 2019.

16. CONSOLIDATED VARIABLE INTEREST ENTITY

Ittella Properties LLC (“Properties”), the Company’s consolidated VIE, owns the Alondra Building, which is leased by Ittella International for 10 years from August 1, 2015 through August 1, 2025. Properties is wholly owned by the sole shareholder of the Company. The construction and acquisition of the Alondra building by Properties were funded by a loan agreement with unconditional guarantees by Ittella International and terms that 100% of the Alondra building must be leased to Ittella International throughout the term of the loan agreement.

The Company concluded that it has a variable interest in Properties on the basis that Ittella International guarantees the loan for Properties and substantially all of Properties’ transactions occur with the Ittella International. Thus, Properties’ equity at risk is considered to be insufficient to finance its activities without additional support from Ittella International, and, therefore, Properties is considered a VIE.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

(in thousands, except per share and share information)

The results of operations and cash flows of Properties are included in the Company’s consolidated financial statements. For the nine-month periods ended September 30, 2020 and 2019, 100% of the revenue of Properties is intercompany and thus was eliminated in consolidation. Properties contributed $0.05 million and $0.20 million in expenses before provision for income taxes for the three and nine month periods ended September 30, 2020, respectively, and $0.06 million and $0.18 million for the three and nine month periods ended September 30, 2019, respectively.

17. SUBSEQUENT EVENTS

Business Combination

In June 2020, the Company entered into the Merger Agreement with Forum described in Note 1. The Business Combination contemplated by the Merger Agreement was consummated on October 15, 2020 (the “Closing”). Immediately upon the completion of the Transactions, the Company became a direct wholly owned subsidiary of Forum. In connection with the Closing of the Transactions, Forum changed its name from Forum Merger II Corporation to Tattooed Chef, Inc. (“Tattooed Chef”).

In connection with the Business Combination, the following transactions have been consummated prior to, and as a condition to, the Closing: (i) UMB Capital Corporation (“UMB”) contributed all of the equity interests in Ittella International to the Company in exchange for the Company’s issuing to UMB its 1,176 shares of common stock; (ii) Pizzo Food Srls, a company organized under the laws of Italy (“Pizzo”) has contributed all of the equity interests in Ittella Italy in exchange for the Company issuing to Pizzo one share of Class B special stock, par value $0.001; (iii) Salvatore Galletti has transferred some of his shares of common stock of the Company to Project Lily, which is controlled by Salvatore Galletti; and (iv) the Company issued one share of Class A special stock, par value $0.001 per share, to Stephanie Dieckmann (these transactions collectively, the “Restructuring”). The Restructuring was consummated prior to the Business Combination. The shares of Class A and Class B special stock of the Company were converted into shares of Forum’s common stock upon consummation of the Business Combination.

Upon the Closing all Class A common shares of Forum were reclassified to common stock of Tattooed Chef.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholder and Board of Directors

Myjojo, Inc.

Paramount, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Myjojo, Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Costa Mesa, California

August 11, 2020

MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,
(in thousands, except share and per share information)

	2019	2018
ASSETS

CURRENT ASSETS
Cash	$4,537	$336
Accounts receivable	9,440	6,784
Inventory	17,960	11,202
Prepaid expenses and other current assets	3,013	2,137
TOTAL CURRENT ASSETS	34,950	20,459

Property, plant and equipment, net	8,238	5,263
Deferred taxes	227	44
Other assets	481	135
TOTAL ASSETS	$43,896	$25,901

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$17,037	$13,541
Accrued expenses	724	525
Distribution payable	1,868	—
Line of credit	10,054	7,029
Notes payable to related parties, current portion	357	255
Notes payable, current portion	610	507
Other current liabilities	65	31
TOTAL CURRENT LIABILITIES	30,715	21,888

Notes payable to related parties, net of current portion	443	434
Notes payable net of current portion	2,662	2,819
TOTAL LIABILITIES	33,820	25,141

COMMITMENTS AND CONTINGENCIES (See Note 15)

REDEEMABLE NONCONTROLLING INTEREST (See Note 3)	6,930	—

STOCKHOLDERS’ EQUITY
Common shares	1	1
Additional paid in capital	2,316	1,263
Accumulated other comprehensive income	(692)	(511)
Retained earnings	1,265	109
Total equity attributable to Myjojo, Inc.	2,890	862
Noncontrolling interest	256	(102)
	3,146	760
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY	$43,896	$25,901

The accompanying notes are an integral part of these consolidated financial statements.

MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except share and per share amounts)

	2019	2018
REVENUE	$84,919	$47,295

COST OF GOODS SOLD	71,209	44,108

GROSS PROFIT	13,710	3,187

Sales and marketing expenses	1,431	374
General and administrative expenses	6,023	2,863
TOTAL OPERATING EXPENSES	7,454	3,237

INCOME (LOSS) FROM OPERATIONS	6,256	(50)

OTHER INCOME AND EXPENSES
Interest expense	(494)	(315)
TOTAL OTHER INCOME AND EXPENSES	(494)	(315)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	5,762	(365)

INCOME TAX EXPENSE (BENEFIT)	154	(29)

NET INCOME (LOSS)	5,608	(336)

LESS: INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,082	(215)

NET INCOME (LOSS) ATTRIBUTABLE TO MYJOJO, INC.	$4,526	$(121)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO MYJOJO, INC.

Basic and diluted	$549.93	$(14.68)

WEIGHTED AVERAGE COMMON SHARES

Basic and diluted	8,230	8,230

OTHER COMPREHENSIVE LOSS, NET

Foreign currency translation adjustments	(174)	(726)

Total other comprehensive loss, net	(174)	(726)

Comprehensive income (loss)	5,434	(1,062)
Less: income attributable to the noncontrolling interest	7	5

Comprehensive income (loss) attributable to Myjojo, Inc.	$5,427	$(1,067)

The accompanying notes are an integral part of these consolidated financial statements.

MYJOJO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

		Stockholders’ Equity
	Redeemable Noncontrolling Interest Amount	Ittella International, Inc. Common Shares Number	Ittella International, Inc. Common Shares Amount	Myjojo, Inc. Common Shares Number	Myjojo, Inc. Common Shares Amount	Additional Paid-In Capital	Accumulated Comprehensive Income (Loss)	Retained Earnings (Deficit)	Noncontrolling Interests	Total
BALANCE AS OF JANUARY 1, 2018	$—	2,000	$1	—	$—	$1,263	$220	$743	$108	$2,335

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	—	—	—	—	—	(731)	—	5	(726)

DISTRIBUTIONS	—	—	—	—	—	—	—	(513)	—	(513)

NET LOSS	—	—	—	—	—	—	—	(121)	(215)	(336)

BALANCE AS OF DECEMBER 31, 2018	$—	2,000	$1	—	$—	$1,263	(511)	$109	(102)	760

CAPITAL CONTRIBUTION APRIL 15, 2019	6,000	—	—	—	—	—	—	—	—	—

ATTRIBUTION OF NET ASSETS TO NONCONTROLLING INTEREST (Note 3)	(1,053)	—	—	—	—	1,053	—	—	—	1,053

REORGANIZATION TRANSACTION (Note 1)	—	(2,000)	(1)	8,230	1	—	—	—	—	—

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	—	—	—	—	—	(181)	—	7	(174)

DISTRIBUTIONS	—	—	—	—	—	—	—	(2,118)	—	(2,118)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	1,252							(1,252)		(1,252)

NET INCOME	731	—	—	—	—	—	—	4,526	351	4,877
BALANCE AS OF DECEMBER 31, 2019	$6,930	—	$—	8,230	$1	$2,316	(692)	$1,265	$256	3,146

The accompanying notes are an integral part of these consolidated financial statements.

MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED
(in thousands)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,608	$(336)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	658	398
Bad debt (recoveries) write-offs	(69)	12
Inventory obsolescence	—	45
Realized gain	14	—
Accretion of debt financing costs	34	(34)
Unrealized foreign currency gains (losses) and other	(146)	(746)
Changes in operating assets and liabilities:	—	—
Accounts receivable	(2,585)	(4,380)
Inventory	(6,757)	(7,074)
Prepaid expenses and other current assets	(1,405)	(1,700)
Accounts payable	3,483	8,745
Accrued expenses	199	31
Other current liabilities	35	31
Net cash used in operating activities	(931)	(5,008)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,701)	(1,940)
Proceeds from sale of property, plant and equipment	23	—
Net cash used in investing activities	(3,678)	(1,940)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	2,992	5,539
Borrowings of notes payable to related parties	342	356
Repayments of notes payable to related parties	(232)	(271)
Borrowings of notes payable	999	1,616
Repayments of notes payable	(1,052)	(489)
Capital contributions	6,000	1
Distributions	(250)	(513)
Net cash provided by financing activities	8,799	6,239

NET INCREASE (DECREASE) IN CASH	4,190	(709)
EFFECT OF EXCHANGE RATE ON CASH	11	(45)

CASH AT BEGINNING OF YEAR	$336	$1,090

CASH AT END OF YEAR	$4,537	$336

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$645	$267
Income taxes	$—	$—
Noncash financing activities
Distributions	$1,867	—

The accompanying notes are an integral part of these consolidated financial statements.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations. Myjojo, Inc. (“Myjojo”, “Company”, or “Ittella Parent”) was incorporated under the laws of the state of California on February 26, 2019 as an S-corporation to facilitate a corporate reorganization of Ittella International, Inc. which was formed as a pass-through entity. On March 27, 2019, the sole shareholder of Ittella International, Inc. contributed his 2,000 shares to Myjojo, becoming the sole stockholder. Ittella International, Inc. converted to a limited liability company, Ittella International, LLC (“Ittella International”) on April 10, 2019. On April 15, 2019 a financial institution acquired 12.5% noncontrolling membership interest in Ittella International (See Note 3).

Ittella’s Chef was incorporated under the laws of the state of California on July 20, 2017 as Qualified Subchapter S subsidiary and is a wholly-owned subsidiary of Ittella International. Ittella’s Chef was formed as a pass-through entity for purposes of holding Ittella International’s interest in Ittella Italy, S.R.L. (“Ittella Italy”), in which it holds a 70% ownership interest. On March 15, 2019, Ittella’s Chef was converted to a limited liability company, Ittella’s Chef, LLC (“Ittella’s Chef”).

On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo Inc. (California) was merged into Myjojo Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).

Myjojo, Inc. and its subsidiaries, Ittella International, Ittella’s Chef, and Ittella Italy, S.R.L. (collectively, the “Company”) are principally engaged in the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, its consolidated financial statements may not be comparable to companies that comply with public company effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an emerging growth company.

Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling interest directly or indirectly, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Noncontrolling interests in Ittella Italy represent the capital contributions and portion of the earnings that are not within the Company’s control and are required to be reported separately within stockholders’ equity.

The noncontrolling interest in Ittella International is presented outside of stockholders’ equity within mezzanine equity due to an embedded conversion put option which entitles the holder to put its common units back to Ittella International at a future date (see Note 3). Income (loss) attributable to noncontrolling interests is shown separately within the consolidated statement of operations.

Cash. The Company’s cash may be in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign Currency. The Company’s functional currency is the U.S. dollar for its U.S. entities. Ittella Italy’s functional currency is the Euro. Transactions in currency other than the functional currency are recognized at the rates of exchange prevailing at the dates of the transaction. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of each entity are included in the results of operations in income from operations as incurred.

The accompanying consolidated financial statements are expressed in U.S. dollars. Assets and liabilities of foreign operations are translated at year-end rates of exchange. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. Equity adjustments resulting from translating foreign currency financial statements are accumulated as a separate component of stockholders’ equity.

Accounts Receivable. Trade receivables are customer obligations due under normal trade terms requiring payment generally within 7 to 45 days from the invoice date. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.

Inventory. Inventory consists of raw materials and packaging materials, work in process and finished goods. Inventories are carried at the lower of cost or net realizable value on a weighted average basis. Inventory is initially measured at cost and consists of the sum of the applicable expenditures and charges directly and indirectly incurred to bring products to their existing condition and location. These costs can include purchase costs and any other charges necessary to prepare the items for production. For work in process and finished goods, these costs normally include those incurred directly or indirectly in the production of inventory (i.e., direct labor and production overheads or conversion costs), and other expenses (i.e. inbound freight, transportation and handling charges, taxes and duties).

Overhead costs are allocated to the units produced within the reporting period, while abnormal costs are charged to current operations as incurred. The Company monitors the remaining utility of its inventory and writes down inventory for excess or obsolescence as appropriate.

Property, Plant and Equipment. Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment is calculated using the straight-line method over a period considered adequate to amortize the total cost over the useful lives of the assets, which range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures, and 3 to 5 years for computer equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Repairs and maintenance are expensed as incurred. Renewals and enhancements are capitalized and depreciated over the remaining life of the specific property unit. When the Company retires or disposes of property, plant or equipment, the cost and accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

Long-Lived Assets. Long-lived assets are reviewed for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of such asset group may not be recoverable. Recoverability of assets within an asset group to be held and used is measured by a comparison of the carrying amount of an asset group to the future undiscounted net cash flows expected to be generated by the asset group. If such asset groups are considered to be impaired, the impairment to be recognized is based upon their fair value. No impairment was recorded during the years ended December 31, 2019 and December 31, 2018.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments. Certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is determined based on the exchange price that would be received for an asset or transferred for a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of cash, accounts receivables, accounts payable and certain notes payable approximate fair value because of the short maturity and/or variable rates associated with these instruments. Long-term debt as of December 31, 2019 and 2018 approximates its fair value as the interest rates are indexed to market rates. The Company categorizes the inputs to the fair value measurements into three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 —	Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company is able to access at the measurement date.
Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, and can reference interest rates, yield curves, implied volatilities and credit spreads.
Level 3 —	Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Revenue Recognition. The Company’s principal business is the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in the Company’s contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.

The Company disaggregates revenue based on the type of products sold to their customers — private label, Tattooed Chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions.

Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, the Company uses either the expected value or most likely amount method to determine the variable consideration. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.

The Company does not have significant deferred revenue or unbilled receivable balances arising from transactions with customers. The Company does not capitalize contract inception costs, as contracts are one year or less and the Company does not incur significant fulfillment costs requiring capitalization.

The Company recognizes shipping and handling costs as fulfillment cost and includes in cost of goods sold upon delivery of the product to the customer.

Sales and Marketing Expenses. The Company expenses costs associated with sales and marketing as incurred. Sales and marketing expenses were $1.43 million and $0.37 million for the years ended December 31, 2019 and 2018, respectively, and are included in operating expenses in the consolidated statements of operations and comprehensive income.

Interest Expense. Interest expense includes interest primarily related to the amortization of deferred financing costs, the Company’s notes payable and line of credit.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred Financing Costs. Deferred financing costs include fees associated with the Company’s line of credit agreement. Such fees are amortized on a straight-line basis over the term of the related line of credit agreement as a component of interest expense, which approximates the effective interest rate method, in accordance with the terms of the agreement. Deferred financing costs, net were $0.05 million and $0.08 million at December 31, 2019 and 2018, respectively, and are recorded as a component of other assets in the accompanying consolidated balance sheets. Amortization expense of deferred financing costs was $0.03 million and $0.03 million during the years ended December 31, 2019 and 2018, respectively.

Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s sole stockholder elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company for federal and certain state tax purposes is attributed to, and reported by, its stockholder. The Company is subject to state franchise tax and entity-level income tax for California purposes. The Company accrues for tax distributions to be paid to the stockholder.

Ittella International was an S-Corp and became a limited liability company in April 2019, for U.S. federal income tax purposes, Ittella International is treated as a partnership. Accordingly, the taxable income of Ittella International for federal and state tax purposes is attributed to, and reported by, its members. Ittella International is subject to the centralized partnership audit regime enacted as part of the Bipartisan Budget Act of 2015.

Ittella Italy S.R.L. is subject to income tax applicable to its income derived from Italy.

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss is defined as the change in equity resulting from transactions from non-owner sources. Other comprehensive income consisted of gains and losses associated with changes in foreign currency as a result of the translation of the financial results of the Company’s Italian subsidiaries.

Net Income (Loss) Per Share. Basic net income (loss) per share is computed as net income (loss) attributable to Myjojo, Inc. divided by the weighted average number of common shares outstanding during each year. Diluted income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options (for which there are none in the periods presented).

For the years ended December 31, 2019 and 2018, basic and diluted net income (loss) per share have been retroactively adjusted to reflect the reorganization transactions of Myjojo, Inc., described in Note 1.

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk. The Company grants credit, generally without collateral, to customers primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in this geographical area. Management believes that the Company’s contract acceptance, billing and collection policies are adequate to limit potential credit risk. Five customers accounted for more than 95% and four customers accounted for more than 91% of the Company’s revenue during the years ended December 31, 2019 and 2018, respectively (See Note 4). No external supplier accounted for more than 10% of the Company’s cost of goods sold in the year ended December 31, 2019. There were two external suppliers accounting for more than 10% of the Company’s cost of goods sold, Supplier A at 14% and Supplier B at 11%, in the year ended December 31, 2018.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Customers accounting for more than 10% of the Company’s accounts receivable as of December 31, 2019 and December 31, 2018 were:

Customer	2019	2018
Customer A	13%	*
Customer B	11%	23%
Customer C	57%	48%
Customer D	*	16%

*	Customer accounted for less than 10% of accounts receivable in the respective year.

Segment Information. The Company manages its operations on a company-wide basis as one operating segment, thereby making determinations as to the allocation of resources to the business as a whole rather than on a segment-level basis. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.

All of the Company’s products are sold from the United States to customers.

Long-lived assets consist of net property, plant and equipment and other non-current assets. The geographic location of long-lived assets is as follows:

Long-Lived Assets (in thousands)	December 31, 2019	December 31, 2018
United States	$5,946	$3,682
Italy	2,292	1,581
Total	$8,238	$5,263

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of Topic 740, Income Taxes, and simplification in several other areas. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, and interim periods therein. The Company is currently evaluating the impact of ASU 2019-12 on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires a lessee to recognize right of use asset and lease liability for all leases with lease terms of more than 12 months, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company beginning January 1, 2022, with early adoption permitted. Companies may adopt this guidance using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, rather than as of the earliest period presented. In transition, entities may also select a package of practical expedients that must be applied in its entirety to all leases commencing before the effective date, unless the lease was modified, to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. The Company is currently evaluating the impact the adoption of Topic 842 will have on its consolidated financial statements.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (cont.)

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) regarding Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments — Credit Losses, which modifies the measurement of expected credit losses of certain financial instruments. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. The amendments will become effective for the Company for periods beginning after December 15, 2022. Adoption of the standard will be applied using a modified retrospective approach. The Company is currently evaluating the impact the adoption of ASU 2016-13 will have on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary accounting relief for contract modifications to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to a new alternative reference rate. Interest on borrowings under the Company’s revolving credit facility is calculated based upon LIBOR. ASU 2020-04 can be applied as of the beginning of the interim period that includes March 12, 2020 or any date thereafter. ASU 2020-04 will generally no longer be available to apply after December 31, 2022. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.

3. SALE OF NONCONTROLLING INTERESTS

On April 15, 2019, UMB Capital Corporation (“UMB”) contributed $6.0 million to acquire 6,000 units for 12.5% ownership interest in Ittella International. The Company incurred issuance costs of $0.13 million resulting in net consideration received of $5.87 million.

Per the terms of Ittella International’s operating agreement, UMB is provided with a put right which may cause Ittella International to purchase all, but not less than all of UMB units upon notice (“Put Notice”). UMB can provide the Put Notice to Ittella International at any time for any reason after April 15, 2024. If Ittella International does not accept the price proposed in the Put Notice, the consideration to be paid by Ittella International to UMB for the units that are the subject of the Put Notice will be the fair market value of the units as established by a third party appraisal, subject to a floor for the fair value at 85%. If the fair value is less than 85% of the consideration proposed by UMB in their Put Notice, UMB may choose to abandon the transfer. The put right constitutes a redemption feature and therefore UMB’s noncontrolling interest (the “Redeemable Noncontrolling Interest”) is classified as temporary equity (mezzanine) in the accompanying consolidated financial statements.

The Redeemable Noncontrolling Interest is initially measured at fair value, which has been determined by the Company to equal the consideration received from UMB, net of transaction costs.

The Redeemable Noncontrolling Interest is not redeemable until April 2024, however it is probable of becoming redeemable with the passage of time. Therefore, the subsequent measurement of the Redeemable Noncontrolling Interest at each reporting date is determined as the higher of (1) the initial carrying amount, increased or decreased for the redeemable noncontrolling interest’s share of net income or loss and other comprehensive income, or (2) the redemption value, which is determined to be fair value per the terms of Ittella International’s operating agreement above. In determining the measurement method of redemption value, the Company has elected to accrete changes in the redemption value over the period from the date of issuance to the earliest redemption date (i.e. April 2024) of the instrument using the effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. Redemption value was determined using a combination of the market approach and income approach. Under the market approach, the Company estimated fair value based on market multiples of EBITDA of comparable companies. Under the income approach, the Company measured fair value based on a projected cash flow method using a discount rate determined by its management which is commensurate with the risk inherent in its current business model.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

3. SALE OF NONCONTROLLING INTERESTS (cont.)

Changes in the carrying value of the Redeemable Noncontrolling Interest were as follows:

Amount (in thousands)
Contribution from UMB on April 15, 2019	$6,000
Changes to attribution of net assets to noncontrolling interest	(1,053)
Net income attributable to redeemable noncontrolling interest	731
Accretion to redeemable noncontrolling interest redemption value	1,252
Redeemable noncontrolling interest as of December 31, 2019	$6,930

4. REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASC Topic 606 using the full retrospective method applied to those contracts which were not completed as of December 31, 2017. The adoption did not have a material effect on the Company’s consolidated results of operations, financial position or cash flows.

Nature of Revenues

Substantially all of the Company’s revenue from contracts with customers consist of the sale of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza in the United States and is recognized at a point in time in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Each unit of food product sold to the customer is the performance obligation. Revenue from the sale of frozen food products is recognized upon the transfer of control to the customer, which is upon shipment to the customer.

The Company disaggregates revenue based on the type of products sold to their customers — private label, Tattooed Chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions. All sales are recorded within revenue on the accompanying consolidated statements of operations and comprehensive income. The Company does not have material contract assets and contract liabilities as of December 31, 2019 and 2018.

	December 31, 2019		December 31, 2018
Revenue Streams (in thousands)	Revenue	% Total	Revenue	% Total
Private Label	$63,820	75%	$41,160	87%
Tattooed Chef	18,280	22%	2,016	4%
Other revenues	2,819	3%	4,119	9%
Total	$84,919	100%	$47,295	100%

Significant Judgments

Generally, the Company’s contracts with customers comprise a written quote and customer purchase order or statement of work and are governed by the Company’s trade terms and conditions. In certain instances, it may be further supplemented by separate pricing agreements. All products are sold on a standalone basis; therefore, when more than one product is included in a purchase order, the Company has observable evidence of stand-alone selling price. Contracts do not contain a significant financing component as payment terms on invoiced amounts are typically between 7 to 45 days, based on the Company’s credit assessment of individual customers, as well as industry expectations. Product returns are not significant. The contracts with customers do not include any additional performance obligations related to warranties and material rights.

From time to time, the Company may offer incentives to its customers considered to be variable consideration including discounts and demonstration costs. Customer incentives considered to be variable consideration are recorded as a reduction to revenue as part of the transaction price based on the agreement at the time of the transaction. Customer incentives are allocated entirely to the single performance obligation of transferring product to the customer.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

4. REVENUE RECOGNITION (cont.)

Major Customers — Customers accounting for 10% or more of consolidated revenue were:

Customer	December 31, 2019	December 31, 2018
Customer C	29%	13%
Customer B	35%	46%
Customer D	10%	13%
Customer E	11%	19%
Customer A	10%	*

*	Customer accounted for less than 10% of revenue in the respective year.

5. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES

Accounts receivable are reduced by an allowance for an estimate of amounts that are uncollectible. All of the Company’s receivables are due from customers in the United States. The Company extends credit to its customers based upon its evaluation of the following factors: (i) the customer’s financial condition, (ii) the amount of credit the customer requests, and (iii) the customer’s actual payment history (which includes disputed invoice resolution). The Company does not require its customers to post a deposit or supply collateral. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.

The Company evaluates the creditworthiness of their customers regularly and based on its analysis, the Company has determined an allowance for doubtful receivables is not necessary for the years ended December 31, 2019 and 2018. The Company writes off accounts receivable whenever they become uncollectible, and any payments subsequently received on such receivables are recorded as bad debt recoveries in the period the payment is received. Credit losses from continuing operations have consistently been within management’s expectations.

6. INVENTORY

Inventory consists of the following as of December 31 (in thousands):

	2019	2018
Raw materials	$5,043	$2,876
Work-in-process	2,870	2,145
Finished goods	8,776	5,701
Packaging	1,271	480
Total	$17,960	$11,202

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table provides additional information related to the Company’s prepaid expenses and other current assets as of December 31 (in thousands):

	2019	2018
Prepaid expenses	$587	$223
Tax credits	2,228	1,872
Other current assets	198	42
	$3,013	$2,137

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following as of December 31 (in thousands):

	2019	2018
Machinery and equipment	$4,276	$2,995
Building	2,574	2,574
Leasehold improvements	1,394	288
Construction in progress	1,366	131
Furniture and fixtures	100	99
Computer equipment	21	21
	9,731	6,108
Less: accumulated depreciation	(1,493)	(845)
Total	$8,238	$5,263

For the years ended December 31, 2019 and 2018, the Company recorded depreciation expense in the consolidated statements of operations of $0.66 million and $0.40 million, respectively.

9. LEASES

The Company leases office and manufacturing facilities, equipment and vehicles under various operating arrangements. Certain of the leases are subject to escalation clauses and renewal periods. The Company and its subsidiaries recognize lease expense, including predetermined fixed escalations, on a straight-line basis over the initial term of the lease from the time that the Company controls the leased property.

The future minimum lease commitments at December 31, 2019 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows (in thousands):

2020	$878
2021	619
2022	454
2023	361
2024	126
Thereafter	567
Total	$3,005

The Company’s rent expense for the years ended December 31, 2019 and December 31, 2018 totalled $1.50 million and $1.16 million, respectively.

10. ACCRUED EXPENSES

The following table provides additional information related to the Company’s accrued expenses as of December 31 (in thousands):

	2019	2018
Accrued commission	$240	$216
Accrued customer incentives	222	97
Other accrued expenses	249	156
Accrued payroll	13	56
Total accrued expenses	$724	$525

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

11. INCOME TAXES

The Company’s sole stockholder elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company for federal and certain state tax purposes is attributed to, and reported by, its stockholder. The Company is subject to state franchise tax and entity-level income tax for California purposes. The Company accrues for tax distributions to be paid to the stockholder.

Ittella International became a partnership for U.S. federal income tax purposes in April 2019. Accordingly, the taxable income of Ittella International for federal and state tax purposes is attributed to, and reported by, its members. Ittella International is subject to the centralized partnership audit regime enacted as part of the Bipartisan Budget Act of 2015.Ittella Italy S.R.L. is subject to income tax applicable to its income derived from Italy.

The following table represents components of the provision for income taxes for years ended December 31 (in thousands):

	2019	2018
Current:
Federal	$—	$—
State and local	79	16
Foreign	257	—
Total current	336	16
Deferred:
Federal	—	—
State and local	(11)	(45)
Foreign	(171)	—
Total deferred	(182)	(45)
Total income tax expense (benefit)	$154	$(29)

The following is a reconciliation of income taxes computed at the statutory rate to the income taxes reported in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2018 (in thousands):

	2019		2018
	$	%	$	%
Tax at statutory rate	1,210	21.0%	(77)	21.0%
Pass-through income not subject to federal income tax	(1,210)	-21.0%	77	-21.0%
State income taxes	69	1.2%	(29)	7.9%
Foreign taxes	419	7.3%	(259)	70.9%
Foreign valuation allowance	(334)	-5.8%	259	-70.9%
	154	2.7%	(29)	7.9%

Income (loss) before provision for income taxes for the years ended December 31, 2019 and 2018 was as follows:

	2019	2018
Pre-tax (loss) income from U.S. operations	$4,506	$356
Pre-tax (loss) income from foreign operations	1,256	(721)

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

11. INCOME TAXES (cont.)

Deferred taxes are recorded to give recognition to temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. The tax effects of these temporary differences are recorded as deferred tax assets and deferred tax liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that have been deducted for tax purposes but have not yet been recorded in the consolidated statements of operations. To the extent there are deferred tax assets that are more likely than not to be realized, a valuation allowance would not be recorded. The components of deferred income tax assets and liabilities, which are included in other assets in the accompanying consolidated balance sheets, are summarized as follows for years ended December 31, 2019 and 2018 (in thousands):

	2019	2018
Deferred tax assets
Italian net operating loss	$171	$334
Fixed assets – U.S.	—	17
Inventory – U.S.	—	27
Basis difference in partnership	56	—
Total deferred tax assets	227	378
Less: valuation allowance	—	(334)
Total deferred tax assets, net	$227	$44

Prior to 2019, the Company maintained a valuation allowance on its Italian net operating loss carryforward. Based on earnings in 2019, as well as the expectation of sufficient future taxable income, the Company believes it will be able to fully utilize the Italian net operating loss (“NOL”) and released its valuation allowance during 2019. Available net operating losses were $0.60 million and $1.40 million as of the years ended December 31, 2019 and 2018. The NOL carryforward generated in 2018 will be carried forward indefinitely.

Accounting standards require a two-step approach to determine how to recognize tax benefits in the financial statements where recognition and measurement of a tax benefit must be evaluated separately. A tax benefit for a tax position will be recognized only if it meets a “more-likely-than-not” recognition threshold based solely on the technical merits of the position. For tax positions that meet this threshold, the tax benefit recognized is based on the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority. As of December 31, 2019 and 2018, the Company had no unrecognized tax benefits related to uncertain tax positions.

Interest and penalties, if incurred, are recognized in the accompanying consolidated statements of operations.

The Company is subject to potential income tax audits on open tax years by any taxing jurisdiction in which it operates. The taxing authorities of the most significant jurisdictions are the United States Internal Revenue Service (“IRS”) and the California Franchise Tax Board and the Agenzia delle Entrate (the “Italian Revenue Agency”). The Company’s open audit periods are generally three and four years for federal and state filings, respectively, from the date of tax return filing. For Italian tax purposes, the statute of limitations is seven years.

12. INDEBTEDNESS

Debt consisted of the following at years ended (in thousands):

	2019	2018
Revolving credit facility	$10,054	$7,029
Notes payable	3,272	3,326
Notes payable to related parties (Note 14)	800	689
Total debt	14,126	11,044
Less current debt	(11,021)	(7,791)
Total long-term debt	$3,105	$3,253

Revolving credit facility

The Company is party to a revolving line of credit, which has been amended from time to time, pursuant to which a credit facility has been extended to the Company until May 25, 2021 (the “Credit Facility”). The Credit Facility provides the Company and its subsidiaries with up to $15 million in revolving credit. Under the Credit Facility, the Company may borrow up to (a) 90% of the net amount of eligible accounts receivable; plus, (b) the lower of:

(i) Sum of: (1) 50% of the net amount of eligible inventory; plus (2) 45% of the net amount of eligible in-transit inventory; (ii) $5 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (c) the sum of all reserves. Under the Credit Facility: (i) the Company’s fixed charge coverage ratio may not be less than 1.10:1.00, and (ii) the Company may make dividends or distributions in shares of stock of the same class and also distributions for the payment of taxes. As of December 31, 2019 and 2018, the Company was in compliance with all terms and conditions of its Credit Facility.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

12. INDEBTEDNESS (cont.)

The revolving line of credit bears interest at the sum of (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1%.

The revolving line of credit has an arrangement associated with it wherein all collections from collateralized receivables are deposited into a collection account and applied to the outstanding balance of the line of credit on a daily basis. The funds in the collection account are earmarked for payment towards the outstanding line of credit and given the Company’s obligation to pay off the outstanding balance on a daily basis, the balance is classified as a current liability on the Company’s consolidated balance sheets as of December 31, 2019 and 2018.

Notes payable

The Credit Facility includes a capital expenditure loan (“Capex Loan”) in the amount of up to $0.5 million that functions to reimburse the Company for certain qualified expenses related to the Company’s purchase of capital equipment. All borrowings against this loan are payable on a straight-line basis over 5 years and accrue interest at the greater of (a) the daily Prime Rate or (b) the daily LIBOR Rate plus two percent (2%) plus an additional two percent (2%). The balance on the Capex Loan was $0.38 million and $0.32 million as of December 31, 2019 and 2018, respectively, of which $0.10 million is classified as current at December 31, 2019 and 2018.

In September 2018, the Company amended the Credit Facility to include a term loan in the amount of
$1 million (the “Term Loan”). The Term Loan accrues interest at the sum of the (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1.5% and has a maturity date of May 25, 2021. The Credit Facility is secured by substantially all of the Company’s assets.

In April 2019, Ittella Italy entered into a promissory note with a financial institution in the amount of 400,000 Euro. The note accrues interest at 2.5% and has a maturity date of April 15, 2021, when the full principal and interest are due.

On June 19, 2015, Ittella Properties, LLC, a Variable Interest Entity (“VIE”) (See Note 16), executed a promissory note with a financial institution in the amount of $1.3 million (the “CB Loan”). The CB Loan accrues interest at an initial rate of 4.99% and is variable on an annual basis in accordance with the United States Treasury Note Index Rate plus 2.66% and subject to a minimum rate of 4.65%. The CB Loan has a maturity date of July 1, 2040 and is collateralized by the Alondra Building (Note 16) and is guaranteed by Ittella International. The outstanding balance on the CB Loan was $1.16 million as of the years ended December 31, 2019 and 2018.

On August 12, 2015, Ittella Properties, LLC, the VIE, executed a note payable with a financial institution in the amount of $1.06 million (the “CDC Loan”). The CDC Loan accrues interest at 2.88% and has a maturity date of August 1, 2035. The CDC Loan is secured by the Alondra Building and is guaranteed by Ittella International. The outstanding balance on the CDC Loan was $0.87 million at each of the years ended December 31, 2019 and 2018.

Future minimum principal payments due on the notes payable, including notes payable to related parties, for years subsequent to December 31, 2019 are as follows:

12. INDEBTEDNESS (cont.)

Year ended December 31,
2020	$11,021
2021	1,244
2022	277
2023	262
2024	178
Thereafter	1,144

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

13. STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 100,000 shares of common stock. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

On April 10, 2019, the Company issued 1,000 shares of common stock to the sole stockholder of Ittella International Inc. in exchange for its contribution of Ittella International Inc. shares as part of the reorganization (Note 1).

On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo Inc. (California) was merged into Myjojo Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California). The Company’s common shares have been retroactively adjusted for this reorganization.

As of December 31, 2019, the Company has not granted any stock options or other equity based awards and has not recorded any stock-based compensation.

The Company declared distributions of $2.12 million during the year ended December 31, 2019. In addition, the Company made distributions of $0.25 million and $0.51 million during the years ended December 31, 2019 and 2018, respectively.

Noncontrolling Interest

Noncontrolling interest in Ittella Italy is included as a component of stockholders’ equity on the accompanying consolidated balance sheets. Noncontrolling interest in Ittella International contains a redemption feature and is included as mezzanine equity on the accompany consolidated balance sheets. The share of income attributable to noncontrolling interest is included as a component of net income in the accompanying consolidation statements of operations and comprehensive loss.

The following schedule discloses the components of the Company’s changes in net income (loss) attributable to noncontrolling interest for the years ended December 31:

	2019	2018
Net income (loss) attributable to noncontrolling interest in Ittella Italy	$351	$(215)
Net income attributable to noncontrolling interest in Ittella International	731	—
Increase in noncontrolling interest due to foreign currency translation	7	5
Change in net income (loss) attributable to noncontrolling interest	$1,089	$(210)

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

14. RELATED PARTY TRANSACTIONS

The Company leases office property in San Pedro, California from Deluna Properties, Inc., a company owned by the sole stockholder. Rent expense is $0.06 million per year for the years ended December 31, 2019 and 2018.

In January 2009, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $50,000, which matures on December 31, 2020. The note bears interest at 4.75% over the Prime Rate.

The Company entered into a credit agreement with the sole stockholder for a $1.20 million revolving line of credit in January 2007. Monthly interest payments are accrued at 4.75% above the Prime Rate on any outstanding balance. In addition, the Company agreed to pay the sole stockholder 0.67% per month of the full amount of the revolving credit line, regardless of whether the Company has borrowed against the line of credit. This agreement originally expired on December 31, 2011, but was extended to December 31, 2024. The outstanding balance of the line of credit is $0.40 million as at December 31, 2019 and 2018 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

In June 2010, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $150,000, which bears interest at 8.00% per annum.

In May 2018, Ittella Italy entered into a promissory note with its minority stockholder in the amount of 48,000 Euro. The note bears interest at 8.00% per annum and has a maturity date of January 31, 2021. The balance of the note is $0.99 million and $0.55 million at December 31, 2019 and 2018, respectively. This note has been repaid in full in October 2020.

15. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company also enters into real property leases, which require the Company as lessee to indemnify the lessor from liabilities arising out of the Company’s occupancy of the properties. The Company’s indemnification obligations are generally covered under the Company’s general insurance policies.

From time to time, the Company is involved in various litigation matters arising in the ordinary course of business. The Company does not believe the disposition of any current matter will have a material adverse effect on its consolidated financial position or results of operations.

Ittella Italy is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The decedent’s heirs initiated an action to recover certain pecuniary and non-pecuniary damages. Under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Ittella Italy believes any required payment could be covered by an existing insurance policy, however it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Therefore, based on the assessment by management together with the independent assessment from our local legal counsel, the Company believes that a loss is currently not probable or estimable under ASC 450, “Contingencies”, and no accrual has been made as of December 31, 2019 or December 31, 2018.

16. CONSOLIDATED VARIABLE INTEREST ENTITY

Ittella Properties LLC (“Properties”), the Company’s consolidated VIE, owns the Alondra Building, which is leased by Ittella International for 10 years from August 1, 2015 through August 1, 2025. Properties is wholly owned by the sole shareholder of the Company. The construction and acquisition of the Alondra building by Properties were funded by a loan agreement with unconditional guarantees by Ittella International and terms that 100% of the Alondra building must be leased to Ittella International throughout the term of the loan agreement.

The Company concluded that it has a variable interest in Properties on the basis that Ittella International guarantees the loan for Properties and substantially all of Properties’ transactions occur with the Ittella International. Thus, Properties’ equity at risk is considered to be insufficient to finance its activities without additional support from Ittella International, and, therefore, Properties is considered a VIE.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

16. CONSOLIDATED VARIABLE INTEREST ENTITY (cont.)

The results of operations and cash flows of Properties are included in the Company’s consolidated financial statements. For the years ended December 31, 2019 and 2018, 100% of the revenue of Properties is intercompany and thus was eliminated in consolidation. Properties contributed $0.20 million in expenses before provision for income taxes for each of the years ended December 31, 2019 and 2018.

17. SUBSEQUENT EVENTS

The Company evaluated subsequent events occurring between the most recent balance sheet date and August 11, 2020, the date that the consolidated financial statements are available to be issued in order to determine whether the subsequent events are to be recorded and/or disclosed in the Company’s consolidated financial statements and footnotes.

In January 2020, the Company refinanced the $2.10 million outstanding debt of its VIE (see Note 16) with a financial institution.

In May 2020, the Company amended its Articles of Incorporation with respect to the authorization to issue special stock and preferred stock related to the contemplated transaction reorganization.

On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. See Note 1.

Certain related party notes in the amount of $0.70 million, consisting of both principal and accrued interest, were paid off on June 2, 2020.

Ittella International made distributions in the amount of $1.89 million on June 11, 2020.

In June 2020, the Company entered into a merger (“Merger”) agreement with Forum Merger II Corporation (“Forum”), a special purpose acquisition company. Under the terms of the agreement, the existing shareholders of Ittella International will have their equity interests converted into the right to receive Forum common shares and all issued and outstanding capital stock in Myjojo will immediately convert into a right to receive Forum common shares and cash consideration of approximately $420,000,000. In addition, Forum Class B Common Stock will automatically convert into shares of Forum Common Stock. Ittella will become a wholly-owned subsidiary of Forum, which will be survived by Myjojo. The Merger Agreement was amended on August 10, 2020 by the First Amendment to the Merger Agreement, which makes certain revisions including to (i) identify an updated delivery deadline for the PCAOB Financials by Ittella Parent to the Company as August 14, 2020, (ii) address a scrivener’s error in the form of Registration Rights Agreement and add Project Lily, LLC as a party thereto, (iii) reflect White & Case LLP as primary counsel to the Company following the signing of the Merger Agreement, (iv) change the Termination Date in the Merger Agreement to November 15, 2020 and (v) carve out any Indebtedness of the Company or its Subsidiaries paid off at Closing through the funds flow from the definition of “Additional Available Cash Consideration” in Annex I of the Merger Agreement.

In June 2020, the Company entered into a contribution agreement with its noncontrolling interests, UMB Capital Corporation and Pizzo Food, SRL. Under the terms of the agreement, prior to the closing of the Merger, (i) UMB will contribute its ownership interests of Ittella International LLC to Ittella Parent in exchange for stock of Ittella Parent and (ii) Pizzo will contribute its ownership interests in Ittella Italy to Ittella’s Chef in exchange for ownership interests in Ittella Parent. As a result of the foregoing, Ittella International LLC will become a wholly-owned subsidiary of Ittella Parent, and Ittella Italy will become a wholly-owned subsidiary of Ittella’s Chef which is, in turn, a wholly owned subsidiary of Ittella LLC. In addition, upon consummation of the Merger a key employee will be entitled to receive no more than 500,000 shares of common stock of parent and a bonus of $1.0 million if the merger is consummated on or before September 30, 2020.

MYJOJO, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

17. SUBSEQUENT EVENTS (cont.)

In July 2020, the Company entered into a trading facility with a maximum notional amount of $30 million. Under this facility the Company has 14 open foreign exchange forward contract instruments to purchase a specific amount of funds in Euros and to settle, on an agreed-upon future date, in a corresponding amount of funds in U.S. dollars.

COVID-19 Pandemic — On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and in March 2020 classified the outbreak as a pandemic. In March 2020, the President of the United States and the Governor of California declared a state of emergency, based on the rapid increase in COVID-19 cases, including in California. Since March 2020, with the spread of the coronavirus, the Company has implemented a number of directives to ensure the safety of the Company’s personnel and the continuity of the Company’s operations.

In response to COVID-19, federal, state and local authorities have recommended social distancing and have imposed, or are considering, quarantine and isolation measures on large portions of the population, including mandatory closures of businesses deemed “non-essential” in certain jurisdictions. As of the date of these financials, the Company’s operations are deemed “essential,” largely due to the Company’s business’s support of many important sectors of the economy, including food and beverage, and thus the Company’s facilities are currently operating at close-to-normal utilization levels. The Company will continue to monitor the situation.

Events that adversely affect the Company’s suppliers could impair its ability to obtain raw material inventory in the quantities or of a quality the Company desires. The Company currently sources most of its raw materials from Italy. Though the Company is not dependent on any single Italian grower for its supply of a certain crop, events generally affecting these growers could adversely affect the Company’s business. Such events include problems with the Company’s suppliers’ businesses, finances, labor relations, ability to import raw materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics (such as the recent COVID-19 pandemic), acts of war, terrorism, natural disasters, fires, earthquakes, weather, flooding or other catastrophic occurrences. The Company continuously seeks alternative sources of raw materials, but it may not be successful in diversifying the raw materials it uses in its products.

If the Company needs to replace an existing supplier, there can be no assurance that supplies of raw materials will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to the Company in order to meet requirements, fill orders in a timely manner or meet quality standards. Additionally, the Company believes there are a limited number of competent, high-quality suppliers in the industry that can meet the Company’s strict quality and control standards. If the Company is unable to manage its supply chain effectively and ensure that its products are available to meet consumer demand, operating costs could increase and sales and profit margins could decrease.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Programs that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company has elected not to apply for a Paycheck Protection Program loan and is actively monitoring the impact of the CARES Act. The Company does not believe the CARES Act will have a material impact on its future financial condition, results of operations or cash flows.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee.

Amount Paid or to be Paid
SEC registration fee	$125,058.90
Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Total	$275,058.90

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the Selling Securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.

In connection with the Business Combination, the following transactions have been consummated prior to the Closing: (i) UMB Capital Corporation (“UMB”) contributed all of the equity interests in Ittella International, LLC, a California limited liability, and direct subsidiary of Ittella Parent owned by it, to Ittella Parent in exchange for Ittella Parent issuing to UMB 1,176 shares of common stock of Ittella Parent; (ii) Pizzo Food Srls, a company organized under the laws of Italy (“Pizzo”) has contributed all of the equity interests in Ittella Italy S.R.L., a company organized under the laws of Italy (“Ittella Italy”) owned by it to Ittella’s Chef LLC in exchange for Ittella Parent issuing to Pizzo one share of Class B special stock, par value $0.001 per share of Ittella Parent; (iii) Salvatore Galletti has transferred some of his shares of common stock of Ittella Parent to Project Lily, which is controlled by Salvatore Galletti; and (iv) Ittella Parent issued one share of Class A special stock, par value $0.001 per share, in Ittella Parent to Stephanie Dieckmann (these transactions collectively, the “Restructuring”). The Restructuring was consummated prior to the Business Combination. The shares of Class A and Class B special stock of Ittella Parent were converted into shares of our common stock upon consummation of the Business Combination.

The shares issued to the applicable holders as part of the Restructuring and to the stockholders of Ittella Parent in connection with the Closing were issued pursuant to and in accordance with exemptions from registration under the Securities Act, under Section 4(a)(2) of and/or Regulation D promulgated under the Securities Act.

Upon the Closing of the Transactions, (i) all shares of reclassifying all shares of Class B common stock were reclassified to Class A common stock; and (ii) immediately following this conversion, all shares of Class A common stock were reclassified to common stock of Tattooed Chef.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date

2.1	Agreement and Plan of Merger, dated as of June 11, 2020, entered into by and among Forum, Sprout Merger Sub, Inc., Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in his capacity as the holder representative on August 10, 2020	Form 8-K	File No. 001-38615	2.1	June 12, 2020

2.2	First Amendment to the Merger Agreement entered into by and among Forum, Sprout Merger Sub, Inc., Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in his capacity as the holder representative on August 10, 2020	Form 8-K	File No. 001-38615	2.1	August 11, 2020

3.1	Amended and Restated Certificate of Incorporation	Form 8-A12B/A	File No. 001-38615	3.1	October 15, 2020

3.2	Amended and Restated Bylaws	Form 8-A12B/A	File No. 001-38615	3.2	October 15, 2020

4.1	Form of Warrant Agreement between Continental Stock Transfer & Trust Company, LLC and Forum	Form S-1/A	File No. 333-226084	4.4	July 18, 2018

5.1	Opinion of Rutan & Tucker, LLP*

10.1	Amended and Restated Registration Rights Agreement by and among Forum, Forum Investors II, LLC, and other stockholders	Form 8-K	File No. 001-38615	10.4	June 12, 2020

10.2	Employment Agreement with Salvatore Galletti	Form 8-K	File No. 001-38615	10.3	October 21, 2020

10.3	Employment Agreement with Giuseppe Bardari	Form 8-K	File No. 001-38615 File No. 001-38615	10.4	October 21, 2020

10.4	Employment Agreement with Sarah Galletti	Form 8-K	File No. 001-38615	10.5	October 21, 2020

10.5	Employment Agreement with Stephanie Dieckmann	Form 8-K	File No. 001-38615	10.6	October 21, 2020

10.6	Form of Indemnification Agreement	Form 8-K	File No. 001-38615	10.7	October 21, 2020

10.7	2020 Equity Incentive Plan	Form 8-K	File No. 001-38615	10.8	October 21, 2020

10.8	Loan and Security Agreement between Ittella Parent and Marquette Business Credit, LLC effective as of September 25, 2017, as amended.	Form 8-K	File No. 001-38615	10.9	October 21, 2020

10.9	General Merchandise Supplier Agreement between Ittella Parent and Wal-Mart Stores, Inc. dated August 31, 2017 (Agreement 607499-91-0)	Form 8-K	File No. 001-38615	10.10	October 21, 2020

10.10	General Merchandise Supplier Agreement between Ittella Parent and Wal-Mart Stores, Inc. dated August 28, 2017 for the supply of products to Sam’s Club store locations (Agreement 607499-64-1)	Form 8-K	File No. 001-38615	10.11	October 21, 2020

10.11	General Merchandise Supplier Agreement between Ittella and Wal-Mart Stores, Inc. dated February 3, 2020 for the supply of products to Sam’s Club store locations (Agreement 607499-64-2)	Form 8-K	File No. 001-38615	10.12	October 21, 2020

10.12	Basic Vendor Agreement between Ittella Parent and Costco Wholesale Corporation dated January 7, 2015	Form 8-K	File No. 001-38615	10.13	October 21, 2020

10.13	Master Purchase Agreement between Ittella Parent and Aldi Inc., dated March 18, 2016.	Form 8-K	File No. 001-38615	10.14	October 21, 2020

10.14	Master Vendor Agreement between Ittella Parent and Trader Joe’s Company dated July 31, 2018	Form 8-K	File No. 001-38615	10.15	October 21, 2020

10.15	Standby Letter of Credit No. SB50533 issued by UMB Bank, N.A. on behalf of the Company, in favor of UniCredit S.P.A. dated as of November 24, 2017, as amended.	Form 8-K	File No. 001-38615	10.16	October 21, 2020

10.16	Escrow Agreement (Holder Representative), dated as of October 15, 2020 by and between Forum, Salvatore Galletti, and Citibank, N.A.	Form 8-A12B/A	File No. 001-38615	10.3	October 15, 2020

10.17	Escrow Agreement (Sponsor), dated as of October 15, 2020 by and between Forum, Salvatore Galletti, and Citibank, N.A.	Form 8-A12B/A	File No. 001-38615	10.4	October 15, 2020

16.1	Letter re Change in Certifying Accountant	Form 8-K	File No. 001-38615	16.1	October 21, 2020

21.1	List of Subsidiaries	Form 8-K	File No. 001-38615	21.1	October 21, 2020

23.1	Consent of Marcum LLP*

23.2	Consent of BDO USA, LLP*

23.3	Consent of Rutan & Tucker, LLP (included as part of Exhibit 5.1)*

*	Filed herewith.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramount, State of California, on this 17th day of November, 2020.

TATTOOED CHEF, INC.

By:	/s/ Salvatore Galletti
Salvatore Galletti
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 17th day of November, 2020.

Name	Position	Date

/s/ Salvatore Galletti	Chief Executive Officer	November 17, 2020
Salvatore Galletti	(Principal Executive Officer)

/s/ Charles Cargile	Chief Financial Officer	November 17, 2020
Charles Cargile	(Principal Financial and Accounting Officer)

*	Director	November 17, 2020
Bryan Rosenberg

*	Director	November 17, 2020
Paula Ciaramitaro

*	Director	November 17, 2020
Edward S. Gelfand

*	Director	November 17, 2020
Daniel Williamson

*	Director	November 17, 2020
Jennifer Fellner

*	Director	November 17, 2020
Ryan Olohan

*	Director	November 17, 2020
David Boris

*	Director	November 17, 2020
Marie D. Quintero-Johnson

* By:	/s/ Charles Cargile
Charles Cargile Attorney-In-Fact